EXECUTION VERSION

THE TAKING OF THIS DOCUMENT OR ANY CERTIFIED COPY OF IT OR ANY OTHER DOCUMENT WHICH CONSTITUTES SUBSTITUTE DOCUMENTATION FOR IT, OR ANY DOCUMENT WHICH INCLUDES WRITTEN CONFIRMATIONS OR REFERENCES TO IT, INTO AUSTRIA AS WELL AS PRINTING OUT ANY E-MAIL COMMUNICATION WHICH REFERS TO THIS DOCUMENT IN AUSTRIA OR SENDING ANY E-MAIL COMMUNICATION TO WHICH A PDF SCAN OF THIS DOCUMENT IS ATTACHED TO AN AUSTRIAN ADDRESSEE OR SENDING ANY E-MAIL COMMUNICATION CARRYING AN ELECTRONIC OR DIGITAL SIGNATURE WHICH REFERS TO THIS DOCUMENT TO AN AUSTRIAN ADDRESSEE MAY CAUSE THE IMPOSITION OF AUSTRIAN STAMP DUTY. ACCORDINGLY, KEEP THE ORIGINAL DOCUMENT AS WELL AS ALL CERTIFIED COPIES THEREOF AND WRITTEN AND SIGNED REFERENCES TO IT OUTSIDE OF AUSTRIA AND AVOID PRINTING OUT ANY E-MAIL COMMUNICATION WHICH REFERS TO THIS DOCUMENT IN AUSTRIA OR SENDING ANY E-MAIL COMMUNICATION TO WHICH A PDF SCAN OF THIS DOCUMENT IS ATTACHED TO AN AUSTRIAN ADDRESSEE OR SENDING ANY E-MAIL COMMUNICATION CARRYING AN ELECTRONIC OR DIGITAL SIGNATURE WHICH REFERS TO THIS DOCUMENT TO AN AUSTRIAN ADDRESSEE.

WORTHINGTON INDUSTRIES, INC.,

as the Company,

and

WORTHINGTON INDUSTRIES INTERNATIONAL S.À R.L.

and

WORTHINGTON CYLINDERS GMBH,

as the Issuers

______________

NOTE PURCHASE AND PRIVATE SHELF AGREEMENT

______________

1.56% SERIES A SENIOR NOTES DUE AUGUST 23, 2031

1.90% SERIES B SENIOR NOTES DUE AUGUST 23, 2034

and

PRIVATE SHELF FACILITY

Dated as of August 23, 2019

(Not Part of Agreement)

Page

1.	AUTHORIZATION OF ISSUE OF NOTES		2
	1A.	Authorization of Issue of Series A Notes	2
	1B.	Authorization of Issue of Series B Notes	2
	1C.	Authorization of Issue of Shelf Notes	2
2.	PURCHASE AND SALE OF NOTES		3
	2A.	Purchase and Sale of Series A Notes and Series B Notes	3
	2B.	Purchase and Sale of Shelf Notes	4
3.	CONDITIONS OF CLOSING		9
	3A.	Certain Documents	9
	3B.	Opinion of Prudential’s Special Counsel	10
	3C.	Opinion of Transaction Parties’ Counsel	11
	3D.	Representations and Warranties; No Default; Satisfaction of Conditions	11
	3E.	Purchase Permitted by Applicable Laws; Approvals	11
	3F.	Payment of Fees	12
	3G.	Fees and Expenses	12
	3H.	Modification to Company’s Note Purchase Agreement	12
	3I.	Proceedings	12
4.	PREPAYMENTS		12
	4A.	Required Prepayment	12
	4B.	Optional Prepayment With Yield-Maintenance Amount	13
	4C.	Notice of Optional Prepayment	13
	4D.	Application of Prepayments	13
	4E.	Offer to Prepay Notes in the Event of a Change of Control	14
	4F.	No Acquisition of Notes	14
5.	AFFIRMATIVE COVENANTS		15
	5A.	Financial Statements	15
	5B.	[Intentionally Omitted	17
	5C.	Inspection of Property	17
	5D.	Covenant to Secure Notes Equally	17
	5E.	Compliance with Law	17
	5F.	Maintenance of Insurance	18
	5G.	Maintenance of Properties	18
	5H.	Payment of Obligations	18
	5I.	Corporate Existence	18
	5J.	Agreement Assuming Liability on Notes	18
	5K.	Priority of Obligations	19
6.	NEGATIVE COVENANTS		19
	6A.	Limitation on Indebtedness of Subsidiaries	19
	6B.	Restriction on Liens	20
	6C.	Merger	20
	6D.	Dispositions	21

-i-

(continued)

Page

	6E.	ERISA	21
	6F.	Designation of Restricted and Unrestricted Subsidiaries	21
	6G.	Change in Nature of Business	22
	6H.	Transactions with Affiliates	22
	6I.	Burdensome Agreements	22
	6J.	Governance Documents	22
	6K.	Financial Covenants	22
	6L.	U.S. Economic Sanctions, Etc	23
	6M.	Most Favored Lender	23
7.	EVENTS OF DEFAULT		24
	7A.	Acceleration	24
	7B.	Rescission of Acceleration	26
	7C.	Notice of Acceleration or Rescission	27
	7D.	Other Remedies	27
8.	REPRESENTATIONS, COVENANTS AND WARRANTIES		27
	8A(1).	Organization; Subsidiaries	27
	8A(2)	Power and Authority	27
	8B.	Financial Statements	28
	8C.	Actions Pending	29
	8D.	Outstanding Indebtedness	29
	8E.	Title to Properties	29
	8F.	Taxes	29
	8G.	Conflicting Agreements and Other Matters	30
	8H.	Offering of Notes	30
	8I.	Use of Proceeds	31
	8J.	ERISA	31
	8K.	Governmental Consent	32
	8L.	Compliance with Environmental and Other Laws	33
	8M.	Regulatory Status	33
	8N.	Permits and Other Operating Rights	33
	8O.	Rule 144A	33
	8P.	Absence of Financing Statements, etc	34
	8Q.	Foreign Assets Control Regulations, Etc	34
	8R.	Disclosure	35
	8S.	Ranking of Obligations	35
9.	REPRESENTATIONS OF EACH PURCHASER		35
	9A.	Nature of Purchase	35
	9B.	Source of Funds	35
10.	DEFINITIONS; ACCOUNTING MATTERS		37
	10A.	Yield-Maintenance Terms	37
	10B.	Other Terms	39

-ii-

(continued)

Page

	10C.	Accounting and Legal Principles, Terms and Determinations	56
11.	MISCELLANEOUS		57
	11A.	Note Payments	57
	11B.	Expenses	58
	11C.	Consent to Amendments	59
	11D.	Form, Registration, Transfer and Exchange of Notes; Lost Notes	59
	11E.	Persons Deemed Owners; Participations	60
	11F.	Confidential Information	60
	11G.	Survival of Representations and Warranties; Entire Agreement	62
	11H.	Successors and Assigns	62
	11I.	Independence of Covenants; Beneficiaries of Covenants	62
	11J.	Notices	62
	11K.	Payments Due on Non-Business Days	63
	11L.	Satisfaction Requirement	63
	11M.	GOVERNING LAW	63
	11N.	SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL	63
	11O.	Severability	64
	11P.	Descriptive Headings; Advice of Counsel; Interpretation; Time of the Essence	65
	11Q.	Counterparts; Facsimile or Electronic Signatures	65
	11R.	Severalty of Obligations	65
	11S.	Independent Investigation	65
	11T.	Directly or Indirectly	65
	11U.	Transaction References	65
	11V.	Payment Currency	66
	11W.	Tax Indemnification; FATCA Information	66
	11X.	Mandatory Austrian Capital Maintenance	69

-iii-

PURCHASER SCHEDULE

INFORMATION SCHEDULE

SCHEDULE 6B	--	CERTAIN EXISTING LIENS
SCHEDULE 6F	--	UNRESTRICTED SUBSIDIARIES
SCHEDULE 8A(1)	--	SUBSIDIARIES
SCHEDULE 8G	--	LIST OF AGREEMENTS RESTRICTING INDEBTEDNESS

EXHIBIT A-1	--	FORM OF SERIES A NOTE
EXHIBIT A-2	--	FORM OF SERIES B NOTE
EXHIBIT A-3	--	FORM OF SHELF NOTE
EXHIBIT B	--	FORM OF DISBURSEMENT DIRECTION LETTER
EXHIBIT C	--	FORM OF REQUEST FOR PURCHASE
EXHIBIT D	--	FORM OF CONFIRMATION OF ACCEPTANCE
EXHIBIT E	--	FORM OF CONFIRMATION OF GUARANTY
EXHIBIT F-1	--	FORM OF OPINION OF GENERAL COUNSEL TO THE TRANSACTION PARTIES
EXHIBIT F-2	--	FORM OF OPINION OF COMPANY’S SPECIAL COUNSEL
EXHIBIT F-3	--	FORM OF OPINION OF COMPANY’S SPECIAL LUXEMBOURG COUNSEL
EXHIBIT F-4	--	FORM OF OPINION OF COMPANY’S SPECIAL AUSTRIAN COUNSEL

-iv-

WORTHINGTON INDUSTRIES, INC.

WORTHINGTON INDUSTRIES INTERNATIONAL S.À R.L.

WORTHINGTON CYLINDERS GMBH
200 Old Wilson Bridge Road
Columbus, Ohio 43085

As of August 23, 2019

PGIM, Inc. (“Prudential”)

Each of the Purchasers named in the
  Purchaser Schedule attached hereto as

  purchasers of Series A Notes and/or

  Series B Notes

  (the “Initial Purchasers”)

Each other Prudential Affiliate (as hereinafter

  defined) which becomes bound by certain

  provisions of this Agreement as hereinafter

  provided

c/o Prudential Capital Group

Two Prudential Plaza, Suite 5600

Chicago, Illinois 60601

Ladies and Gentlemen:

The undersigned, Worthington Industries, Inc., an Ohio corporation (the “Company”), Worthington Industries International S.à r.l., a private limited liability company (société à responsabilité limitée) having its registered office at 2B, Ennert dem Bierg, L-5244 Sandweiler, Grand Duchy of Luxembourg, registered with the Luxembourg trade and companies register under number B 155530 and having a share capital of EUR58,818 (herein called “LuxCo”), and Worthington Cylinders GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) under Austrian law, having its seat at Kienberg, municipality Gaming, and its registered business address at Beim Flaschenwerk 1, 3291 Kienberg, Austria, registered with the Austrian companies register under number FN 167898 i (herein called “AustriaCo”; together with LuxCo, collectively the “Issuers”; and the Issuers together with the Company, the “Obligors”), hereby agree with you as set forth below.  Reference is made to paragraph 10 hereof for definitions of capitalized terms used herein and not otherwise defined herein.

1.AUTHORIZATION OF ISSUE OF NOTES.

1A.Authorization of Issue of Series A Notes.  LuxCo  will authorize the issue of its senior promissory notes (the “Series A Notes”) in the aggregate principal amount of €36,700,000, to be dated the date of issue thereof, to mature August 23, 2031, to bear interest on the unpaid balance thereof from the date thereof until the principal thereof shall have become due and payable at the rate of 1.56% per annum (provided that, during any period when an Event of Default shall be in existence, at the election of the Required Holder(s) of the Series A Notes, the outstanding principal balance of the Series A Notes shall bear interest from and after the date of such Event of Default and until the date such Event of Default ceases to be in existence at the rate per annum from time to time equal to the Default Rate) and on overdue payments at the rate per annum from time to time equal to the Default Rate, and to be substantially in the form of Exhibit A-1 attached hereto.  The terms “Series A Note” and “Series A Notes” as used herein shall include each Series A Note delivered pursuant to any provision of this Agreement and each Series A Note delivered in substitution or exchange for any other such Series A Note pursuant to any such provision, as such Series A Notes are amended, restated or otherwise modified from time to time.

1B.Authorization of Issue of Series B Notes.  AustriaCo  will authorize the issue of its senior promissory notes (the “Series B Notes”) in the aggregate principal amount of €55,000,000, to be dated the date of issue thereof, to mature August 23, 2034, to bear interest on the unpaid balance thereof from the date thereof until the principal thereof shall have become due and payable at the rate of 1.90% per annum (provided that, during any period when an Event of Default shall be in existence, at the election of the Required Holder(s) of the Series B Notes the outstanding principal balance of the Series B Notes shall bear interest from and after the date of such Event of Default and until the date such Event of Default ceases to be in existence at the rate per annum from time to time equal to the Default Rate) and on overdue payments at the rate per annum from time to time equal to the Default Rate, and to be substantially in the form of Exhibit A-2 attached hereto.  The terms “Series B Note” and “Series B Notes” as used herein shall include each Series B Note delivered pursuant to any provision of this Agreement and each Series B Note delivered in substitution or exchange for any other such Series B Note pursuant to any such provision, as such Series B Notes are amended, restated or otherwise modified from time to time.

1C.Authorization of Issue of Shelf Notes.  LuxCo will authorize the issue of one or more additional senior promissory notes, and AustriaCo will authorize the issue of one or more additional senior promissory notes (the “Shelf Notes”) to be denominated in Dollars or Euros (at the option of the applicable Issuer) in the aggregate Dollar equivalent principal amount of $47,772,840, to be dated the date of issue thereof, to mature, in the case of each Shelf Note so issued, no more than 15 years after the date of original issuance thereof, to have an average life, in the case of each Shelf Note so issued, of no more than 15 years after the date of original issuance thereof, to bear interest on the unpaid balance thereof from the date thereof at the rate per annum, and to have such other particular terms, as shall be set forth, in the case of each Shelf Note so issued, in the Confirmation of Acceptance with respect to such Shelf Note delivered pursuant to paragraph 2B(5), and to be substantially in the form of Exhibit A-3 attached hereto.  The terms “Shelf Note” and “Shelf Notes” as used herein shall include each Shelf Note delivered pursuant to any provision of this Agreement and each Shelf Note delivered in substitution or exchange for any such Shelf Note pursuant to any such provision as such Shelf Notes are amended, restated or otherwise modified from time to time.  The terms “Note” and “Notes” as used herein shall include each Series A Note, each Series B Note and each Shelf Note.  Notes which have (i) the same Issuer, (ii) the same final maturity, (iii) the same principal prepayment dates, (iv) the same principal prepayment amounts (as a percentage of the original principal amount of each Note), (v) the same interest rate, (vi) the same interest payment periods, (vii) the same currency specification and (viii) the same date of issuance (which, in the case of a Note issued in exchange for another Note, shall be deemed for these purposes the date on which such Note’s ultimate predecessor Note was issued), are herein called a “Series” of Notes.

2.PURCHASE AND SALE OF NOTES.

2A.Purchase and Sale of Series A Notes and Series B Notes.

(1)LuxCo agrees to sell to each Initial Purchaser that has agreed to purchase Series A Notes and, subject to the terms and conditions herein set forth, each such Initial Purchaser agrees to purchase from LuxCo the aggregate principal amount of Series A Notes set forth opposite such Initial Purchaser’s name on the Purchaser Schedule attached hereto at 100% of such aggregate principal amount.  On August 23, 2019 (the “Series A/B Closing Day”), LuxCo will deliver to each Initial Purchaser that has agreed to purchase Series A Notes, at the offices of Schiff Hardin LLP, at 233 South Wacker Drive, Suite 7100, Chicago, IL  60606, one or more Series A Notes registered in such Initial Purchaser’s name (or, if specified in the Purchaser Schedule attached hereto, in the name of the nominee(s) for such Initial Purchaser specified in the Purchaser Schedule attached hereto), evidencing the aggregate principal amount of Series A Notes to be purchased by such Initial Purchaser and in the denomination or denominations specified with respect to such Initial Purchaser in the Purchaser Schedule attached hereto, against payment of the purchase price thereof by transfer of immediately available funds for credit to the account or accounts as shall be specified in a letter on LuxCo’s letterhead, in substantially the form of Exhibit B attached hereto, from LuxCo to such Initial Purchasers delivered prior to the Series A/B Closing Day.

(2)AustriaCo agrees to sell to each Initial Purchaser that has agreed to purchase Series B Notes and, subject to the terms and conditions herein set forth, each such Initial Purchaser agrees to purchase from AustriaCo the aggregate principal amount of Series B Notes set forth opposite such Initial Purchaser’s name on the Purchaser Schedule attached hereto at 100% of such aggregate principal amount.  On the Series A/B Closing Day, AustriaCo will deliver to each Initial Purchaser that has agreed to purchase Series B Notes, at the offices of Schiff Hardin LLP, at 233 South Wacker Drive, Suite 7100, Chicago, IL  60606, one or more Series B Notes registered in such Initial Purchaser’s name (or, if specified in the Purchaser Schedule attached hereto, in the name of the nominee(s) for such Initial Purchaser specified in the Purchaser Schedule attached hereto), evidencing the aggregate principal amount of Series B Notes to be purchased by such Initial Purchaser and in the denomination or denominations specified with respect to such Initial Purchaser in the Purchaser Schedule attached hereto, against payment of the purchase price thereof by transfer of immediately available funds for credit to the account or accounts as shall be specified in a letter on AustriaCo’s letterhead, in substantially the form of Exhibit B attached hereto, from AustriaCo to such Initial Purchasers delivered prior to the Series A/B Closing Day.

2B.Purchase and Sale of Shelf Notes.

2B(1).Facility.  Prudential is willing to consider, in its sole discretion and within limits which may be authorized for purchase by Prudential Affiliates from time to time, the purchase of Shelf Notes pursuant to this Agreement.  The willingness of Prudential to consider such purchase of Shelf Notes is herein called the “Facility”.  At any time, the aggregate principal amount of Shelf Notes stated in paragraph 1C, minus the aggregate principal amount of Shelf Notes purchased and sold pursuant to this Agreement prior to such time, minus the aggregate principal amount of Accepted Notes (as hereinafter defined) (other than Accepted Notes the Closing for which has been cancelled pursuant to paragraph 2B(8)(iv) and with respect to which the related Cancellation Fee has been paid) prior to such time, is herein called the “Available Facility Amount” at such time.   For purposes of the preceding sentence, all aggregate principal amounts of Notes and Accepted Notes shall be calculated in Dollars; with respect to any Notes denominated or Accepted Notes to be denominated in Euros, the Dollar equivalent of such Notes or Accepted Notes at the time of the applicable Acceptance under paragraph 2B(5) shall be used for such calculation.  NOTWITHSTANDING THE WILLINGNESS OF PRUDENTIAL TO CONSIDER PURCHASES OF SHELF NOTES BY PRUDENTIAL AFFILIATES, THIS AGREEMENT IS ENTERED INTO ON THE EXPRESS UNDERSTANDING THAT NEITHER PRUDENTIAL NOR ANY PRUDENTIAL AFFILIATE SHALL BE OBLIGATED TO MAKE OR ACCEPT OFFERS TO PURCHASE SHELF NOTES, OR TO QUOTE RATES, SPREADS OR OTHER TERMS WITH RESPECT TO SPECIFIC PURCHASES OF SHELF NOTES, AND THE FACILITY SHALL IN NO WAY BE CONSTRUED AS A COMMITMENT BY PRUDENTIAL OR ANY PRUDENTIAL AFFILIATE.

2B(2).Issuance Period.  Shelf Notes may be issued and sold pursuant to this Agreement until the earlier of (i) the third anniversary of the date of this Agreement (or if the date of such anniversary is not a Business Day, the Business Day next preceding such anniversary), (ii) the 30th day after Prudential shall have given to the Company, or the Company shall have given to Prudential, a written notice stating that Prudential and each Obligor elects to terminate the issuance and sale of Shelf Notes pursuant to this Agreement (or if such 30th day is not a Business Day, the Business Day next preceding such 30th day), (iii) the last Closing Day after which there is no Available Facility Amount, (iv) the termination of the Facility under paragraph 7A of this Agreement, and (v) the acceleration of any Note under paragraph 7A of this Agreement.  The period during which Shelf Notes may be issued and sold pursuant to this Agreement is herein called the “Issuance Period”.

2B(3).Request for Purchase.  Each Issuer may from time to time during the Issuance Period make requests for purchases of Shelf Notes (each such request being a “Request for Purchase”).  Each Request for Purchase shall be made to Prudential by facsimile transmission or overnight delivery service, and shall (i) specify the currency (which shall be Dollars or Euros) of the Shelf Notes covered thereby, (ii) specify the Issuer of the Shelf Notes covered thereby, (iii) specify the aggregate principal amount of the Shelf Notes covered thereby, which shall not be less than $10,000,000 (or its equivalent in Euros) and not be greater than the Available Facility Amount at the time such Request for Purchase is made, (iv) specify the principal amounts, final maturities, principal prepayment dates (if any) and amounts and interest payment periods (quarterly in arrears) of the Shelf Notes covered thereby, (v) specify the use of proceeds of such Shelf Notes, (vi) specify the proposed day for the closing of the purchase and sale of such Shelf Notes, which shall be a Business Day during the Issuance Period not less than 10 days and not more than 25 days after the making of such Request for Purchase, (vii) specify the number of the account and the name and address of the depository institution to which the purchase prices of such Shelf Notes are to be transferred on the Closing Day for such purchase and sale, (viii) certify that the representations and warranties contained in paragraph 8 are true on and as of the date of such Request for Purchase and that there exists on the date of such Request for Purchase no Event of Default or Default, and (ix) be substantially in the form of Exhibit C attached hereto.  Each Request for Purchase shall be in writing and shall be deemed made when received by Prudential.

2B(4).Rate Quotes.  Not later than five Business Days after an Issuer shall have given Prudential a Request for Purchase pursuant to paragraph 2B(3), Prudential may, but shall be under no obligation to, provide to such Issuer by telephone or facsimile transmission, in each case between 9:30 A.M. and 1:30 P.M. New York City local time (or such later time as Prudential may elect) interest rate quotes for the several currencies, principal amounts, maturities, principal prepayment schedules and interest payment periods of Shelf Notes specified in such Request for Purchase.  Each quote shall represent the interest rate per annum payable on the outstanding principal balance of such Shelf Notes at which a Prudential Affiliate or Affiliates would be willing to purchase such Shelf Notes at 100% of the principal amount thereof.

2B(5).Acceptance. Within the Acceptance Window with respect to any interest rate quotes provided pursuant to paragraph 2B(4), the applicable Issuer may, subject to paragraph 2B(6), elect to accept such interest rate quotes as to not less than $10,000,000 (or its equivalent in Euros) aggregate principal amount of the Shelf Notes specified in the related Request for Purchase.  Such election shall be made by an Authorized Officer of the applicable Issuer notifying Prudential by telephone or facsimile transmission within the Acceptance Window that such Issuer elects to accept such interest rate quotes, specifying the Shelf Notes (each such Shelf Note being an “Accepted Note”) as to which such acceptance (an “Acceptance”) relates.  The day the applicable Issuer notifies Prudential of an Acceptance with respect to any Accepted Notes is herein called the “Acceptance Day” for such Accepted Notes.  Any interest rate quotes as to which Prudential does not receive an Acceptance within the Acceptance Window shall expire, and no purchase or sale of Shelf Notes hereunder shall be made based on such expired interest rate quotes.  Subject to paragraph 2B(6) and the other terms and conditions hereof, the applicable Issuer agrees to sell to a Prudential Affiliate or Affiliates, and Prudential agrees to cause the purchase by a Prudential Affiliate or Affiliates of, the Accepted Notes at 100% of the principal amount of such Notes. As soon as practicable following the Acceptance Day, the applicable Issuer and each Prudential Affiliate which is to purchase any such Accepted Notes will execute a confirmation of such Acceptance substantially in the form of Exhibit D attached hereto (a “Confirmation of Acceptance”) and cause such Confirmation of Acceptance to be delivered to the Company on the date of such execution.  If the applicable Issuer should fail to execute and return to Prudential within three Business Days following the Company’s receipt thereof a Confirmation of Acceptance with respect to any Accepted Notes, Prudential or any Prudential Affiliate may at its election at any time prior to Prudential’s receipt thereof cancel the closing with respect to such Accepted Notes by so notifying the Company in writing.

2B(6).Market Disruption.  Notwithstanding the provisions of paragraph 2B(5), if Prudential shall have provided interest rate quotes pursuant to paragraph 2B(4) and thereafter prior to the time an Acceptance with respect to such quotes shall have been notified to Prudential in accordance with paragraph 2B(5):  (i) in the case of Shelf Notes to be denominated in Dollars, the domestic market for U.S. Treasury securities, derivatives or other financial instruments shall have closed or there shall have occurred a general suspension, material limitation, or significant disruption of trading in securities generally on the New York Stock Exchange or in the domestic market for U.S. Treasury securities, derivatives or other financial instruments, or (ii) in the case of Shelf Notes to be denominated in Euros, the markets for German Bunds, derivatives or other financial instruments or the spot and forward currency market, the financial futures market or the interest rate swap market shall have closed or there shall have occurred a general suspension,  material limitation, or significant disruption of trading, then such interest rate quotes shall expire, and no purchase or sale of Shelf Notes hereunder shall be made based on such expired interest rate quotes.  If the applicable Issuer thereafter notifies Prudential of the Acceptance of any such interest rate quotes, such Acceptance shall be ineffective for all purposes of this Agreement, and Prudential shall promptly notify the Company that the provisions of this paragraph 2B(6) are applicable with respect to such Acceptance.

2B(7).Facility Closings.  Not later than 11:30 A.M. (New York City local time) on the Closing Day for any Accepted Notes, the applicable Issuer will deliver to each Purchaser listed in the Confirmation of Acceptance relating thereto at the offices of Prudential Capital Group, 180 North Stetson Avenue, Suite 5600, Chicago, Illinois 60601, Attention:  Law Department, or at such other place as Prudential may have directed, the Accepted Notes to be purchased by such Purchaser in the form of one or more Notes in authorized denominations as such Purchaser may request for each Series of Accepted Notes to be purchased on the Closing Day, dated the Closing Day and registered in such Purchaser’s name (or in the name of its nominee), against payment of the purchase price thereof by transfer of immediately available funds in the currency in which such Notes are denominated for credit to the account of such Issuer specified in the Request for Purchase of such Notes.  If the applicable Issuer fails to tender to any Purchaser the Accepted Notes to be purchased by such Purchaser on the scheduled Closing Day for such Accepted Notes as provided above in this paragraph 2B(7), or any of the conditions specified in paragraph 3 shall not have been fulfilled by the time required on such scheduled Closing Day, such Issuer shall, prior to 1:00 P.M., New York City local time, on such scheduled Closing Day notify Prudential (which notification shall be deemed received by each Purchaser) in writing whether (i) such closing is to be rescheduled (such rescheduled date to be a Business Day during the Issuance Period not less than one Business Day and not more than 10 Business Days after such scheduled Closing Day (the “Rescheduled Closing Day”)) and certify to Prudential (which certification shall be for the benefit of each Purchaser) that such Issuer reasonably believes that it will be able to comply with the conditions set forth in paragraph 3 on such Rescheduled Closing Day and that such Issuer will pay the Delayed Delivery Fee in accordance with paragraph 2B(8)(iii) or (ii) such closing is to be canceled.  If a Rescheduled Closing Day is established in respect of Notes denominated in Euros, such Notes shall have the same maturity date, principal prepayment dates and amounts and interest payment dates as originally scheduled.  In the event that the applicable Issuer shall fail to give such notice referred to in the second preceding sentence, Prudential (on behalf of each Purchaser) may at its election, at any time after 1:00 p.m., New York City local time, on such scheduled Closing Day, notify such Issuer in writing that such closing is to be canceled.  In the event that the applicable Issuer shall fail to give such notice referred to in the preceding sentence, Prudential (on behalf of each Purchaser) may at its election, at any time after 1:00 P.M., New York City local time, on such scheduled Closing Day, notify such Issuer in writing that such closing is to be canceled.  Notwithstanding anything to the contrary appearing in this Agreement, an Issuer may not elect to reschedule a closing with respect to any given Accepted Notes on more than one occasion, unless Prudential shall have otherwise consented in writing.

2B(8).Fees.

2B(8)(i).Draw Fee.   The applicable Issuer will pay to each Purchaser in immediately available funds a fee (the “Draw Fee”) on each Closing Day (other than any Closing Day occurring on or prior to November 23, 2019) in an amount equal to 0.10% of the aggregate principal amount of Shelf Notes sold to such Purchaser on such Closing Day

2B(8)(ii).[Reserved].

2B(8)(iii).Delayed Delivery Fee.  If the closing of the purchase and sale of any Accepted Note is delayed for any reason (other than solely as a result of the failure of the Purchaser thereof to fund the purchase price of such Accepted Note on such original Closing Day when all conditions precedent to such Purchaser’s obligation to purchase and pay for such Accepted Note in paragraph 3 have been satisfied on or before such original Closing Day) beyond the original Closing Day for such Accepted Note, the applicable Issuer will pay to each Purchaser which shall have agreed to purchase such Accepted Note (a) on the Cancellation Date or actual closing date of such purchase and sale and (b) if earlier, the next Business Day following 90 days after the Acceptance Day for such Accepted Note and on each Business Day following 90 days after the prior payment hereunder, a fee (the “Delayed Delivery Fee”) equal to:

(a)  in the case of an Accepted Note denominated in Dollars, the product of (1) the amount determined by Prudential to be the amount by which the bond equivalent yield per annum of such Accepted Note exceeds the investment rate per annum on an alternative Dollar investment of the highest quality selected by Prudential and having a maturity date or dates the same as, or closest to, the Rescheduled Closing Day from time to time fixed for the delayed delivery of such Accepted Note, (2) the principal amount of such Accepted Note, and (3) a fraction the numerator of which is equal to the number of actual days elapsed from and including the original Closing Day for such Accepted Note to but excluding the date of such payment, and the denominator of which is 360; and

(b)  in the case of an Accepted Note denominated in Euros, the sum of (1) the product of (x) the amount by which the bond equivalent yield per annum of such Accepted Note exceeds the arithmetic average of the Overnight Interest Rates on each day from and including the original Closing Day for such Accepted Note, (y) the principal amount of such Accepted Note, and (z) a fraction the numerator of which is equal to the number of actual days elapsed from and including the original Closing Day for such Accepted Note to but excluding the date of such payment, and the denominator of which is 360 and (2) the costs and expenses (if any) incurred by such Purchaser or its affiliates with respect to any interest rate, currency exchange or similar agreement entered into by the Purchaser or any such affiliate in connection with the delayed closing of such Accepted Notes.

In no case shall the Delayed Delivery Fee be less than zero.  The Delayed Delivery Fee described in clause (b) above shall be paid in Euros.  Nothing contained herein shall obligate any Purchaser to purchase any Accepted Note on any day other than the Closing Day for such Accepted Note, as the same may be rescheduled from time to time in compliance with paragraph 2B(7).

2B(8)(iv).Cancellation Fee.  If the applicable Issuer at any time notifies Prudential in writing that such Issuer is canceling the closing of the purchase and sale of any Accepted Note, or if Prudential notifies such Issuer in writing under the circumstances set forth in the last sentence of paragraph 2B(5) or the penultimate sentence of paragraph 2B(7) that the closing of the purchase and sale of such Accepted Note is to be canceled, or if the closing of the purchase and sale of such Accepted Note is not consummated on or prior to the last day of the Issuance Period (other than solely as a result of the failure of the Purchaser thereof to fund the purchase price of such Accepted Note on such original Closing Day when all conditions precedent to such Purchaser’s obligation to purchase and pay for such Accepted Note in paragraph 3 have been satisfied on or before such original Closing Day) (the date of any such notification or the last day of the Issuance Period, as the case may be, being the “Cancellation Date”), such Issuer will pay to each Purchaser which shall have agreed to purchase such Accepted Note on the Cancellation Date in immediately available funds an amount (the “Cancellation Fee”) equal to:

(a)in the case of an Accepted Note denominated in Dollars, the product of (1) the principal amount of such Accepted Note and (2) the quotient (expressed in decimals) obtained by dividing (y) the excess of the ask price (as determined by Prudential) of the Hedge Treasury Note(s) on the Cancellation Date over the bid price (as determined by Prudential) of the Hedge Treasury Note(s) on the Acceptance Day for such Accepted Note by (z) such bid price, with the foregoing bid and ask prices as reported on the Bridge\Telerate Service, or if such information ceases to be available on the Bridge\Telerate Service, any publicly available source of such market data selected by Prudential, and rounded to the second decimal place; and

(b)in the case of an Accepted Note denominated in Euros, the aggregate of all unwinding costs incurred by such Purchaser or its affiliates on positions executed by or on behalf of such Purchaser or such affiliates in connection with the proposed lending in such currency and fixing the coupon in such currency, provided, however, that any gain realized upon the unwinding of any such positions shall be offset against any such unwinding costs.  Such positions include (without limitation) currency and interest rate swaps, futures and forwards, government bond (including U.S. Treasury bond) hedges and currency exchange contracts, all of which may be subject to substantial price volatility.  Such costs may also include (without limitation) losses incurred by such Purchaser or its affiliates as a result of fluctuations in exchange rates.  All unwinding costs incurred by such Purchaser shall be determined by Prudential or its affiliate in accordance with generally accepted financial practice.

In no case shall the Cancellation Fee be less than zero.

3.CONDITIONS OF CLOSING. Each Purchaser’s obligation to purchase and pay for the Notes to be purchased by such Purchaser hereunder on any Closing Day is subject to the satisfaction, on or before such Closing Day, of the following conditions:

3A.Certain Documents. Such Purchaser shall have received original counterparts or, if satisfactory to such Purchaser, certified or other copies of all of the following, each duly executed and delivered by the party or parties thereto, in form and substance satisfactory to such Purchaser, dated such Closing Day unless otherwise indicated, and, on the date of closing, in full force and effect with no event having occurred and being then continuing that would constitute a default thereunder or constitute or provide the basis for the termination thereof:

(i)the Note or Notes to be purchased by such Purchaser on such Closing Day in the form of Exhibit A attached hereto;

(ii)a Guaranty Agreement made by the Company and each Person which, as of the Series A/B Closing Day, is a borrower, co‑borrower, obligor or co‑obligor under, or is obligated under a Guaranty Obligation with respect to any Indebtedness outstanding or incurrable under, any Material Debt Facility (other than a Foreign Subsidiary to the extent such Foreign Subsidiary is only liable for such Foreign Subsidiary’s obligations thereunder and does not guarantee any obligations of the Company, either Issuer or any Domestic Subsidiary thereunder) in favor of the holders of the Notes (together with any other Guaranty Agreement pursuant to which the Notes are guarantied and with any joinder to any such Guaranty Agreement or any such other Guaranty Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the provisions thereof, collectively called the “Guaranty Agreements” and individually called a “Guaranty Agreement”);

(iii)on any Closing Day other than the Series A/B Closing Day, (a) a Confirmation of Guaranty Agreement (each such Confirmation of Guaranty Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time, a “Confirmation of Guaranty”) in the form of Exhibit E hereto made by each Person which is a Guarantor as of such Closing Day and (b) a Guaranty Agreement (or a joinder to an existing Guaranty Agreement) from each other Person, if any, which is required to be a Guarantor as of such Closing Day in accordance with paragraph 5J but is not then a party to a Guaranty Agreement;

(iv)a certificate signed by an authorized officer or representative or attorney in fact and one other authorized officer or representative or attorney in fact of each Transaction Party certifying, among other things (a) as to the names, titles and true signatures of the officers of such Transaction Party authorized to sign the Transaction Documents to which such Transaction Party is a party being delivered on such Closing Day and the other documents to be delivered in connection with this Agreement, (b) that attached thereto is a true, accurate and complete copy of the articles or certificate of incorporation or other formation document of such Transaction Party, certified by the Secretary of State (or similar officer or governing body) of the jurisdiction of organization of such Transaction Party as of a recent date, (c) that attached thereto is a true, accurate and complete copy of the regulations, by-laws, operating agreement, memorandum and articles of association or other organizational document of such Transaction Party which were duly adopted and are in effect as of the date of closing and have been in effect immediately prior to and at all times since the adoption of the resolutions referred to in clause (d) below, (d) that attached thereto is a true, accurate and complete copy of the resolutions of the board of directors or other managing body of such Transaction Party, duly adopted at a meeting or by unanimous written consent of such board of directors or other managing body, authorizing the execution, delivery and performance of the Transaction Documents to which such Transaction Party is a party being delivered on such Closing Day and the other documents to be delivered in connection with this Agreement, and that such resolutions have not been amended, modified, revoked or rescinded, and are in full force and effect and are the only resolutions of the shareholders, partners or members of such Transaction Party or of such board of directors or other managing body or any committee thereof relating to the subject matter thereof, (e) that the Transaction Documents to which such Transaction Party is a party being delivered on such Closing Day and the other documents executed and delivered to such Purchaser by such Transaction Party are in the form approved by its board of directors or other managing body in the resolutions referred to in clause (d), above, and (f) that no dissolution or liquidation proceedings as to the Company or any of its Subsidiaries have been commenced or are contemplated; provided, however, that with respect to any Closing Day subsequent to the Series A/B Closing Day, if none of the matters certified to in the certificate delivered by any Transaction Party under this clause (iv) on any prior Closing Day have changed and the resolutions referred to in clause (d) of this clause (iv) authorize the execution and delivery of the Notes and other Transaction Documents being delivered on such subsequent Closing Day, then such Transaction Party may, in lieu of the certificate described above, deliver a certificate signed by an authorized officer or authorized representative or attorney in fact certifying that there have been no changes to the matters certified to in the certificate delivered by such Transaction Party on such prior Closing Day under this clause (iv);

(v)a certificate of corporate or other type of entity good standing for each Transaction Party from the Secretary of State (or similar officer or governmental body, if applicable) of the jurisdiction of its organization and of each jurisdiction in which such Transaction Party is required to be qualified to transact business as a foreign organization, in each case dated as of a recent date;

(vi)certified copies of Requests for Information or Copies (Form UCC‑11) or equivalent reports listing all effective financing statements which name the Company (under its present name and previous names used) as debtor and which are filed in the office of the Secretary of State (or such other office which is, under the Uniform Commercial Code as in effect in the applicable jurisdiction, the proper office in which to file a financing statement under section 9-501(a)(2) of such Uniform Commercial Code) of the location (as determined under the Uniform Commercial Code) of the Company, together with copies of such financing statements, and lien and judgment search reports from the county recorder of any county in which the Company maintains an office or in which any assets of the Company are located; and

(vii)such other certificates, documents and agreements as such Purchaser may reasonably request.

3B.Opinion of Prudential’s Special Counsel.  Such Purchaser shall have received from Schiff Hardin LLP, or such other counsel who is acting as special counsel for such Purchaser in connection with the purchase of such Notes, a favorable opinion satisfactory to such Purchaser as to such matters incident to the matters herein contemplated as such Purchaser may reasonably request.

3C.Opinion of Transaction Parties’ Counsel.  Such Purchaser shall have received from (1) the General Counsel of the Company, a favorable opinion satisfactory to such Purchaser dated such Closing Day and substantially in the form of Exhibit F-1 attached hereto (with appropriate changes thereto satisfactory to such Purchaser for any Closing Day occurring after the Series A/B Closing Day), (2) Vorys, Sater, Seymour and Pease LLP, special counsel for the Transaction Parties, a favorable opinion satisfactory to such Purchaser dated such Closing Day and substantially in the form of Exhibit F-2 attached hereto (with appropriate changes thereto satisfactory to such Purchaser for any Closing Day occurring after the Series A/B Closing Day), (3) D.Law, special Luxembourg counsel for LuxCo, a favorable opinion satisfactory to such Purchaser dated such Closing Day and substantially in the form of Exhibit F-3 attached hereto (with appropriate changes thereto satisfactory to such Purchaser for any Closing Day occurring after the Series A/B Closing Day), and (4) Cerha Hempel Spiegelfeld Hlawati, Rechtsanwälte GmbH, special Austrian counsel for AustriaCo, a favorable opinion satisfactory to such Purchaser dated such Closing Day and substantially in the form of Exhibit F-4 attached hereto (with appropriate changes thereto satisfactory to such Purchaser for any Closing Day occurring after the Series A/B Closing Day), and the Obligors, by their execution hereof, hereby request and authorize such General Counsel and each such special counsel to render such opinions and to allow such Purchaser to rely on such opinions, agrees that the issuance and sale of any Notes will constitute a reconfirmation of such request and authorization, and understand and agree that each Purchaser receiving such an opinion will be relying and is hereby authorized to rely on such opinions.

3D.Representations and Warranties; No Default; Satisfaction of Conditions.  The representations and warranties contained in paragraph 8 and in the other Transaction Documents shall be true on and as of such Closing Day, both before and immediately after giving effect to the issuance of the Notes to be issued on such Closing Day and the consummation of any other transactions contemplated hereby and by the other Transaction Documents; there shall exist on such Closing Day no Event of Default or Default, both before and immediately after giving effect to the issuance of the Notes to be issued on such Closing Day and the consummation of any other transactions contemplated hereby and by the other Transaction Documents; each Transaction Party shall have performed all agreements and satisfied all conditions required under this Agreement or the other Transaction Documents to be performed or satisfied on or before such Closing Day; and each Transaction Party shall have delivered to such Purchaser an a  certificate signed by an authorized officer or representative or attorney in fact, dated such Closing Day, to each such effect.

3E.Purchase Permitted by Applicable Laws; Approvals.  The purchase of and payment for the Notes to be purchased by such Purchaser on such Closing Day on the terms and conditions herein provided (including the use of the proceeds of such Notes by the applicable Issuer) shall not violate any applicable law or governmental regulation (including, without limitation, section 5 of the Securities Act or Regulation T, U or X of the Board of Governors of the Federal Reserve System) and shall not subject such Purchaser to any tax, penalty, liability or other onerous condition under or pursuant to any applicable law or governmental regulation, and such Purchaser shall have received such certificates or other evidence as it may request to establish compliance with this condition.  All necessary authorizations, consents, approvals, exceptions or other actions by or notices to or filings with any court or administrative or governmental body or other Person required in connection with the execution, delivery and performance of this Agreement, the Notes to be issued on such Closing Day or the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby shall have been issued or made, shall be final and in full force and effect and shall be in form and substance satisfactory to such Purchaser.

3F.Payment of Fees.  The Issuers shall have paid to Prudential and such Purchaser in immediately available funds any fees due to them pursuant to or in connection with this Agreement, including any Draw Fee due pursuant to paragraph 2B(8)(i) and any Delayed Delivery Fee due pursuant to paragraph 2B(8)(iii).

3G.Fees and Expenses.  Without limiting the provisions of paragraph 11B hereof, the Obligors shall have paid the reasonable fees, charges and disbursements of no more than one special counsel to the Purchasers in each appropriate jurisdiction or specialty in connection with this Agreement or the transactions contemplated hereby.

3H.Modification to Company’s Note Purchase Agreement.  Such Purchaser shall have received evidence satisfactory to it that the Note Purchase Agreement dated as of August 10, 2012 among the Company and the purchasers named therein (the “Company NPA”) has been amended to make the negative covenants and events of default and related definitions consistent with the corresponding provisions set forth in this Agreement.

3I.Proceedings.  All corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby or by the other Transaction Documents and all documents incident thereto shall be satisfactory in substance and form to such Purchaser, and such Purchaser shall have received all such counterpart originals or certified or other copies of such documents as it may reasonably request.

4.PREPAYMENTS.  The Series A Notes, the Series B Notes and any Shelf Notes shall be subject to prepayment only with respect to the required prepayments specified in paragraphs 4A(1), 4A(2) and 4A(3), respectively, the offer of prepayment specified in paragraph 4E, the optional prepayments permitted by paragraph 4B and upon acceleration pursuant to paragraph 7A.

4A.Required Prepayment.

4A(1).Required Prepayments of Series A Notes.  Until the Series A Notes shall be paid in full, LuxCo shall apply to the prepayment of the Series A Notes, without premium, the sum of €30,000,000 on August 23, 2029 and €6,700,000 on August 23, 2031, in each case, inclusive, and such principal amounts of the Series A Notes, together with interest thereon to the prepayment dates, shall become due on such prepayment dates (provided that upon any prepayment or purchase of the Series A Notes pursuant to paragraph 4E or paragraph 4F the principal amount of each required prepayment of the Series A Notes becoming due under this paragraph 4A(1) on and after the date of such prepayment or purchase shall be reduced in the same proportion as the aggregate unpaid principal amount of the Series A Notes is reduced as a result of such prepayment or purchase).  The remaining outstanding principal amount of the Series A Notes, together with any accrued and unpaid interest thereon, shall become due on August 23, 2031, the maturity date of the Series A Notes.

4A(2).Required Prepayments of Series B Notes.  Until the Series B Notes shall be paid in full, AustriaCo shall apply to the prepayment of the Series B Notes, without premium, the sum of €23,300,000 on August 23, 2031 and €31,700,000 on August 23, 2034, in each case, inclusive, and such principal amounts of the Series B Notes, together with interest thereon to the prepayment dates, shall become due on such prepayment dates (provided that upon any prepayment or purchase of the Series B Notes pursuant to paragraph 4E or paragraph 4F the principal amount of each required prepayment of the Series B Notes becoming due under this paragraph 4A(2) on and after the date of such prepayment or purchase shall be reduced in the same proportion as the aggregate unpaid principal amount of the Series B Notes is reduced as a result of such prepayment or purchase).  The remaining outstanding principal amount of the Series B Notes, together with any accrued and unpaid interest thereon, shall become due on August 23, 2034, the maturity date of the Series B Notes.

4A(3).Required Prepayments of Shelf Notes.  Each Series of Shelf Notes shall be subject to required prepayments, if any, set forth in the Notes of such Series.

4B.Optional Prepayment With Yield-Maintenance Amount.  The Notes of each Series shall be subject to prepayment, in whole at any time or from time to time in part (in integral multiples of $500,000 (or its equivalent in Euros) and in a minimum amount of $1,000,000 (or its equivalent in Euros), at the option of the Company, at 100% of the principal amount so prepaid plus interest thereon to the prepayment date and the Yield-Maintenance Amount, if any, with respect to each such Note, so long as, at the time of such prepayment, and after giving effect thereto, no Default or Event of Default shall be in existence.  Any partial prepayment of a Series of Notes pursuant to this paragraph 4B shall be applied in satisfaction of required payments of principal thereof (including the required payment of principal due upon the maturity thereof) in inverse order of their scheduled due dates.

4C.Notice of Optional Prepayment.  The applicable Issuer shall give the holder of each Note of a Series to be prepaid pursuant to paragraph 4B irrevocable written notice of such prepayment not less than 10 Business Days prior to the prepayment date (which shall be a Business Day), specifying such prepayment date and the aggregate principal amount of the Notes of such Series, and the Notes of such Series held by such holder, to be prepaid on such date and stating that such prepayment is to be made pursuant to paragraph 4B.  Notice of prepayment having been given as aforesaid, the principal amount of the Notes specified in such notice, together with interest thereon to the prepayment date and together with the Yield-Maintenance Amount, if any, with respect thereto, shall become due and payable on such prepayment date.  The applicable Issuer shall, on or before the day on which it gives written notice of any prepayment pursuant to paragraph 4B, give telephonic notice of the principal amount of the Notes to be prepaid and the prepayment date to each Significant Holder which shall have designated a recipient of such notices in the Purchaser Schedule attached hereto or the applicable Confirmation of Acceptance or by notice in writing to the Company.

4D.Application of Prepayments.  In the case of each prepayment of less than the entire outstanding principal amount of all Notes of any Series pursuant to paragraph 4A(1), 4A(2), 4A(3) or 4B, the principal amount so prepaid shall be allocated pro rata to all Notes of such Series at the time outstanding in proportion to the respective outstanding principal amounts thereof.

4E.Offer to Prepay Notes in the Event of a Change of Control.

4E(1).Notice of Change of Control.  The Company will, at least 30 days prior to any Change of Control, give written notice of such Change of Control to each holder of the Notes.  Such notice shall contain and constitute an offer by the Issuers to prepay the Notes as described in paragraph 4E(3) and shall be accompanied by the certificate described in paragraph 4E(6).

4E(2).Notice of Acceptance of Offer under Paragraph 4E(1).  If the Issuers shall at any time receive an acceptance to an offer to prepay Notes under paragraph 4E(1) from some, but not all, of the holders of the Notes, then the Issuers will, within two Business Days after the receipt of such acceptance, give written notice of such acceptance to each other holder of the Notes.

4E(3).Offer to Prepay Notes.  The offer to prepay Notes contemplated by paragraph 4E(1) shall be an offer to prepay, in accordance with and subject to this paragraph 4E, all, but not less than all, of the Notes held by each holder (in this case only, “holder” in respect of any Note registered in the name of a nominee for a disclosed beneficial owner shall mean such beneficial owner) at the time of the occurrence of the Change of Control.

4E(4).Rejection; Acceptance.  A holder of Notes may accept or reject the offer to prepay made pursuant to this paragraph 4E by causing a notice of such acceptance or rejection to be delivered to the Company prior to the prepayment date.  A failure by a holder of Notes to so respond to an offer to prepay made pursuant to this paragraph 4E shall be deemed to constitute an acceptance of such offer by such holder.

4E(5).Prepayment.  Prepayment of the Notes to be prepaid pursuant to this paragraph 4E shall be at 100% of the principal amount of such Notes, together with interest on such Notes accrued to the date of prepayment.  The prepayment shall be made on the date of the occurrence of a Change of Control.

4E(6).Officer’s Certificate.  Each offer to prepay the Notes pursuant to this paragraph 4E shall be accompanied by a certificate, executed by a Responsible Officer of each Obligor and dated the date of such offer, specifying (i) the proposed prepayment date (which shall be the date of the Change of Control), (ii) that such offer is made pursuant to this paragraph 4E, (iii) the principal amount of each Note offered to be prepaid, (iv) the interest that would be due on each Note offered to be prepaid, accrued to the prepayment date, (v) that the conditions of this paragraph 4E have been fulfilled, and (vi) in reasonable detail, the nature and anticipated date of the Change of Control.

4F.No Acquisition of Notes.  The Company shall not, nor shall it permit any of its Subsidiaries or Affiliates to, prepay or otherwise retire in whole or in part prior to their stated final maturity (other than by prepayment pursuant to paragraph 4A)(1), 4A(2), 4A(3) or 4B, upon acceptance of an offer to prepay pursuant to paragraph 4E or upon acceleration of such final maturity pursuant to paragraph 7A), or purchase or otherwise acquire, directly or indirectly, Notes of any Series held by any holder unless (i) the Company or any such Subsidiary or Affiliate shall have offered to prepay or otherwise retire or purchase or otherwise acquire, as the case may be, the same proportion of the aggregate principal amount of Notes of such Series held by each other holder of Notes of such Series at the time outstanding upon the same terms and conditions and (ii) at the time of such prepayment or other retirement or purchase or other acquisition, and after giving effect thereto, no Default or Event of Default shall be in existence.  Any Notes so prepaid or otherwise retired or purchased or otherwise acquired by an Issuer or any of its Subsidiaries or Affiliates shall not be deemed to be outstanding for any purpose under this Agreement.

5.AFFIRMATIVE COVENANTS.  So long as any of the Notes are outstanding, the Company covenants as follows:

5A.Financial Statements.  The Company covenants that it will deliver to each Significant Holder:

(i)as soon as practicable and in any event within 45 days after the end of each quarterly period (other than the last quarterly period) in each fiscal year, consolidated statements of earnings, comprehensive income, equity and cash flows of the Company and its Consolidated Subsidiaries for the period from the beginning of the then current fiscal year to the end of such quarterly period, and a consolidated balance sheet of the Company and its Consolidated Subsidiaries as at the end of such quarterly period, setting forth in each case in comparative form corresponding consolidated figures for the corresponding period in the preceding fiscal year, all in reasonable detail, prepared in accordance with generally accepted accounting principles applicable to quarterly financial statements and certified by an authorized financial officer of the Company as fairly presenting in accordance with generally accepted accounting principles, in all material respects, the consolidated financial position of the Company and its Consolidated Subsidiaries and their consolidated results of operations and cash flows, subject to changes resulting from year-end adjustments and except as disclosed in the notes to such financial statements; provided, however, that delivery within the time period specified above pursuant to clause (iii) below of copies of the Quarterly Report on Form 10-Q of the Company for such quarterly period (including all exhibits and financial statement schedules incorporated by reference therein) prepared in compliance with the requirements therefor and filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this clause (i);

(ii)as soon as practicable and in any event within 90 days after the end of each fiscal year, consolidated statements of earnings, comprehensive income, equity and cash flows of the Company and its Consolidated Subsidiaries for such year, and a consolidated balance sheet of the Company and its Consolidated Subsidiaries as at the end of such year, setting forth in each case in comparative form corresponding consolidated figures from the preceding annual audit, all in reasonable detail, prepared in accordance with generally accepted accounting principles and, as to the consolidated financial statements, accompanied by an opinion thereon of independent public accountants of recognized national standing selected by the Company, which opinion shall not be subject to any qualifications or exceptions as to the scope of the audit nor to any qualifications or exceptions not reasonably acceptable to the Required Holder(s), which opinion shall be to the effect that such financial statements have been prepared in accordance with generally accepted accounting principles and present fairly, in accordance with generally accepted accounting principles, the consolidated financial position and consolidated results of operations and cash flows of the Company and its Consolidated Subsidiaries in accordance with generally accepted accounting principles consistently applied (except for changes with which such accountants concur); provided, however, that delivery within the time period specified above pursuant to clause (iii) below of copies of the Annual Report on Form 10-K of the Company for such fiscal year (including all exhibits and financial statement schedules incorporated by reference therein) prepared in compliance with the requirements therefor and filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this clause (ii) with respect to the consolidated financial statements;

(iii)promptly upon transmission thereof, copies of all such financial statements, proxy statements, notices and reports as the Company or any Subsidiary shall send to its principal lending banks under any Material Debt Facility (excluding information that is immaterial or information sent to such banks in the ordinary course of administration of a bank facility, such as information relating to pricing and borrowing availability) or to its public shareholders and copies of all registration statements (without exhibits) and all reports which it files with the Securities and Exchange Commission (or any governmental body or agency succeeding to the functions of the Securities and Exchange Commission); provided, however, that the Company shall be deemed to have made delivery of any such registration statements and reports if the Company shall have delivered such registration statements and reports to the Securities and Exchange Commission and such registration statements and reports shall have been made available for free on the Securities and Exchange Commission’s EDGAR system (or any successor system adopted by the Securities and Exchange Commission);

(iv)within ten Business Days following the date on which the Company’s auditors resign or the Company elects to change auditors, as the case may be, notification thereof, together with such supporting information as the Required Holder(s) may request; and

(v)with reasonable promptness, such other information as such Significant Holder may reasonably request.

Together with each delivery of financial statements required by clauses (i) and (ii) above, the Company will deliver to each Significant Holder an Officer’s Certificate of the Company (x) demonstrating (with computations in reasonable detail) compliance by the Company, the Issuers and any Subsidiary with the provisions of paragraphs 6A, 6B and 6K and stating that there exists no Event of Default or Default, or, if any Event of Default or Default exists, specifying the nature and period of existence thereof and what action the Company and the Issuers propose to take with respect thereto, and (y) setting forth the aggregate operating income of the Unrestricted Subsidiaries for the period consisting of the most recently completed four fiscal quarters, and the percentage of the consolidated operating income of the Company and its Consolidated Subsidiaries for such period attributable to Unrestricted Subsidiaries.  In the event that the Company or any Subsidiary has made an election to measure any financial liability using fair value (which election is being disregarded for purposes of determining compliance with this Agreement pursuant to paragraph 10C) as to the period covered by any such financial statement, such Officer’s Certificate as to such period shall include a reconciliation from generally accepted accounting principles with respect to such election. The Company also covenants that promptly after any Responsible Officer of any Obligor obtains knowledge of an Event of Default or Default, the Company will deliver to each Significant Holder an Officer’s Certificate of the Company specifying the nature and period of existence thereof and what action the Company and the Issuers propose to take with respect thereto.

5B.[Intentionally Omitted].

5C.Inspection of Property.  The Company covenants that it will permit any Person reasonably designated by any Significant Holder in writing, at such Significant Holder’s expense if no Default or Event of Default exists and at the Obligors’ expense if a Default or an Event of Default exists, to visit and inspect any of the properties of the Company and its Subsidiaries, to examine the corporate books and financial records of the Company and its Subsidiaries and make copies thereof or extracts therefrom and to discuss the affairs, finances and accounts of any of such entities with the principal officers of the Company and its independent public accountants (and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the Company and its Subsidiaries with any such Person), all at such reasonable times provided in advance by writing to the Obligors and as often as such Significant Holder may reasonably request.

5D.Covenant to Secure Notes Equally.  The Company covenants that if it or any Subsidiary shall create or assume any Lien upon any of its property or assets, whether now owned or hereafter acquired, other than Liens permitted by the provisions of paragraph 6 (unless prior written consent to the creation or assumption thereof shall have been obtained pursuant to paragraph 11C), it will make or cause to be made effective provision whereby the Notes will be secured by such Lien equally and ratably with any and all other Indebtedness thereby secured so long as any such other Indebtedness shall be so secured; provided that the creation and maintenance of such equal and ratable Lien shall not in any way limit or modify the right of the holders of the Notes to enforce the provisions of paragraph 6B.

5E.Compliance with Law.  The Company covenants that it will, and will cause each Issuer and each of the Restricted Subsidiaries to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including, without limitation, environmental laws, the USA PATRIOT Act and the other laws and regulations that are referred to in paragraph 8Q, and will obtain and maintain in full force and effect all licenses, certificates, permits, franchises, operating rights and other authorizations from federal, state, foreign, regional, municipal and other local regulatory bodies or administrative agencies or governmental bodies having jurisdiction over the Company, the Issuers and the Restricted Subsidiaries or any of their respective properties, products or services necessary to the ownership, operation or maintenance of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in full force and effect such licenses, certificates, permits, franchises, operating rights and other authorizations could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

5F.Maintenance of Insurance.  The Company covenants that it will, and will cause each Issuer and each of the Restricted Subsidiaries to, maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts reasonably consistent with the Company’s current practices.

5G.Maintenance of Properties.  The Company covenants that it will, and will cause each Issuer and each of the Restricted Subsidiaries to, maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), and from time to time make, or cause to be made, all needful and proper repairs, renewals and replacements thereto, so that the business carried on in connection therewith may be properly conducted at all times, provided that this paragraph 5G shall not prevent the Company, either Issuer or any Restricted Subsidiary from discontinuing the operation and the maintenance of any of its properties if (1) such discontinuance is desirable in the conduct of its business and such discontinuance would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect or (2) such discontinuance would not reasonably be expected individually or in the aggregate, to have a Material Adverse Effect.

5H.Payment of Obligations.  The Company covenants that it will, and will cause each Issuer and each of the Restricted Subsidiaries to, pay and discharge as the same shall become due and payable, all its obligations and liabilities the non-payment of which would reasonably be expected to have a Material Adverse Effect, including: (i) material taxes, assessments, charges, levies and other similar material liabilities imposed upon it, its income, profits, property or business, except those which currently are being contested in good faith by appropriate proceedings and for which it has set aside reserves or made other adequate provision with respect thereto; and (ii) all lawful claims which, if unpaid, would by law become a Lien upon its property which is not a Permitted Lien.

5I.Corporate Existence.  Subject to paragraph 6C, each Obligor covenants that it will at all times preserve and keep in full force and effect its corporate existence.  Subject to paragraph 6C, the Company covenants that it will at all times preserve and keep in full force and effect the corporate, limited liability company or partnership, as the case may be, existence of each of its Restricted Subsidiaries (unless merged into the Company or a Wholly-Owned Subsidiary that is a Restricted Subsidiary), unless the termination of or failure to preserve and keep in full force and effect such corporate existence would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

5J.Agreement Assuming Liability on Notes.  (i) The Company covenants that, if at any time any Subsidiary is or becomes liable as a borrower, co-borrower, obligor or co-obligor under, or becomes obligated under a Guaranty Obligation with respect to, any Indebtedness or other obligation under any Material Debt Facility (other than a Foreign Subsidiary to the extent such Foreign Subsidiary is only liable for such Foreign Subsidiary’s obligations thereunder and does not guarantee any obligations of the Company, either Issuer or any Domestic Subsidiary thereunder), the Company will, at the same time, cause such Subsidiary to deliver to the holders of the Notes a Guaranty Agreement.  Each such Guaranty Agreement shall be accompanied by a (a) certificate of an authorized officer or authorized representative or attorney in fact of such Person certifying such Person’s charter and by-laws (or comparable governing documents), resolutions of the board of directors (or comparable governing body) of such Person authorizing the execution and delivery of such Guaranty Agreement (or joinder thereto) and incumbency and specimen signatures of the officers or other authorized representative or attorney in fact of such Person executing such documents and (b) a favorable opinion of counsel to the Company or such Person, in form and substance acceptable to the Required Holder(s).  The delivery of such a Guaranty Agreement shall not in any way limit or modify the rights of the holders of the Notes to enforce the provisions of paragraph 6A.

(ii) If at any time pursuant to the terms and conditions of any Material Debt Facility any Subsidiary is discharged and released from all Guaranty Obligations, if any, with respect to any Indebtedness under all applicable Material Debt Facilities and all obligations, if any, under all applicable Material Debt Facilities as  borrower, co-borrower, obligor or co-obligor and if (a) immediately preceding the release of such Guarantor from its Guaranty Agreement under this Agreement and the Notes and after giving effect thereto, no Default or Event of Default will have existed or would exist, (b) any fees or other consideration are given to the lenders under any Material Debt Facility to obtain such discharge and release (other than commitment fees and similar fees given in consideration of a new extension of credit in connection with an extension or replacement of a Material Debt Facility and excluding any amounts paid in satisfaction of principal or interest), each holder of a Note shall have received such fees or other consideration on a pro rata basis in proportion to the respective outstanding principal amount of such Indebtedness under such Material Debt Facility and the outstanding principal amount of such holder’s Notes and (c) the Company shall have delivered to each holder of Notes an Officer’s Certificate of the Company certifying that the conditions specified in this clause (ii) have been satisfied, then, upon receipt by the holders of Notes of such Officer’s Certificate of the Company, the holders of the Notes shall promptly deliver a written discharge and release of such Subsidiary from its obligations under its Guaranty Agreement.  Notwithstanding any provision of this paragraph 5J(ii) to the contrary, if a Subsidiary released and discharged from a Guaranty Agreement pursuant to paragraph 5J(ii) subsequently becomes liable as a borrower, co-borrower, obligor or co-obligor under, or becomes obligated under a Guaranty Obligation with respect to, any Indebtedness or other obligation under any Material Debt Facility (other than a Foreign Subsidiary to the extent such Foreign Subsidiary is only liable for such Foreign Subsidiary’s obligations thereunder and does not guarantee any obligations of the Company, either Issuer or any Domestic Subsidiary thereunder), then the provisions of paragraph 5J(i) shall again apply to such Subsidiary.

5K.Priority of Obligations.  Each Obligor will ensure that its payment obligations under this Agreement and the Notes (in the case of the Issuers), and the payment obligations of any Guarantor under its Guaranty Agreement, will at all times rank at least pari passu, without preference or priority, with all other unsecured and unsubordinated Indebtedness of such Obligor and such Guarantor, as applicable.

6.NEGATIVE COVENANTS.  So long as any of the Notes are outstanding, the Company covenants as follows:

6A.Limitation on Indebtedness of Subsidiaries. The Company covenants that it will not cause or permit any Subsidiary to, directly or indirectly, incur, create, assume or permit to exist any Indebtedness except:

(i)Indebtedness under the Transaction Documents;

(ii)Indebtedness under the AR Facility in an aggregate principal amount at any time outstanding not in excess of 10% of Consolidated Total Assets at any time;

(iii)Indebtedness of a Person existing at the time such Person becomes a Subsidiary of the Company (including any Indebtedness of a Person existing at the time such Person is merged with or into or consolidated with a Subsidiary of the Company, or at the time of a sale, lease or other disposition of all or substantially all of the properties of a Person to a Subsidiary of the Company); provided that such Indebtedness was not incurred in connection with, or in anticipation of, such event;

(iv)Indebtedness owing to the Company, either Issuer, any Restricted Subsidiary or Worthington Receivables (or any replacement or substitute thereof);

(v)Indebtedness evidenced by letters of credit not issued or deemed issued under the Credit Agreement; provided that the aggregate face amount of all such letters of credit shall not exceed $30,000,000 in the aggregate at any time;

(vi) Indebtedness of the Issuers and Restricted Subsidiaries that are party to a Guaranty Agreement evidenced by letters of credit issued or deemed issued under the Credit Agreement;

(vii) Indebtedness of (a) Guarantors under a Guaranty Agreement and (b) guaranties of a Guarantor with respect to the Primary Bank Facility, the Company NPA or other senior unsecured Indebtedness permitted hereunder;

(viii)Indebtedness of Foreign Subsidiaries under the Primary Bank Facility in an outstanding aggregate principal amount not to exceed $50,000,000; and

(ix) other Indebtedness (excluding Indebtedness of the type described in clause (ii) or clause (viii) above) in an aggregate principal amount at any time outstanding not in excess of 12.5% of Consolidated Net Tangible Assets.

6B.Restriction on Liens.  The Company covenants that it will not, and will not cause or permit either Issuer or any Restricted Subsidiary to, incur, create, assume, become or be liable in any way, or suffer to exist any mortgage, pledge, lien, charge, or other encumbrance of any nature whatsoever on any of its assets, now or hereafter owned, other than Permitted Liens; provided that no such Lien shall secure any Indebtedness under any Material Debt Facility unless the obligations of the Transaction Parties under the Transaction Documents are secured by such Liens on a pari passu basis pursuant to agreements and documentation, including an intercreditor agreement, in form and substance satisfactory to the Required Holder(s).

6C.Merger.  The Company covenants that it will not, and will not cause or permit either Issuer or any Restricted Subsidiary to, merge or consolidate with or into any other Person except: (i) either Issuer or any Restricted Subsidiary or any other Person may merge or consolidate with the Company; provided that (a) the Company is the surviving entity of such merger or consolidation and (b) such surviving entity has the majority of its property and assets within the continental limits of the U.S.; (ii) the Company may merge or consolidate with any Restricted Subsidiary; provided that (a) such Restricted Subsidiary is the surviving entity of such merger or consolidation, (b) such surviving entity is organized and existing under the laws of a state of the United States, (c) such surviving entity has the majority of its property and assets within the continental limits of the U.S. and (d) such surviving entity assumes in writing all of the obligations and liabilities of the Company under this Agreement and the Notes and such Restricted Subsidiary shall have caused to be delivered to each holder of Notes an opinion of nationally recognized independent counsel, or other independent counsel reasonably satisfactory to the Required Holder(s), to the effect that all agreements or instruments effecting such assumption are enforceable in accordance with their terms; (iii) either Issuer or any Restricted Subsidiary may merge or consolidate with any other Person; provided that the surviving entity of such merger or consolidation is a Restricted Subsidiary after such merger or consolidation and, in the event either Issuer merges or consolidates with another Person, such Issuer shall be the surviving entity of such merger or consolidation; (iv) any merger may be consummated in furtherance of a Disposition not prohibited under paragraph 6D; or (v) any Foreign Subsidiary (other than an Issuer) may merge or consolidate with any other Foreign Subsidiary; provided that with respect to any merger or consolidation described in subsections (i) through (v) above, immediately prior to and after giving effect to any such transaction, no condition or event exists which constitutes a Default or an Event of Default shall have occurred and be continuing.

6D.Dispositions.  The Company covenants that it will not, and will not cause or permit either Issuer or any Restricted Subsidiary to, make any Disposition or enter into any agreement to make any Disposition of all or substantially all of the assets of the Company and its Subsidiaries on a consolidated basis.

6E.ERISA.  The Company covenants that it will not, and will not cause or permit any Subsidiary to, at any time engage in a transaction which could be subject to section 4069 or 4212(c) of ERISA, or permit any Plan to (i) engage in any non-exempt “prohibited transaction” (as defined in section 4975 of the Code); (ii) fail to comply with ERISA or any other related applicable laws; or (iii) fail to satisfy the “minimum funding standard” (as defined in section 412 of the Code or section 302 of ERISA), whether or not waived, which, with respect to each event listed above, could be reasonably expected to have a Material Adverse Effect.

6F.Designation of Restricted and Unrestricted Subsidiaries.

(i)Schedule 6F sets forth a complete and accurate list of the Company’s Unrestricted Subsidiaries as of the date of closing.  From and after the date of closing, the Company may designate any Restricted Subsidiary as an Unrestricted Subsidiary; provided that: (a) immediately prior to and after giving pro forma effect to such change in designation no Default or an Event of Default would exist, (b) such Subsidiary is an Unrestricted Subsidiary under the Primary Bank Facility or the Company is concurrently designating such Restricted Subsidiary as an Unrestricted Subsidiary under the Primary Bank Facility and (c) the designation of the Subsidiary as an Unrestricted Subsidiary would not have a Material Adverse Effect; provided further that Company may not designate any Restricted Subsidiaries as Unrestricted Subsidiaries if the aggregate operating income of the Unrestricted Subsidiaries (after giving pro forma effect to the Restricted Subsidiaries so designated) at that time would account for more than 15% of the consolidated operating income of the Company and its Consolidated Subsidiaries for the period consisting of the most recently completed four fiscal quarters.

(ii)From and after the date of closing, the Company shall not designate any Unrestricted Subsidiary which otherwise meets the definition of a Restricted Subsidiary, as a Restricted Subsidiary, unless if, and only if, immediately after giving effect to such change in designation: (a) any and all outstanding Indebtedness of such Subsidiary could then have been incurred in compliance with paragraph 6A and (b) immediately prior to and after giving pro forma effect to such change in designation no Default or an Event of Default would exist; provided that if the Company has designated a Subsidiary which was previously treated as a Restricted Subsidiary as an Unrestricted Subsidiary during the term of this Agreement, the Company may not again designate such Subsidiary as a Restricted Subsidiary without the consent of the Required Holder(s).

(iii)Any change in designation pursuant to this paragraph 6F will be made by the Company giving written notice to the Significant Holders on or prior to the date for such change in designation, specifying such date and the name of the Subsidiary whose designation is to be so changed, which notice will be accompanied by an Officer’s Certificate of the Company certifying that the conditions required for such change in designation will not be violated.  Notwithstanding the foregoing, if due to an acquisition or other event, in either case to the extent permitted by this Agreement, which would cause a Person which was not previously a Consolidated Subsidiary to become a Consolidated Subsidiary, the Company may immediately elect to have such Person not become a Restricted Subsidiary, but instead to be designated as an Unrestricted Subsidiary.

6G.Change in Nature of Business.  The Company covenants that it will not, and will not cause or permit either Issuer or any Restricted Subsidiary to, make any change in its business which would cause the type of business primarily conducted by the Company, either Issuer or any Restricted Subsidiary, considered on a consolidated basis, to be materially different from the type of business primarily being conducted on the date of closing.

6H.Transactions with Affiliates.  The Company covenants that it will not, and will not cause or permit either Issuer or any Restricted Subsidiary to, enter into any material transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service with any Affiliate of the Company (other than a Restricted Subsidiary), other than arm’s-length transactions with Affiliates that are otherwise permitted hereunder.

6I.Burdensome Agreements.  The Company covenants that it will not, and will not cause or permit either Issuer or any Restricted Subsidiary to, enter into any Contractual Obligation that materially limits the ability of either Issuer or any Restricted Subsidiary to make Restricted Payments to the Company or to otherwise generally transfer property to the Company.

6J.Governance Documents.  Each Obligor covenants that it will not amend or change its organizational documents in any manner which is materially adverse to the holders of Notes.

6K.Financial Covenants.

(i)Interest Coverage Ratio.  The Company covenants that it will not permit the Interest Coverage Ratio for any period of four consecutive fiscal quarters of the Company, in each case taken as a single accounting period, calculated as of the end of each fiscal quarter of the Company, to be less than 3.00:1; provided that as of the Series A/B Closing Day, such required ratio shall be adjusted as set forth in the final sentence of paragraph 6M(i).

(ii)Consolidated Indebtedness to Capitalization.  The Company covenants that it will not permit the ratio of Consolidated Indebtedness to Capitalization, calculated as of the end of each fiscal quarter of the Company, to be greater than 60%.

6L.U.S. Economic Sanctions, Etc.  The Company covenants that it will not, and will not permit any Controlled Entity to (i) become (including by virtue of being owned or controlled by a Blocked Person), own or control a Blocked Person or (ii) directly or indirectly have any investment in or engage in any dealing or transaction (including, without limitation, any investment, dealing or transaction involving the proceeds of any Notes) with any Person if such investment, dealing or transaction (a) would cause any holder of any Notes or any affiliate of such holder to be in violation of, or subject to sanctions under, any law or regulation applicable to such holder, or (b) is prohibited by or subject to sanctions under any U.S. Economic Sanctions Laws.

6M.Most Favored Lender.

(i) If at any time after the date of closing any Material Debt Facility contains a Financial Covenant that is not contained in this Agreement or a Financial Covenant that is contained in this Agreement which would in any respect be more beneficial to the holders of Notes than the Financial Covenants set forth in this Agreement (any such provision, a “More Favorable Covenant”), then such More Favorable Covenant shall be deemed automatically incorporated by reference into this Agreement, mutatis mutandis, as if set forth in full herein, effective as of the date when such More Favorable Covenant shall have become effective under such Material Debt Facility.  Thereafter, upon the request of any holder of a Note, the Company shall (at its sole cost and expense) enter into any additional agreement or amendment to this Agreement requested by such holder evidencing any of the foregoing.  For the avoidance of doubt, on the date of closing by operation of this paragraph 6M(i) with respect to Section 6.13(a) of the Credit Agreement, the minimum Interest Coverage Ratio set forth in paragraph 6K(i) shall be 3.25:1.00 and no additional agreement or amendment pursuant to the preceding sentence shall be required to evidence such levels.

(ii)Any More Favorable Covenant incorporated into this Agreement (herein referred to as an “Incorporated Covenant”) pursuant to this paragraph 6M (a) shall be deemed automatically amended herein to reflect any subsequent amendments made to such More Favorable Covenant under the applicable Material Debt Facility (provided that, if a Default or an Event of Default then exists (including in respect of such Incorporated Covenant) and the amendment of such More Favorable Covenant would make such covenant less restrictive on the Company, such Incorporated Covenant shall only be deemed automatically amended at such time, if it should occur, when such Default or Event of Default no longer exists) and (b) shall be deemed automatically deleted from this Agreement at such time as such More Favorable Covenant is deleted or otherwise removed from each Material Debt Facility or each Material Debt Facility shall be terminated (provided that, if a Default or an Event of Default then exists (including in respect of such Incorporated Covenant), such Incorporated Covenant shall only be deemed automatically deleted from this Agreement at such time, if it should occur, when such Default or Event of Default no longer exists); provided, however, that if any fee or other consideration shall be given to the lenders (whether directly or indirectly through an agent) under any such Material Debt Facility for such amendment or deletion, other than commitment fees and similar fees given in consideration of a new extension of credit in connection with an extension or replacement of any Material Debt

Facility and excluding any amounts paid in satisfaction of principal or interest, the equivalent of such fee or other consideration shall be given to the holders of the Notes (determined on a pro rata basis in accordance with the outstanding principal amount of the Notes held by such holders and the amount of the commitment of the lenders under such Material Debt Facility to make loans to the Company) promptly, and in any event not more than 10 Business Days after such consideration is given to such lenders.  Upon the occurrence of any event described in clause (a) of the preceding sentence, upon the request of the Company or any holder of Notes, the holders of Notes (if applicable) and the Company shall (at the Obligors’ sole cost and expense) enter into any additional agreement or amendment to this Agreement reasonably requested by the Company or a holder of Notes, as the case may be, evidencing the amendment of any such Incorporated Covenants.  Upon the occurrence of any event described in clause (b) of the second preceding sentence, upon the request of the Company, the holders of Notes shall (at the Obligors’ sole cost and expense) enter into any additional agreement or amendment to this Agreement requested by the Company evidencing the deletion and termination of any such Incorporated Covenants.

(iii)For the avoidance of doubt, each of the Financial Covenants as of the date of closing (as amended other than by application of this paragraph 6M) shall remain in this Agreement regardless of whether any Incorporated Covenants are incorporated into this Agreement, except that the Interest Coverage Ratio set forth in paragraph 6K(i) may, by operation of clause (ii) of this paragraph 6M, be reduced to no less than a ratio of 3.00:1.00 (but no less restrictive on the Company than such level).

7.EVENTS OF DEFAULT.

7A.Acceleration.  If any of the following events shall occur and be continuing for any reason whatsoever (and whether such occurrence shall be voluntary or involuntary or come about or be effected by operation of law or otherwise):

(i)either Issuer shall fail to pay: (a) as and when due (whether by scheduled maturity, mandatory prepayment, acceleration or otherwise) any amount of principal or Yield-Maintenance Amount payable with respect to any Note or (b) within five days of when due (whether by scheduled maturity, mandatory prepayment, acceleration or otherwise) any interest on any Note or any other amount payable hereunder or under the Notes; or

(ii) any representation, warranty or statement made or deemed to be made by any Transaction Party herein or in any other Transaction Document or by any Transaction Party in any statement or certificate delivered or required to be delivered pursuant hereto shall prove untrue in any material respect on the date as of which it was made or deemed to have been made; or

(iii)any Obligor shall fail to observe or perform any covenant, condition or agreement applicable to such Obligor contained in paragraph 4E, the last sentence of paragraph 5A, paragraph 5I (with respect to the existence of the Obligors) or paragraph 6;

(iv)any Obligor shall default in the due performance or observance by it of any term, covenant or agreement applicable to such Obligor contained in this Agreement (other than those covered in the foregoing clauses (i), (ii) and (iii)), and such default shall continue unremedied for a period of at least 30 days after the earlier of an officer of any Obligor becoming aware of such default or notice thereof given by any holder of Notes, or any Transaction Party shall default in the due performance or observance by it of any term, covenant or agreement contained in any other Transaction Document, and such default shall continue unremedied for a period of at least 30 days after the earlier of an officer of any Obligor becoming aware of such default or notice thereof given by any holder of Notes; or

(v)a Bankruptcy Event shall occur with respect to any Obligor or any of the Company’s Active Restricted Subsidiaries; or

(vi)a Bankruptcy Event shall occur with respect to any of the Company’s Unrestricted Subsidiaries and such event would reasonably be expected to have a Material Adverse Effect; or

(vii)a default by the Company or any of its Subsidiaries with respect to any evidence of Indebtedness in excess of $50,000,000 by it for borrowed money (other than to the holders pursuant to this Agreement and the other Transaction Documents), if the effect of such default is to accelerate the maturity of such Indebtedness or to permit the holder thereof to cause such Indebtedness to become due prior to the stated maturity thereof, or if any Indebtedness of it in excess of $50,000,000 for borrowed money (other than to the holders pursuant to this Agreement and the other Transaction Documents) is not paid when due and payable, whether at the due date thereof or a date fixed for prepayment or otherwise (after the expiration of any applicable grace period); or

(viii)unless adequately insured or bonded, the entry of a final judgment for the payment of money involving more than $50,000,000 against the Company or any of its Subsidiaries and the failure by the Company or any of its Subsidiaries: (a) to discharge the same, or cause it to be discharged, within 30 days from the date of the order, decree or process under which or pursuant to which such judgment was entered or (b) to secure a stay of execution pending appeal of such judgment; or the entry of one or more final non-monetary judgments or orders against the Company or any of its Subsidiaries which, singly or in the aggregate, does or could reasonably be expected to cause a Material Adverse Effect; or

(ix)an ERISA Event shall have occurred that, in the opinion of the Required Holder(s), when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; or

(x)any material provision of any Transaction Document for any reason ceases to be valid, binding and enforceable in accordance with the terms hereof or thereof (or any Transaction Party shall challenge the enforceability of any Transaction Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any Transaction Document has ceased to be or otherwise is not valid, binding and enforceable in accordance with terms hereof or thereof);

then (a) if such event is an Event of Default specified in clause (i) of this paragraph 7A, any holder of any Note (other than the Company or any of its Subsidiaries or Affiliates) may at its option, by notice in writing to the Company, declare all of the Notes held by such holder to be, and all of the Notes held by such holder shall thereupon be and become, immediately due and payable at par together with interest accrued thereon, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Obligors, (b) if such event is an Event of Default specified in clause (v) of this paragraph 7A with respect to the Company, all of the Notes at the time outstanding shall automatically become immediately due and payable together with interest accrued thereon and together with the Yield-Maintenance Amount, if any, with respect to each Note, without presentment, demand, protest or notice of any kind, all of which are hereby waived by the Obligors, and the Facility shall automatically terminate, (c) if such event is an Event of Default specified in clause (v) of this paragraph 7A with respect to either Issuer, all of the Notes of such Issuer at the time outstanding shall automatically become immediately due and payable together with interest accrued thereon and together with the Yield-Maintenance Amount, if any, with respect to each such Note, without presentment, demand, protest or notice of any kind, all of which are hereby waived by such Issuer, and the Facility shall automatically terminate with respect to such Issuer, and (d) the Required Holder(s) may at its or their option, by notice in writing to the Company, declare all of the Notes to be, and all of the Notes shall thereupon be and become, immediately due and payable (to the extent not already due and payable pursuant to the foregoing clause (b) or (c)) together with interest accrued thereon and together with the Yield-Maintenance Amount, if any, with respect to each Note, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Obligors, and Prudential may at its option, by notice in writing to the Company, terminate the Facility (to the extent not already terminated pursuant to the foregoing clause (b) or (c)).  The Obligors acknowledge, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Issuers (except as herein specifically provided for) and without the occurrence of an Event of Default and that the provision for payment of Yield-Maintenance Amount by the Issuers in the event the Notes are prepaid or are accelerated as a result of an Event of Default is intended to provide compensation for the deprivation of such right under such circumstances.

7B.Rescission of Acceleration.  At any time after any or all of the Notes shall have been declared immediately due and payable pursuant to paragraph 7A, the Required Holder(s) may, by notice in writing to the Company, rescind and annul such declaration and its consequences if (i) the Issuers shall have paid all overdue interest on the Notes, the principal of and Yield-Maintenance Amount, if any, payable with respect to any Notes which have become due otherwise than by reason of such declaration, and interest on such overdue interest and overdue principal and Yield-Maintenance Amount at the Default Rate, (ii) the Issuers shall not have paid any amounts which have become due solely by reason of such declaration, (iii) all Events of Default and Defaults, other than non-payment of amounts which have become due solely by reason of such declaration, shall have been cured or waived pursuant to paragraph 11C, and (iv) no judgment or decree shall have been entered for the payment of any amounts due pursuant to the Notes of such Series or this Agreement.  No such rescission or annulment shall extend to or affect any subsequent Event of Default or Default or impair any right arising therefrom.

7C.Notice of Acceleration or Rescission.  Whenever any Note shall be declared immediately due and payable pursuant to paragraph 7A or any such declaration shall be rescinded and annulled pursuant to paragraph 7B, the Company shall forthwith give written notice thereof to the holder of each Note of each Series at the time outstanding.

7D.Other Remedies.  If any Event of Default or Default shall occur and be continuing, the holder of any Note may proceed to protect and enforce its rights under this Agreement, such Note and any other Transaction Document by exercising such remedies as are available to such holder in respect thereof under applicable law, either by suit in equity or by action at law, or both, whether for specific performance of any covenant or other agreement contained in this Agreement or any other Transaction Document or in aid of the exercise of any power granted in this Agreement or any other Transaction Document.  No remedy conferred in this Agreement or any other Transaction Document upon the holder of any Note is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy conferred herein or now or hereafter existing at law or in equity or by statute or otherwise.

8.REPRESENTATIONS, COVENANTS AND WARRANTIES.  The Obligors represent, covenant and warrant as follows:

8A(1).Organization; Subsidiaries.  Each Issuer, the Company and each of the Company’s Active Restricted Subsidiaries is a corporation or other legal entity duly organized and in good standing under the laws of the state of its incorporation or organization, is duly qualified in all jurisdictions where required by the conduct of its business or ownership of its assets, except where the failure to so qualify would not have a Material Adverse Effect, and has the power and authority to own and operate its assets and to conduct its business as is now done.  Schedule 8A(1) sets forth a complete and accurate list as of the date of closing of all Restricted Subsidiaries and Unrestricted Subsidiaries of the Company.  Schedule 8A(1) sets forth as of the date of closing the jurisdiction of formation of each Issuer and each Restricted Subsidiary, and for each Restricted Subsidiary which is not a Wholly‑Owned Subsidiary of the Company, the number of authorized shares or interests of each class of Equity Interests of each Restricted Subsidiary, the number of outstanding shares or certificates of each class of Equity Interests (if applicable), the number and percentage of outstanding shares or certificates of each class of Equity Interests of each Restricted Subsidiary (if applicable) owned (directly or indirectly) by any Person and the number and effect, if exercised, of all Equity Equivalents with respect to Equity Interests of each such Restricted Subsidiary.  As of the date of closing, (i) each Restricted Subsidiary has been designated as, or constitutes, a Restricted Subsidiary under the Credit Agreement and (ii) each Unrestricted Subsidiary has been designated as, or constitutes, an Unrestricted Subsidiary under the Credit Agreement.  As of the Series A/B Closing Day, no Subsidiary of the Company (other than LuxCo) is an obligor, co-obligor, borrower or co-borrower under, or is obligated under a Guaranty Obligation with respect to, any Indebtedness under any Material Debt Facility.

8A(2)Power and Authority.  Each Issuer and the Company has, and each of the Company’s Active Restricted Subsidiaries has, all requisite corporate, limited liability company, partnership or similar organizational, as the case may be, power to own or hold under lease and operate its respective properties which it purports to own or hold under lease and to conduct its business as currently conducted and as currently proposed to be conducted.  Each Transaction

Party has all requisite corporate or other organizational power to execute, deliver and perform its obligations under each Transaction Document to which it is a party.  The execution, delivery and performance of this Agreement, the Notes and the other Transaction Documents has been duly authorized by all requisite corporate, limited liability company or partnership, as the case may be, action by each Transaction Party which is a party thereto, and this Agreement, the Notes and the other Transaction Documents have been duly executed and delivered by authorized officers, authorized representatives or attorneys in fact of each Transaction Party which is a party thereto and are valid obligations of each Transaction Party which is a party thereto, legally binding upon and enforceable against each such Transaction Party in accordance with their terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

8B.Financial Statements.  The Company has furnished each Purchaser of Series A Notes, Series B Notes and any Accepted Notes with the following financial statements, designated by a principal financial officer of the Company:  (i) a consolidated balance sheet of the Company and its Consolidated Subsidiaries as at May 31 in each of the three fiscal years of the Company most recently completed prior to the date as of which this representation is made or repeated to such Purchaser (other than fiscal years completed within 90 days prior to such date for which audited financial statements have not been released) and consolidated statements of earnings, comprehensive income, equity and cash flows of the Company and its Consolidated Subsidiaries for each such year, all reported on by KPMG LLP or another independent public accounting firm of recognized national standing selected by the Company, or by an independent public accounting firm of regional standing then approved by the Public Company Accounting Oversight Board selected by the Company, and (ii) a consolidated balance sheet of the Company and its Subsidiaries as at the end of the quarterly period (if any) most recently completed prior to such date and after the end of such fiscal year (other than quarterly periods completed within 60 days prior to such date for which financial statements have not been released) and the comparable quarterly period in the preceding fiscal year and consolidated statements of earnings, comprehensive income, cash flows and equity for the periods from the beginning of the fiscal years in which such quarterly periods are included to the end of such quarterly periods, prepared by the Company.  Such financial statements (including any related schedules and/or notes) are true and correct in all material respects (subject, as to interim statements, to changes resulting from audits and year-end adjustments), have been prepared in accordance with generally accepted accounting principles consistently followed throughout the periods involved and show all liabilities, direct and contingent, of the Company and its Consolidated Subsidiaries required to be shown in accordance with such principles.  The balance sheets fairly present the condition of the Company and its Consolidated Subsidiaries as at the dates thereof, and the statements of earnings, comprehensive income, shareholders’ equity and cash flows fairly present the results of the operations of the Company and its Consolidated Subsidiaries and their cash flows for the periods indicated.  There has been no material adverse change in the business, property or assets, condition (financial or otherwise) or operations of the Company and its Subsidiaries taken as a whole since the end of the most recent fiscal year for which audited consolidated financial statements have been furnished.

8C.Actions Pending.  There is no action, suit, investigation or proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, or any properties or rights of the Company or any of its Subsidiaries, by or before any court, arbitrator or administrative or governmental body which, individually or in the aggregate, could reasonably be expected to result in any Material Adverse Effect.

8D.Outstanding Indebtedness.  Neither the Company nor any of its Consolidated Subsidiaries has outstanding any Indebtedness except as permitted by paragraphs 6A and 6K.  Neither the Company nor any of its Consolidated Subsidiaries is in default in the payment of any principal or interest on any Indebtedness of the Company or such Consolidated Subsidiary and no event or condition exists with respect to any Indebtedness of the Company or any of its Consolidated Subsidiaries the outstanding principal balance of which exceeds in the aggregate $10,000,000 that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

8E.Title to Properties.  Each Issuer and the Company has, and each of the Restricted Subsidiaries has, good and indefeasible title to its respective real properties (other than properties which it leases) and good title to all of its other respective properties and assets, including the properties and assets reflected in the most recent audited balance sheet referred to in paragraph 8B (other than properties and assets disposed of in the ordinary course of business), that in each case individually or in the aggregate are material with respect to the Issuers, the Company and the Company's Restricted Subsidiaries, all taken as a whole, subject to no Lien of any kind except Liens permitted by paragraph 6B.  All leases necessary in any material respect for the conduct of the respective businesses of the Issuers, the Company and the Company’s Restricted Subsidiaries are valid and subsisting and are in full force and effect in all material respects.

8F.Taxes.  Each of the Issuers and the Company has, and each of the Restricted Subsidiaries has, filed all federal, state and other income tax returns which, to the knowledge of the officers of each Issuer, the Company and each of the Company’s Restricted Subsidiaries, are required to be filed, except where the failure to file would not reasonably be expected to have a Material Adverse Effect, and each has paid all taxes as shown on such returns and on all assessments received by it to the extent that such taxes have become due, except such taxes as are being actively contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with generally accepted accounting principles or as to which timely extensions have been appropriately filed.  No liability for any Tax, directly or indirectly, imposed, assessed, levied or collected by or for the account of any Governmental Authority of Luxembourg or Austria or any political subdivision thereof will be incurred by the Company or any holder of a Note as a result of the execution or delivery of this Agreement or the Notes, provided that (i) this Agreement (or any other document which constitutes substitute documentation for it or which includes written confirmations or references to it) is signed outside of Austria and never brought to Austria in original or certified copy, is never e-mailed to Austria, and is never brought to Austria for official use in Austria, and (ii) each Note (or any other document which constitutes substitute documentation for it or which includes written confirmations or references to it) is made outside of Austria, is payable only outside of Austria, is never brought to Austria in original or certified copy, or via e-mail, is never made payable in Austria, is never brought to Austria for official use in Austria, is never handed over to the acceptor or to any endorsee in Austria and is never endorsed or accepted in Austria.  No deduction or withholding in respect of Taxes imposed by or for the account of Luxembourg, Austria or, to the knowledge of the Obligors, any other Taxing Jurisdiction, is required to be made from any payment by either Issuer under this Agreement or its Notes except (x) for any such liability, withholding or deduction imposed, assessed, levied or collected by or for the account of any such Governmental Authority of Luxembourg or Austria arising out of circumstances described in clause (i), (ii) or (iii) of paragraph 11W and (y) any tax deduction that is required to be made pursuant to the Luxembourg law of 23 December 2005 introducing a withholding tax on savings income, as amended from time to time.

8G.Conflicting Agreements and Other Matters.  None of the Issuers, the Company, or any of the Company’s Restricted Subsidiaries is a party to any contract or agreement or subject to any charter, by-law, limited liability company operating agreement, partnership agreement or other corporate, limited liability company or partnership restriction which materially and adversely affects the business, property or assets, condition (financial or otherwise) or operations of the Company and its Subsidiaries, taken as a whole.  Neither the execution nor delivery of this Agreement, the Notes or the other Transaction Documents, nor the offering, issuance and sale of the Notes, nor fulfillment of nor compliance with the terms and provisions hereof and of the Notes and the other Transaction Documents will conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in any violation of, or result in the creation of any Lien upon any of the properties or assets of either Issuer, the Company or any of the Company’s Restricted Subsidiaries pursuant to, the charter, by-laws, limited liability company operating agreement, memorandum and articles of association, partnership agreement or similar organizational document of either Issuer, the Company or any of the Company’s Restricted Subsidiaries, any award of any arbitrator or any agreement (including any agreement with shareholders, members or partners), instrument, order, judgment, decree, statute, law, rule or regulation to which either Issuer, the Company or any of the Company’s Restricted Subsidiaries is subject.  None of the Issuers, the Company, or any of the Company’s Restricted Subsidiaries is a party to, or otherwise subject to any provision contained in, any instrument evidencing Indebtedness of such  Issuer, the Company or any such Restricted Subsidiary, any agreement relating thereto or any other contract or agreement (including its charter, by-laws, limited liability company operating agreement, memorandum and articles of association, partnership agreement or similar organizational document) which limits the amount of, or otherwise imposes restrictions on the incurring of, Indebtedness of the Issuers of the type to be evidenced by the Notes or Indebtedness of any Guarantor of the type to be evidenced by any Guaranty Agreement except as set forth in the agreements listed in Schedule 8G attached hereto (as such Schedule 8G may have been modified from time to time by written supplements thereto delivered by the Company and accepted in writing by Prudential).

8H.Offering of Notes. No Obligor nor any agent acting on its behalf has, directly or indirectly, offered the Notes or any similar security of either Issuer or any Guarantor for sale to, or solicited any offers to buy the Notes, any Guaranty Agreement or any similar security of either Issuer or any Guarantor from, or otherwise approached or negotiated with respect thereto with, any Person other than Institutional Investors, and no Obligor nor any agent acting on its behalf has taken or will take any action which would subject the issuance or sale of the Notes or the issuance of any Guaranty Agreement to the provisions of section 5 of the Securities Act or to similar provisions of any securities or Blue Sky law of any applicable jurisdiction, including Luxembourg and Austria.

8I.Use of Proceeds.  None of the Issuers, the Company, or any of the Company’s Subsidiaries owns or has any present intention of acquiring any “margin stock” as defined in Regulation U (12 CFR Part 221) of the Board of Governors of the Federal Reserve System (herein called “margin stock”).  The proceeds of the Series A Notes and the Series B Notes will be used to refinance existing Indebtedness of the Company and its Subsidiaries and for general corporate purposes.  The proceeds of any Series of Shelf Notes will be used as specified in the Request for Purchase with respect to such Series.  None of such proceeds will be used, directly or indirectly, in violation of Austrian Capital Maintenance Rules (as defined in paragraph 11X).  None of such proceeds will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any margin stock or for the purpose of maintaining, reducing or retiring any Indebtedness which was originally incurred to purchase or carry any stock that is currently a margin stock or for any other purpose which might constitute the sale or purchase of any Notes a “purpose credit” within the meaning of such Regulation U.  No Obligor is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock.  No Obligor nor any agent acting on its behalf has taken or will take any action which might cause this Agreement, any Note or any other Transaction Document to violate Regulation T, Regulation U or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Exchange Act, in each case as in effect now or as the same may hereafter be in effect.

8J.ERISA.

(i)The Company and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not reasonably be expected to result in a Material Adverse Effect.  Neither the Company nor any ERISA Affiliate has incurred any liability pursuant to Title I or Title IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in section 3 of ERISA), and no event, transaction or condition has occurred or exists that could reasonably be expected to result in the incurrence of any such liability by the Company or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to section 430(k) of the Code or to any such penalty or excise tax provisions under the Code or federal law or section 4068 of ERISA or by the granting of a security interest in connection with the amendment of a Plan, other than such liabilities or Liens as would not be individually or in the aggregate material in relation to the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole.

(ii)Except in connection with the Gerstenslager Plan as referenced in Note L of the Notes to Consolidated Financial Statements included in Item 8 – Financial Statements and Supplementary Date to the Company’s Annual Report on Form 10‑K for the fiscal year ended May 31, 2019, the present value of the aggregate benefit liabilities under each of the Plans (other than Multiemployer Plans), determined as of the end of such Plan’s most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan’s most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities.  The present value of the accrued benefit liabilities (whether or not vested) under each Non-U.S.

Plan that is funded, determined as of the end of the Company’s most recently ended fiscal year on the basis of reasonable actuarial assumptions, did not exceed the current value of the assets of such Non-U.S. Plan allocable to such benefit liabilities.  The term “benefit liabilities” has the meaning specified in section 4001 of ERISA and the terms “current value” and “present value” have the meaning specified in section 3 of ERISA.

(iii)The Company and its ERISA Affiliates have not incurred (a) withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under section 4201 or Section 4204 of ERISA in respect of Multiemployer Plans or (b) any obligation in connection with the termination of or withdrawal from any Non-U.S. Plan, in each case that individually or in the aggregate are material in relation to the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole.

(iv)The expected postretirement benefit obligation (determined as of the last day of the Company’s most recently ended fiscal year in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 715-60, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of the Company and its Subsidiaries is not material in relation to the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole.

(v)All Non-U.S. Plans have been established, operated, administered and maintained in compliance with all laws, regulations and orders applicable thereto, except where failure so to comply could not be reasonably expected to have a Material Adverse Effect.  All premiums, contributions and any other amounts required by applicable Non-U.S. Plan documents or applicable laws to be paid or accrued by the Company and its Subsidiaries have been paid or accrued as required, except where failure so to pay or accrue could not be reasonably expected to have a Material Adverse Effect.

(vi)The execution and delivery of this Agreement and the other Transaction Documents and the issuance and sale of the Notes will be exempt from, or will not involve any transaction which is subject to, the prohibitions of section 406 of ERISA and will not involve any transaction in connection with which a tax could be imposed pursuant to section 4975(c)(1(A)-(D) of the Code.  The representation by the Obligors in the next preceding sentence is made in reliance upon and subject to the accuracy of each Purchaser’s representation in paragraph 9B.

8K.Governmental Consent. Neither the nature of the Company or of any Subsidiary, nor any of their respective businesses or properties, nor any relationship between the Company or any Subsidiary and any other Person, nor any circumstance in connection with the offering, issuance, sale or delivery of the Notes is such as to require any authorization, consent, approval, exemption or other action by or notice to or filing with any court or administrative or governmental body (other than routine filings after the date of closing with the Securities and Exchange Commission and/or state Blue Sky authorities) in connection with the execution and delivery of this Agreement, the offering, issuance, sale or delivery of the Notes or fulfillment of or compliance with the terms and provisions hereof or of the Notes.  It is not necessary to ensure the legality, validity, enforceability or admissibility into evidence in Luxembourg or Austria of this Agreement or the applicable Notes that any thereof or any other document be filed, recorded or enrolled with any Governmental Authority, or that any such agreement or document be stamped with any stamp, registration or similar transaction tax that may be required in connection with admissibility into evidence.

8L.Compliance with Environmental and Other Laws.  The Company and its Subsidiaries and all of their respective properties and facilities have complied at all times and in all respects with all federal, state, local, foreign and regional statutes, laws, ordinances and judicial or administrative orders, judgments, rulings and regulations, including, without limitation, those  relating to protection of the environment, the USA PATRIOT Act or any of the other laws and regulations that are referred to in paragraph 8Q, except, in any such case, where failure to comply, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

8M.Regulatory Status.  Neither the Company nor any of its Subsidiaries is  (i) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or an “investment adviser” within the meaning of the Investment Advisers Act of 1940, as amended, (ii) a “holding company” or a “subsidiary company” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company”, within the meaning of the Public Utility Holding Company Act of 2005, or (iii) a “public utility” within the meaning of the Federal Power Act, as amended.  Neither the Company nor any Subsidiary is subject to regulation as a “public utility” (or any analogous term) under any state or local law or subject to regulation under the ICC Termination Act of 1995, as amended.

8N.Permits and Other Operating Rights.  Each Issuer, the Company and each of the Restricted Subsidiaries of the Company has all such valid and sufficient certificates of convenience and necessity, franchises, licenses, permits, operating rights and other authorizations from federal, state, foreign, regional, municipal and other local regulatory bodies or administrative agencies or other governmental bodies having jurisdiction over such Issuer, the Company or such Restricted Subsidiary or any of its properties, products or services, as are necessary for the ownership, operation and maintenance of its respective businesses and properties, as presently conducted and as proposed to be conducted while the Notes are outstanding, subject to exceptions and deficiencies which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, and such certificates of convenience and necessity, franchises, licenses, permits, operating rights and other authorizations from federal, state, foreign, regional, municipal and other local regulatory bodies or administrative agencies or other governmental bodies having jurisdiction over such Issuer, the Company or such Restricted Subsidiary or any of its respective properties, products or services are free from restrictions or conditions which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, and none of the Issuers, the Company or any of the Company’s Restricted Subsidiaries is in violation of any thereof in any material respect.

8O.Rule 144A.  The Notes are not of the same class as securities of either Issuer, if any, listed on a national securities exchange, registered under section 6 of the Exchange Act or quoted in a U.S. automated inter-dealer quotation system.

8P.Absence of Financing Statements, etc.  Except with respect to Liens permitted by paragraph 6B hereof, there is no financing statement, security agreement, chattel mortgage, real estate mortgage or other document filed or recorded with any filing records, registry or other public office, that purports to cover, affect or give notice of any present or possible future Lien on, or security interest in, any assets or property of either Issuer, the Company or any of the Company’s Restricted Subsidiaries or any rights relating thereto.  As of the Series A/B Closing Date, the aggregate outstanding principal amount of obligations secured by Liens on assets of the Issuers does not exceed $5,000,000, and no such Lien is a blanket or similar Lien.

8Q.Foreign Assets Control Regulations, Etc.

(i)Neither the Company nor any Controlled Entity (a) is a Blocked Person, (b) has been notified that its name appears or may in the future appear on a State Sanctions List or (c) is a target of sanctions that have been imposed by the United Nations or the European Union.

(ii)Neither the Company nor any Controlled Entity (a) has violated, been found in violation of, or been charged or convicted under, any applicable U.S. Economic Sanctions Laws, Anti-Money Laundering Laws or Anti-Corruption Laws or (b) to the Company’s knowledge, is under investigation by any Governmental Authority for possible violation of any U.S. Economic Sanctions Laws, Anti-Money Laundering Laws or Anti-Corruption Laws.

(iii)No part of the proceeds from the sale of the Notes hereunder:

(a)constitutes or will constitute funds obtained on behalf of any Blocked Person or will otherwise be used by the Company or any Controlled Entity, directly or indirectly, (1) in connection with any investment in, or any transactions or dealings with, any Blocked Person, (2) for any purpose that would cause any Purchaser to be in violation of any U.S. Economic Sanctions Laws or (3) otherwise in violation of any U.S. Economic Sanctions Laws;

(b)will be used, directly or indirectly, in violation of, or cause any Purchaser to be in violation of, any applicable Anti-Money Laundering Laws; or

(c)will be used, directly or indirectly, for the purpose of making any improper payments, including bribes, to any Governmental Official or commercial counterparty in order to obtain, retain or direct business or obtain any improper advantage, in each case which would be in violation of, or cause any Purchaser to be in violation of, any applicable Anti-Corruption Laws.

(iv)The Company has established procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable law) to ensure that the Company and each Controlled Entity is and will continue to be in compliance with all applicable U.S. Economic Sanctions Laws, Anti-Money Laundering Laws and Anti-Corruption Laws.

8R.Disclosure.  Neither this Agreement nor any other document, certificate or statement furnished to Prudential or any Purchaser by or on behalf of any Obligor or any other Transaction Party in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein not materially misleading.  There is no fact or facts peculiar to the Company or any of its Subsidiaries which materially adversely affects or in the future could (so far as the Company can now reasonably foresee), individually or in the aggregate, reasonably be expected to materially adversely affect the business, property or assets, or financial condition of the Company and its Subsidiaries, taken as a whole, and which has not been set forth in this Agreement or in the other documents, certificates and statements furnished to each Purchaser by or on behalf of any Obligor or any other Transaction Party in connection with the transactions contemplated hereby prior to, in the case of the making of this representation at the time of the execution of this Agreement and the issuance of the Series A Notes and the Series B Notes, the date of this Agreement, or, in the case of the making of this representation at the time of the issuance of a Series of Shelf Notes, prior to the time Prudential provided the interest rate quote to the applicable Issuer pursuant to paragraph 2B(4) with respect to such Series of Shelf Notes.  Any financial projections delivered to any Purchaser on or prior to the date hereof were made in good faith based on the assumptions stated therein and the information available to the Company.  The Company has delivered to the Purchasers a true, correct and complete copy of each Material Debt Facility that is in effect as of the Series A/B Closing Day and all amendments thereto, in each case as in effect as of the Series A/B Closing Day.

8S.Ranking of Obligations.  Each Obligor's payment obligations under this Agreement and its Notes (in the case of each Issuer) will, upon issuance of the Notes, rank at least pari passu, without preference or priority, with all other unsecured and unsubordinated Indebtedness of such Obligor.

9.REPRESENTATIONS OF EACH PURCHASER.  Each Purchaser represents as follows:

9A.Nature of Purchase.  Such Purchaser is purchasing the Notes for its own account or for one or more separate accounts maintained by it and is not acquiring the Notes purchased by it hereunder with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act, provided that the disposition of such Purchaser’s property shall at all times be and remain within its control.  Such Purchaser understands that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Notes under the Securities Act.

9B.Source of Funds.  At least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the Notes to be purchased by such Purchaser hereunder:

(i)the Source is an “insurance company general account” (as that term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the National Association of Insurance Commissioners (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or

(ii)the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or

(iii)the Source is either (a) an insurance company pooled separate account, within the meaning of PTE 90-1, or (b) a bank collective investment fund, within the meaning of PTE 91-38 and, except as disclosed by such Purchaser to the Company in writing pursuant to this clause (iii), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

(iv)the Source constitutes assets of an “investment fund” (within the meaning of Part VI of PTE 84‑14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part VI of the QPAM Exemption), no employee benefit plan’s assets that are managed by the QPAM in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, represent more than 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM maintains an ownership interest in the Company that would cause the QPAM and the Company to be “related” within the meaning of Part VI(h) of the QPAM Exemption and (i) the identity of such QPAM and (ii) the names of any employee benefit plans whose assets in the investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization, represent 10% or more of the assets of such investment fund, have been disclosed to the Company in writing pursuant to this clause (iv); or

(v)the Source constitutes assets of a “plan(s)” (within the meaning of Part IV(h) of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV(a) of the INHAM Exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Part IV(d)(3) of the INHAM Exemption) owns a 10% or more interest in the Company and (a) the identity of such INHAM and (b) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (v); or

(vi)the Source is a governmental plan; or

(vii)the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this clause (vii); or

(viii)the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

As used in this paragraph 9B, the terms “employee benefit plan”, “governmental plan”, and “separate account” shall have the respective meanings assigned to such terms in section 3 of ERISA.

10.DEFINITIONS; ACCOUNTING MATTERS.  For the purpose of this Agreement, the terms defined in paragraphs 10A and 10B (or within the text of any other paragraph) shall have the respective meanings specified therein and all accounting matters shall be subject to determination as provided in paragraph 10C.

10A.Yield-Maintenance Terms.

“Called Principal” shall mean, with respect to any Note, the principal of such Note that is to be prepaid pursuant to paragraph 4B or has become or is declared to be immediately due and payable pursuant to paragraph 7A, as the context requires.

“Discounted Value” shall mean, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on such Note is payable) equal to the Reinvestment Yield with respect to such Called Principal.

“Implied Dollar Yield” shall mean, with respect to the Called Principal of any Note, the yield to maturity implied by (i) the "Ask Yields" reported, as of 10:00 a.m. (New York City local time) on the Business Day next preceding the Settlement Date with respect to such Called Principal, on the Treasury Yield Monitor page of Standard & Poor’s MMS – Treasury Market Insight (or, if Standard & Poor’s shall cease to report such yields in MMS – Treasury Market Insight or shall cease to be Prudential Capital Group’s customary source of information for calculating yield-maintenance amounts on privately placed notes, then such source as is then Prudential Capital Group’s customary source of such information), or if such yields shall not be reported as of such time or the yields reported as of such time shall not be ascertainable, (ii) the Treasury Constant Maturity Series yields reported, for the latest day for which such yields shall have been so reported as of the Business Day next preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date.  Such implied yield shall be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond-equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between (1) the actively traded U.S. Treasury security with the maturity closest to and greater than the Remaining Average Life of such Called Principal and (2) the actively traded U.S. Treasury security with the maturity closest to and less than the Remaining Average Life of such Called Principal.

“Implied Euro Yield” shall mean, with respect to the Called Principal of any Note, the yield to maturity implied by (i) the "Ask Yields" reported, as of 10:00 a.m. (New York time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page 0#DEBMK” on the Reuters Screen (or such other display as may replace “Page 0#DEBMK” on the Reuters Screen) for the actively traded benchmark German Bunds having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or if such yields are not reported as of such time or the yields reported shall not be ascertainable, (ii) the average of the yields for such securities as determined by Recognized German Bund Market Makers.  Such implied yield will be determined, if necessary, by (a) converting quotations to bond-equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between (1) the actively traded benchmark German Bunds with the maturity closest to and greater than the Remaining Average Life of such Called Principal and (2) the actively traded benchmark German Bunds with the maturity closest to and less than the Remaining Average Life of such Called Principal.

“Recognized German Bund Market Makers” shall mean two internationally recognized dealers of German Bund reasonably selected by Prudential.

“Reinvestment Yield” shall mean, with respect to the Called Principal of any Note denominated in (i) Dollars, 0.50% plus the Implied Dollar Yield, and (ii) Euros, 0.50% plus the Implied Euro Yield.  The Reinvestment Yield will be rounded to that number of decimals as appears in the coupon for the applicable Note.

“Remaining Average Life” shall mean, with respect to the Called Principal of any Note, the number of years obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years, computed on the basis of a 360-day year comprised of twelve 30-day months and calculated to two decimal places, that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

“Remaining Scheduled Payments” shall mean, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under such Note, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to paragraph 4B or 7A.

“Settlement Date” shall mean, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to paragraph 4B or has become or is declared to be immediately due and payable pursuant to paragraph 7A, as the context requires.

“Yield-Maintenance Amount” shall mean, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Note over the amount of such Called Principal, provided that the Yield-Maintenance Amount shall in no event be less than zero.

All payments of Yield-Maintenance Amount in respect of (1) any Note that is denominated in Euros, shall be made in Euros, and (2) any Note that is denominated in Dollars, shall be made in Dollars.

10B.Other Terms.

“Acceptance” shall have the meaning given in paragraph 2B(5) hereof.

“Acceptance Day” shall have the meaning given in paragraph 2B(5) hereof.

“Acceptance Window” shall mean, with respect to any interest rate quotes provided by Prudential pursuant to paragraph 2B(4), the time period designated by Prudential as the time period during which the applicable Issuer may elect to accept such interest rate quotes.  If no such time period is designated by Prudential with respect to any such interest rate quotes, then the Acceptance Window for such interest rate quotes will be two minutes after the time Prudential shall have provided such interest rate quotes to such Issuer.

“Accepted Note” shall have the meaning given in paragraph 2B(5) hereof.

“Active Restricted Subsidiary” shall mean a Restricted Subsidiary having a net worth in excess of $1,000,000.

“Affiliate” shall mean with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such first Person, except a Subsidiary of an Obligor shall not be an Affiliate of such Obligor.  A Person shall be deemed to control a corporation or other entity if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation or other entity, whether through the ownership of voting securities, by contract or otherwise.

“Anti-Corruption Laws” shall mean any law or regulation in a U.S. or any non-U.S. jurisdiction regarding bribery or any other corrupt activity, including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010.

“Anti-Money Laundering Laws” shall mean any law or regulation in a U.S. or any non-U.S. jurisdiction regarding money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes, including the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act) and the USA PATRIOT Act.

“AR Facility” shall mean the receivables financing facility under the Receivables Purchase Agreement, dated as of November 30, 2000, by and among Worthington Receivables, as Seller, the Company, as Servicer, the members of the various purchaser groups from time to time party thereto and PNC Bank, National Association, as Administrator, in each case as may be amended, restated, refinanced or otherwise modified from time to time.

“Austria” shall mean the Republic of Austria.

“AustriaCo” shall have the meaning given in the introductory paragraph.

“Authorized Officer” shall mean (i) (A) in the case of the Company, its chief executive officer, president, chief financial officer, chief accounting officer, treasurer, comptroller or any other officer of the Company designated as an “Authorized Officer” of the Company in the Information Schedule attached hereto or (B) in the case of either Issuer, any authorized representative or any attorney in fact designated as an “Authorized Officer” of such Issuer for the purpose of this Agreement in a certificate executed by (x) with respect to LuxCo, a category A manager and a category B manager of LuxCo or (y) with respect to AustriaCo, a managing director of Austria Co and delivered to Prudential, and (ii) in the case of Prudential or any Prudential Affiliate, any Person designated as an “Authorized Officer” of Prudential and Prudential Affiliates in the Information Schedule or any Person designated as Prudential’s or such Prudential Affiliate's “Authorized Officer” for the purpose of this Agreement in a certificate executed by one of Prudential’s Authorized Officers or a lawyer in Prudential’s law department.  Any action taken under this Agreement on behalf of an Obligor by any individual who on or after the date of this Agreement shall have been an Authorized Officer, authorized representative or attorney in fact of such Obligor and whom Prudential or any Prudential Affiliate in good faith believes to be an Authorized Officer, authorized representative or attorney in fact of such Obligor at the time of such action shall be binding on such Obligor even though such individual shall have ceased to be an Authorized Officer, authorized representative or attorney in fact of such Obligor, and any action taken under this Agreement on behalf of Prudential or any Prudential Affiliate by any individual who on or after the date of this Agreement shall have been an Authorized Officer of Prudential or such Prudential Affiliate and whom an Obligor in good faith believes to be an Authorized Officer of Prudential or such Prudential Affiliate at the time of such action shall be binding on Prudential or such Prudential Affiliate even though such individual shall have ceased to be an Authorized Officer of Prudential or such Prudential Affiliate.

“Available Facility Amount” shall have the meaning given in paragraph 2B(1) hereof.

“Bankruptcy Event” shall mean (a), with respect to any Person, (i) a court or governmental agency having appropriate jurisdiction shall enter a decree or order for relief in respect of such Person in an involuntary case under any Debtor Relief Law now or hereafter in effect, or appoint a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of such Person or for any substantial part of its property or ordering the winding up or liquidation of its affairs, (ii) an involuntary case under any applicable Debtor Relief Law now or hereafter in effect is commenced against such Person and such petition remains unstayed and in effect for a period of 60 consecutive days, (iii) such Person shall commence a voluntary case under any applicable Debtor Relief Law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of such Person or any substantial part of its property or make any general assignment for the benefit of creditors or (iv) such Person shall admit in writing its inability to pay its debts generally as they become due or any definitive action shall be taken by such Person in preparation for any of the aforesaid, (b) specifically with respect to LuxCo and any other Person whose Center of Main Interest is in

Luxembourg, in addition to any of the circumstances under (a), (i) the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager, juge délégué, commissaire, juge-commissaire, liquidateur, curateur or other similar officer in respect of any such Person or (ii) any such Person being subject to bankruptcy (faillite), insolvency, voluntary or court ordered liquidation (liquidation volontaire ou judiciaire), composition with creditors (concordat préventif de faillite), suspension of payment (sursis de paiement) or controlled management (gestion contrôlée), and (c) specifically with respect to AustriaCo and any other Person whose Center of Main Interest is in Austria, in addition to any of the circumstances under (a), (i) the appointment of an insolvency administrator (Insolvenzverwalter) or an reorganization examiner (Reorganisationsprüfer) or other similar officer in respect of any such Person, (ii) any such Person becoming illiquid (zahlungsunfähig) within the meaning of section 66 Austrian Insolvency Code (“IO”), presumably unable to pay its debts as they fall due (drohend zahlungsunfähig) within the meaning of section 167 paragraph 2 IO, over-indebted (überschuldet) within the meaning of section 67 IO or covered by the scope of either section 23 or section 24 of the Austrian Business Reorganisation Code (Unternehmensreorganisationsgesetz, "URG") or (iii) the opening of insolvency proceedings (Insolvenzverfahren) including bankruptcy proceedings (Konkursverfahren) and reorganisation proceedings (Sanierungsverfahren) in respect of any such Person, regardless if applied for by such Person or a third party, or any such Person being subject to voluntary or court ordered liquidation (Liquidation) or deletion (Löschung).

“Blocked Person” shall mean (i) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by OFAC, (ii) a Person, entity, organization, country or regime that is blocked or a target of sanctions that have been imposed under U.S. Economic Sanctions Laws or (iii) a Person that is an agent, department or instrumentality of, or is otherwise beneficially owned by, controlled by or acting on behalf of, directly or indirectly, any Person, entity, organization, country or regime described in clause (i) or (ii).

“Business Day” shall mean (i) other than as provided in clauses (ii) and (iii) below, any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are authorized or required to be closed (a “New York Business Day”) that is also a TARGET Business Day for the settlement of payments in Euros, (ii) for purposes of paragraph 2B(3) only, any day which is a New York Business Day, a TARGET Business Day for the settlement of payments in Euros and a day on which Prudential is open for business and (iii) for purposes of paragraph 10A only, (a) if with respect to Notes denominated in Dollars, a New York Business Day and a TARGET Business Day for the settlement of payments in Euros, and (b) if with respect to Notes denominated in Euros, any day which is a New York Business Day, a TARGET Business Day for the settlement of payments in Euros and a day on which commercial banks are not required or authorized to be closed in Frankfurt and Brussels.

“Cancellation Date” shall have the meaning given in paragraph 2B(8)(iv) hereof.

“Cancellation Fee” shall have the meaning given in paragraph 2B(8)(iv) hereof.

“Capitalization” shall mean Consolidated Indebtedness plus Consolidated Net Worth.

“Capital Lease” of any Person shall mean any lease of property (whether real, personal or mixed) by such Person as lessee which would, in accordance with GAAP, be required to be accounted for as a capital or financing lease on the balance sheet of such Person.

“Capital Lease Obligations” shall mean, with respect to any Person, all obligations of such Person as lessee under Capital Leases, in each case taken at the amount thereof accounted for as liabilities in accordance with GAAP.

“Center of Main Interest” shall mean the place where the debtor conducts the administration of his interests on a regular basis pursuant to the Regulation (EU) No 20-15/848 of the European Parliament and of the Council of May 20, 2015 on insolvency proceedings, as amended.

“Change of Control” shall mean an event or series of events by which:

(i)any “person” or “group” (within the meaning of section 13(d) and 14(d) of the Exchange Act) (other than the spouses, siblings, descendants, spouses of any such siblings or descendants, trusts created exclusively for the benefit of such Persons, executors, administrators, guardians, or conservators of the estate of John H. McConnell, John P. McConnell, their respective Affiliates and Associates (as defined in Rule 12b-2 under the Exchange Act), or a group which any of the foregoing is a principal participant, or any profit sharing, employee stock ownership or other employee benefit plan of the Company or any Subsidiary of the Company or any trustee or fiduciary with respect to any such plan when acting in such capacity) has become the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have “beneficial ownership” of all securities that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), by way of merger, consolidation or otherwise, of 30% or more of the Equity Interests of the Company on a fully-diluted basis after giving effect to the conversion and exercise of all outstanding Equity Equivalents (whether or not such Equity Equivalents are then currently convertible or exercisable);

(ii)during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Company cease to be composed of individuals (A) who were members of that board or equivalent governing body on the first day of such period, (B) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (ii)(A) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (C) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (ii)(A) and (B) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; or

(iii)the Company shall fail to own, directly or indirectly, 100% of the outstanding Equity Interests of either Issuer.

“Closing Day” shall mean, with respect to the Series A Notes and the Series B Notes, the Series A/B Closing Day and, with respect to any Accepted Note, the Business Day specified for the closing of the purchase and sale of such Accepted Note in the Confirmation of Acceptance for such Accepted Note, provided that (i) if the applicable Issuer and the Purchaser which is obligated to purchase such Accepted Note agree on an earlier Business Day for such closing, the “Closing Day” for such Accepted Note shall be such earlier Business Day, and (ii) if the closing of the purchase and sale of such Accepted Note is rescheduled pursuant to paragraph 2B(7), the Closing Day for such Accepted Note, for all purposes of this Agreement except references to “original Closing Day” in paragraph 2B(8)(iii), shall mean the Rescheduled Closing Day with respect to such Accepted Note.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning given in the introductory paragraph.

“Company NPA” shall have the meaning given in paragraph 3H.

“Confirmation of Acceptance” shall have the meaning given in paragraph 2B(5).

“Confirmation of Guaranty” shall have the meaning given in paragraph 3A(iii).

“Consolidated EBITDA” shall mean, for any period, the sum of (i) Consolidated Net Income for such period plus (ii) an amount which, in the determination of Consolidated Net Income for such period, has been deducted for (A) Consolidated Interest Expense, (B) provisions for Federal, state, local and foreign income, value added and similar taxes and (C) (1) depreciation, (2) amortization (including, without limitation, amortization of goodwill and other intangibles), (3) any writedown of goodwill, long-lived asset, or intangible asset impairment and (4) other non-cash expense, all determined in accordance with GAAP, minus (iii) an amount which, in the determination of Consolidated Net Income for such period, has been added for (A) interest income and (B) any non-cash income or non-cash gains, all as determined in accordance with GAAP. If the Company or any Subsidiary makes a material acquisition or divestiture, in either case to the extent permitted pursuant to this Agreement, during any period for which Consolidated EBITDA is measured, then for purposes of determining the Interest Coverage Ratio, Consolidated EBITDA shall be adjusted for the period of time prior to the date of such acquisition or divesture by adding the historical financial results for such period of the Person or assets acquired (without taking account of cost savings or others synergies unless approved by the Required Holder(s)) or deleting that portion of the financial results of the Company and its Consolidated Subsidiaries for such period attributable to the Person or assets divested, all as reasonably determined by the Company and certified to the holders of Notes.

“Consolidated Indebtedness” shall mean at any date the Indebtedness of the Company and its Subsidiaries, determined on a consolidated basis as of such date.

“Consolidated Interest Expense” shall mean, for any period, the aggregate interest expense of the Company and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, including, without duplication, the portion of any cash payments made or accrued in respect of Capital Lease Obligations allocable to interest expense.

“Consolidated Net Income” shall mean, for any period, the net income (or net loss) after taxes of the Company and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from the calculation of Consolidated Net Income (i) the income (or loss) of any Person (referred to herein as “Person A”) in which any other Person (other than the Company or any of its Wholly-Owned Subsidiaries) has an ownership interest and which Person A would not be consolidated with the Company and its Subsidiaries in their consolidated financial statements if such statements were prepared for such period in accordance with GAAP, except to the extent that any such income is actually received by the Company or any of its Wholly-Owned Subsidiaries in the form of dividends or other distributions during such period and (ii) the income of any Subsidiary of the Company to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary.

“Consolidated Net Tangible Assets” shall mean, as of any date of determination, the sum of the amounts that would appear on a consolidated balance sheet of the Company and its Subsidiaries for the total assets (less accumulated depletion, depreciation or amortization, allowances for doubtful receivables, other applicable reserves and other properly deductible items) of the Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, after deducting therefrom, to the extent included in total assets, in each case as determined on a consolidated basis in accordance with GAAP (without duplication): (i) the aggregate amount of liabilities of the Company and its Subsidiaries which may properly be classified as current liabilities (including taxes accrued as estimated); (ii) current Indebtedness and current maturities of long-term Indebtedness; (iii) minority interests in the Company’s subsidiaries held by Persons other than the Company or a wholly-owned Subsidiary of the Company; and (iv) unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization or developmental expenses and other intangible items.

“Consolidated Net Worth” shall mean at any time the consolidated equity of the Company and its Subsidiaries calculated on a consolidated basis in accordance with GAAP as of such time.

“Consolidated Subsidiary” shall mean with respect to any Person at any date any Subsidiary of such Person or other entity the accounts of which would be consolidated with those of such Person in its consolidated financial statements if such statements were prepared as of such date in accordance with GAAP.

“Contractual Obligation” shall mean, as to any Person, any provision of any material security issued by such Person or of any material agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “Controlled” and “Controlling” shall have meanings correlative to the foregoing.

“Controlled Entity” shall mean (i) any of the Subsidiaries of the Company and any of their or the Company’s respective Controlled Affiliates and (ii) if the Company has a parent company, such parent company and its Controlled Affiliates.

“Credit Agreement” shall mean the Credit Agreement, dated as of February 16, 2018, by and among the Company, the foreign subsidiary borrowers party thereto, PNC Bank, National Association, as administrative agent, JPMorgan Chase Bank, N.A., as Syndication Agent, and the other agents and lenders party thereto, as amended, restated, supplemented or otherwise modified from time to time.

“Debtor Relief Laws” shall mean the Bankruptcy Reform Act of 1978, as amended, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the U.S. or other applicable jurisdiction from time to time affecting the rights of creditors generally.

“Default” shall mean any event or condition which constitutes an Event of Default or which upon the giving of notice, the lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Rate” shall mean, with respect to any Note, a rate per annum from time to time equal to the lesser of (i) the maximum rate permitted by applicable law, and (ii) the greater of (a) 2.00% per annum above the rate of interest stated in such Note, or (b) 2.00% over the rate of interest publicly announced by JPMorgan Chase Bank, National Association, from time to time in New York City as its “Prime Rate”; provided that in any determination of the Default Rate with respect to a Note denominated in Euros, the rate in clause (b) shall be equal to 2.00% over the rate of interest publicly announced by JPMorgan Chase Bank, National Association, from time to time in London, England as its “Prime Rate”.

“Delayed Delivery Fee” shall have the meaning given in paragraph 2B(8)(iii) hereof.

“Derivatives Agreement” shall mean (i) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement and (ii) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement.

“Disposition” or “Dispose” shall mean the sale, transfer, license or other disposition (including any Sale/Leaseback Transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes, accounts receivable or payment intangible or any rights or claims associated therewith.

“Dollar” and the symbol “$” shall mean the lawful currency of the U.S..

“Domestic Subsidiary” shall mean a Subsidiary organized under the laws of the U.S., any state thereof or the District of Columbia.

“Draw Fee” shall have the meaning given in paragraph 2B(8)(i).

“Equity Equivalents” shall mean with respect to any Person any rights, warrants, options, convertible securities, exchangeable securities, Indebtedness or other rights, in each case exercisable for or convertible or exchangeable into, directly or indirectly, Equity Interests of such Person or securities exercisable for or convertible or exchangeable into Equity Interests of such Person, whether at the time of issuance or upon the passage of time or the occurrence of some future event.

“Equity Interests” shall mean all shares of capital stock, partnership interests (whether general or limited), limited liability company membership interests, beneficial interests in a trust and any other interest or participation that confers on a Person the right to receive a share of profits or losses, or distributions of assets, of an issuing Person, but excluding any debt securities convertible into such Equity Interests.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Company, is treated as a single employer under section 414(b) or (c) of the Code or, solely for purposes of section 302 of ERISA and section 412 of the Code, is treated as a single employer under section 414 of the Code.

“ERISA Event” shall mean (a) any “reportable event”, as defined in section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the failure to satisfy the “minimum funding standard” (as defined in section 412 of the Code or section 302 of ERISA), whether or not waived; (c) the filing pursuant to section 412(c) of the Code or section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Company or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Company or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal of the Company or any of its ERISA Affiliates from any Plan or Multiemployer Plan; (g) the receipt by the Company or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Company or any ERISA Affiliate of any notice, concerning the imposition upon the Company or any of its ERISA Affiliates of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (h) the Company or any Subsidiary fails to administer or maintain a Non-U.S. Plan in compliance with the applicable funding requirements of any and all applicable laws, statutes, rules, regulations or court orders or any Non-U.S. Plan is involuntarily terminated or wound up; or (i) the Company or any Subsidiary becomes subject to the imposition of a financial penalty (which for this purpose shall mean any tax, penalty or other liability, whether by way of indemnity or otherwise) with respect to one or more Non-U.S. Plans.

“Euros”, “€” and “EUR” shall mean the lawful currency of the member states of the European Union that have adopted the single currency in accordance with the Treaty establishing the European Communities, as amended by the Treaty on European Union.

“Event of Default” shall mean any of the events specified in paragraph 7A, provided that there has been satisfied any requirement in connection with such event for the giving of notice, or the lapse of time, or the happening of any further condition, event or act.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Facility” shall have the meaning given in paragraph 2B(1) hereof.

“FATCA” shall mean (a) Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), together with any current or future regulations or official interpretations thereof, (b) any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the United States of America and any other jurisdiction, which (in either case) facilitates the implementation of the foregoing clause (a), and (c) any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Financial Covenant” shall mean any covenant (whether set forth as a covenant, undertaking, event of default, restriction or other such provision) that requires any Obligor or any Restricted Subsidiary to achieve or maintain a stated level of financial condition or performance and includes, without limitation, any requirement that any Obligor or any Restricted Subsidiary:

(a) maintain a specified level of net worth, shareholders’ equity, total assets, cash flow or net income;

(b) maintain any relationship of any component of its capital structure to any other component thereof (including without limitation, the relationship of Indebtedness, senior indebtedness or subordinated indebtedness to total capitalization or to net worth); or

(c)maintain any measure of its ability to service its Indebtedness (including, without limitation, exceeding any specified ratio of revenues, cash flow or net income to Indebtedness, interest expense, rental expense, capital expenditures and/or scheduled payments of indebtedness).

For purposes hereof, any covenant similar to the covenants set forth in paragraph 6K of this Agreement shall be deemed to be a Financial Covenant.

“Foreign Subsidiary” shall mean any Subsidiary which is not a Domestic Subsidiary.

“Governmental Authority” shall mean

(a)the government of

(i)the U.S., Luxembourg or Austria or any state or other political subdivision thereof, or

(ii)any other jurisdiction in which the Company or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any Subsidiary, or

(b)any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

“Governmental Official” shall mean any governmental official or employee, employee of any government-owned or government-controlled entity, political party, any official of a political party, candidate for political office, official of any public international organization or anyone else acting in an official capacity.

“Guarantor” shall mean each Person which may from time to time be a party to a Guaranty Agreement as a guarantor thereunder.

“Guaranty Agreement” shall have the meaning given in paragraph 3A(ii) , and shall include any guaranty provided by any Subsidiary pursuant to paragraph 5J.

“Guaranty Obligation” shall mean any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term “Guaranty Obligation” shall not include endorsements for collection or deposit in the ordinary course of business.  The term “Guaranty” used as a verb has a corresponding meaning.  The amount of any Guaranty Obligation hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount (or maximum principal amount, if larger) of the Indebtedness in respect of which such Guaranty Obligation is made.

“Hedge Treasury Note(s)” shall mean, with respect to any Accepted Note, the United States Treasury Note or Notes whose duration (as determined by Prudential) most closely matches the duration of such Accepted Note.

“including” shall mean, unless the context clearly requires otherwise, “including without limitation”, whether or not so stated.

“Incorporated Covenant” shall have the meaning given in paragraph 6M(ii).

“Indebtedness” shall mean, with respect to any Person at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations of such Person as lessee that are capitalized in accordance with GAAP, (v) all Guaranty Obligations of such Person, (vi) all contingent or non-contingent obligations of such Person to reimburse any bank or other Person in respect of amounts paid or payable (currently or in the future, on a contingent or non-contingent basis) under a letter of credit or similar instrument, (vii) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person to the extent of the value of such property (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business) and (viii) proceeds paid to such Person from asset securitization, synthetic sale/leaseback and other similar off balance sheet transactions.

“Initial Purchasers” shall have the meaning given in the address block of this Agreement.

“Institutional Investor” shall mean any insurance company, commercial, investment or merchant bank, finance company, mutual fund, registered money or asset manager, savings and loan association, credit union, registered investment advisor, pension fund, investment company, licensed broker or dealer, “qualified institutional buyer” (as such term is defined under Rule 144A promulgated under the Securities Act) or “accredited investor” (as such term is defined in Regulation D promulgated under the Securities Act).

“Interest Coverage Ratio” shall mean, for any period, the ratio of (i) Consolidated EBITDA of the Company and its Subsidiaries for such period to (ii) Consolidated Interest Expense of the Company and its Subsidiaries for such period.

“Issuance Period” shall have the meaning given in paragraph 2B(2) hereof.

“Lien” shall mean, with respect to any asset, any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable laws of any jurisdiction), including the interest of a purchaser of accounts receivable, chattel paper, payment intangibles or promissory notes.  Solely for the avoidance of doubt, the filing of a Uniform Commercial Code financing statement that is a protective lease filing in respect of an operating lease that does not constitute a security interest in the leased property or otherwise give rise to a Lien does not constitute a Lien solely on account of being filed in a public office.

“LuxCo” shall have the meaning given in the introductory paragraph.

“Luxembourg” shall mean the Grand Duchy of Luxembourg.

“Material Adverse Effect” shall mean an effect on the business, financial condition, assets or liabilities of the Company and its Restricted Subsidiaries, considered on a consolidated basis, which, when combined on a cumulative basis with other changes in the business, financial condition, assets and liabilities of the Company and its Consolidated Subsidiaries, considered on a consolidated basis, in each case would: (i) have a material adverse effect on the ability of any Obligor to perform its obligations under this Agreement, the Notes or any other Transaction Document to which it is party, or would result in a material impairment of the validity or enforceability of the rights of, or the benefits available to, the holders of any of the Notes under this Agreement, the Notes or any other Transaction Document, or (ii) result in a material adverse change in the financial condition of the Company and its Restricted Subsidiaries, considered on a consolidated basis.

“Material Debt Facility” shall mean, as to the Company and its Subsidiaries,

(a)the Primary Bank Facility; and

(b)any other agreement (or series of related agreements) creating or evidencing indebtedness for borrowed money (other than the AR Facility) entered into on or after the date of Closing by the Company or any Subsidiary, or in respect of which the Company or any Subsidiary is an obligor or otherwise provides a guarantee or other credit support (a “Debt Facility”), in a principal amount outstanding or available for borrowing equal to or greater than $100,000,000 (or the equivalent of such amount in the relevant currency of payment, determined as of the date of the closing of such facility based on the exchange rate of such other currency).

“More Favorable Covenant” shall have the meaning given in paragraph 6M(i).

“Multiemployer Plan” shall mean any Plan which is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA).

“Non-U.S. Plan” shall mean any plan, fund or other similar program that (a) is established or maintained outside the U.S. by the Company or any Subsidiary primarily for the benefit of employees of the Company or one or more Subsidiaries residing outside the U.S., which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and (b) is not subject to ERISA or the Code.

“Notes” shall have the meaning given in paragraph 1C hereof.

“OFAC” shall mean the Office of Foreign Assets Control of the United States Department of the Treasury.

“OFAC Sanctions Program” shall mean any economic or trade sanction that OFAC is responsible for administering and enforcing.  A list of OFAC Sanctions Programs may be found at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx.

“Officer’s Certificate” shall mean a certificate signed in the name of the Company by a Responsible Officer of the Company.

“Overnight Interest Rate” shall mean, with respect to an Accepted Note denominated in Euros, the actual rate of interest, if any, received by the Purchaser which intends to purchase such Accepted Note on the overnight deposit of the funds intended to be used for the purchase of such Accepted Note, it being understood that reasonable efforts will be made by or on behalf of the Purchaser to make any such deposit in an interest bearing account.

“PBGC” shall mean the Pension Benefit Guaranty Corporation, or any successor or replacement entity thereto under ERISA.

“Permitted Liens” shall mean:

(a)Liens securing the payment of taxes and special assessments, either not yet due or the validity of which is being contested by the Person being charged in good faith by appropriate proceedings, and as to which it has set aside on its books adequate reserves to the extent required by GAAP;

(b)deposits or Liens securing property under workers’ compensation, unemployment insurance and social security laws, or to secure the performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, or to secure statutory obligations or surety or appeal bonds, or to secure indemnity, performance or other similar bonds in the ordinary course of business;

(c)Liens imposed by law, such as carriers’, warehousemen’s or mechanics’ liens and liens of landlords or mortgagees of landlords arising by operation of law on property located on leased premises, incurred by it in good faith in the ordinary course of business;

(d)Liens incurred in connection with the lease or acquisition of fixed or capital assets limited to the specific assets acquired with such lease or financing or Capital Lease Obligation (subject to the acquisition of such assets and incurrence of such debt being otherwise permitted by the terms of this Agreement);

(e)Liens existing on February 16, 2018 securing Indebtedness outstanding on February 16, 2018 in an aggregate principal amount not exceeding $13,000,000 and set forth on Schedule 6B;

(f)any Lien existing on any asset of any Person at the time such Person becomes a Subsidiary of the Company and not created in contemplation of such event;

(g)any Lien on any asset of any Person existing at the time such Person is merged or consolidated with or into the Company or a Subsidiary and not created in contemplation of such event;

(h)any Lien existing on any asset prior to the acquisition thereof by the Company or a Subsidiary and not created in contemplation of such event;

(i)any Lien arising out of the refinancing, extension, renewal or refunding of any Indebtedness secured by any Lien permitted by any of the foregoing clauses (d), (e), (f), (g) or (h) of this definition; provided that such Indebtedness is not increased and is not secured by any additional assets;

(j)Liens incidental to the conduct of the business of the Company or its Subsidiaries or the ownership of their respective assets which (i) do not secure Indebtedness, (ii) do not secure any obligation, or related series of obligations, in an amount exceeding $50,000,000 and (iii) do not in the aggregate materially detract from the value of its assets or materially impair the use thereof in the operation of the business of the Company or its Subsidiaries;

(k)any attachment Lien being contested in good faith and by proceedings promptly initiated and diligently conducted, unless the attachment giving rise thereto will not, within sixty days after the entry thereof, have been discharged or fully bonded or will not have been discharged within sixty days after the termination of any such bond;

(l)any judgment Lien, unless (i) the judgment it secures will not, within sixty days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or will not have been discharged within sixty days after the expiration of any such stay or (ii) the judgment it secures would result in an Event of Default under paragraph 7A(viii);

(m)easements, rights-of-way, zoning restrictions and other restrictions, charges or encumbrances not materially interfering with the ordinary conduct of the business;

(n)any Lien on property of a Subsidiary securing Indebtedness of such Subsidiary owing to Company or a Restricted Subsidiary;

(o)Liens to banks arising from the issuance of letters of credit issued by such banks (“issuing banks”) on the following: (i) any and all shipping documents, warehouse receipts, policies or certificates of insurance and other document accompanying or relative to drafts drawn under any credit, and any draft drawn thereunder (whether or not such documents, goods or other property be released to or upon the order of the Company or any Subsidiary under a security agreement or trust or bailee receipt or otherwise), and the proceeds of each and all of the foregoing; (ii) the balance of every deposit account, now or at any time hereafter existing, of the Company or any Subsidiary with the issuing banks, and any other claims of the Company or any Subsidiary against the issuing banks; and all property claims and demands and all rights and interests therein of the Company or any Subsidiary and all evidences thereof and all proceeds thereof which have been or at any time will be delivered to or otherwise come into the issuing bank’s possession, custody or control, or into the possession, custody or control of any bailee for the issuing bank or of any of its agents or correspondents for the account of the issuing bank, for any purpose, whether or not the express purpose of being used by the issuing bank as collateral security or for the safekeeping or for any other or different purpose, the issuing bank being deemed to have possession or control of all of such property actually in transit to or from or set apart for the issuing bank, any bailee for the issuing bank or any of its correspondents for others acting in its behalf, it being understood that the receipt at any time by the issuing bank, or any of its bailees, agents or correspondents, or other security, of whatever nature, including cash, will not be deemed a waiver of any of the issuing bank’s rights or power hereunder; (iii) all property shipped under or pursuant to or in connection with any credit or drafts drawn thereunder or in any way related thereto, and all proceeds thereof; and (iv) all additions to and substitutions for any of the property enumerated above in this subsection;

(p)any Lien on accounts of the Company or any Subsidiary (which accounts arise in the ordinary course of business) in connection with the sale or purported sale of accounts to an Unrestricted Subsidiary or a bankruptcy-remote entity that purchases receivables in the ordinary course of its business; and

(q)Liens to secure Indebtedness permitted pursuant to paragraph 6A(v).

“Person” shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, a limited liability company, an unincorporated organization and a government or any department or agency thereof.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or section 412 of the Code or section 302 of ERISA, and in respect of which the Company or any ERISA Affiliate is (or, if such plan were terminated, would under section 4069 of ERISA be deemed to be) an “employer” as defined in section 3(5) of ERISA.

“Primary Bank Facility” shall mean (i) the Credit Agreement, or (ii) any loan facility under which the Credit Agreement or any other Primary Bank Facility is refinanced or replaced, as amended, supplemented, restated or otherwise modified from time to time.

“Prudential” shall have the meaning given in the address block of this Agreement.

“Prudential Affiliate” shall mean any Affiliate of Prudential.

“Purchasers” shall mean, with respect to the Series A Notes and the Series B Notes, the Initial Purchasers and, with respect to any Accepted Notes, the Prudential Affiliate(s) which are purchasing such Accepted Notes.

“Required Holder(s)” shall mean the holder or holders of more than 50% of the aggregate principal amount of the Notes from time to time outstanding or, if the term is expressly used with respect to a Series of Notes, of such Series of Notes from time to time outstanding.

“Rescheduled Closing Day” shall have the meaning given in paragraph 2B(7) hereof.

“Responsible Officer” shall mean, (i) with respect to the Company, the chief executive officer, president, chief financial officer, chief accounting officer, treasurer, comptroller or any other officer involved principally in its financial administration or its controllership function, (ii) with respect to LuxCo, a category A manager or a category B manager or any other authorized representative or signatory designated as such by LuxCo and (iii) with respect to AustriaCo, the managing director or any other authorized representative or signatory designated as such by AustriaCo.

“Restricted Payment” shall mean (i) any dividend or other distribution, direct or indirect, on account of any class of Equity Interests or Equity Equivalents of the Company or any Subsidiary, now or hereafter outstanding, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any class of Equity Interests or Equity Equivalents of the Company or any Subsidiary, now or hereafter outstanding or (iii) any payment made to retire, or to obtain the surrender of, any Equity Interests or Equity Equivalents of or now or hereafter outstanding.

“Restricted Subsidiary” shall mean with respect to any Person at any date any Subsidiary of such Person or other entity the accounts of which would be consolidated with those of such Person in its consolidated financial statements if such statements were prepared as of such date in accordance with GAAP, excluding, with respect to the Company at any date, all Unrestricted Subsidiaries designated as such pursuant to paragraph 6F. Unless the context otherwise clearly requires, any reference to a “Restricted Subsidiary” is a reference to a Restricted Subsidiary of the Company.

“Sale/Leaseback Transaction” shall mean any direct or indirect arrangement with any Person or to which any such Person is a party providing for the leasing to the Company or any of its Subsidiaries of any property, whether owned by the Company or any of its Subsidiaries as of the date of closing or later acquired, which has been or is to be sold or transferred by the Company or any of its Subsidiaries to such Person or to any other Person from whom funds have been, or are to be, advanced by such Person on the security of such property.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Series” shall have the meaning given in paragraph 1C hereof.

“Series A/B Closing Day” shall have the meaning given in paragraph 2A hereof.

“Series A Note(s)” shall have the meaning given in paragraph 1A hereof.

“Series B Note(s)” shall have the meaning given in paragraph 1B hereof.

“Shelf Notes” shall have the meaning given in paragraph 1C hereof.

“Significant Holder” shall mean (i) Prudential, (ii) each Purchaser, so long as such Purchaser or any of its Affiliates shall hold (or be committed under this Agreement to purchase) any Note, or (iii) any other Person which, together with its Affiliates, is the holder of at least 5% of the aggregate principal amount of the Notes of any Series from time to time outstanding.

“State Sanctions List” shall mean a list that is adopted by any state Governmental Authority within the U.S. pertaining to Persons that engage in investment or other commercial activities in Iran or any other country that is a target of economic sanctions imposed under U.S. Economic Sanctions Laws.

“Subsidiary” shall mean, as to any Person, any corporation, association or other business entity in which such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such entity, and any partnership or joint venture if more than a 50% interest in profits or capital thereof is owned by such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries (unless such partnership can and does ordinarily take major business actions without the approval of such Person or one or more of its Subsidiaries).  Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Company.  Notwithstanding the foregoing, any Person that is not included as a “Consolidated Subsidiary” under GAAP shall not be a Subsidiary hereunder.

"TARGET Business Day" shall mean a day on which the Trans-European Automated Real-time Closing Settlement Express Transfer payment system (or any successor thereto) is open for the settlement of payments in a specified currency.

“Tax” shall mean any tax (whether income, documentary, sales, stamp, registration, issue, capital, property, excise or otherwise), duty, assessment, levy, impost, fee, compulsory loan, charge or withholding.

“Taxing Jurisdiction” is defined in paragraph 11W.

“Transaction Documents” shall mean this Agreement, the Notes, the Guaranty Agreements, the Confirmations of Guaranty, the Requests for Purchase and the Confirmations of Acceptance.

“Transaction Party” shall mean any Obligor or any other Guarantor.

“Transferee” shall mean any direct or indirect transferee of all or any part of any Note purchased by any Purchaser under this Agreement.

“Unrestricted Subsidiary” shall mean any Subsidiary which would otherwise be a Restricted Subsidiary, but which has been designated as an Unrestricted Subsidiary by the Company pursuant to the provisions of paragraph 6F. Unless the context otherwise clearly requires, any reference to an “Unrestricted Subsidiary” is a reference to an Unrestricted Subsidiary of the Company.

“USA PATRIOT Act” shall mean United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“U.S.” shall mean the United States of America.

“U.S. Economic Sanctions Laws” shall mean those laws, executive orders, enabling legislation or regulations administered and enforced by the U.S. pursuant to which economic sanctions have been imposed on any Person, entity, organization, country or regime, including the Trading with the Enemy Act, the International Emergency Economic Powers Act, the Iran Sanctions Act, the Sudan Accountability and Divestment Act and any other OFAC Sanctions Program.

“Wholly-Owned Subsidiary” shall mean any Subsidiary of the Company all of the outstanding capital stock or other equity interests of every class of which is owned by the Company or another Wholly-Owned Subsidiary of the Company, and which has outstanding no options, warrants, rights or other securities entitling the holder thereof (other than the Company or a Wholly-Owned Subsidiary) to acquire shares of capital stock or other equity interests of such Subsidiary.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Worthington Receivables” shall mean Worthington Receivables Corporation, a Delaware corporation established as a “special purpose entity” for the Company’s trade receivables securitization facility.

10C.Accounting and Legal Principles, Terms and Determinations.

(i)All references in this Agreement to “generally accepted accounting principles” or “GAAP” shall be deemed to refer to generally accepted accounting principles in effect in the United States at the time of application thereof.  Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all unaudited financial statements and certificates and reports as to financial matters required to be furnished hereunder shall be prepared, in accordance with generally accepted accounting principles, applied on a basis consistent with the most recent audited consolidated financial statements of the Company and its Subsidiaries delivered pursuant to clause (ii) of paragraph 5A or, if no such statements have been so delivered, the most recent audited financial statements referred to in clause (i) of paragraph 8B; provided that, if the Company notifies the holders of Notes that the Obligors request an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Required Holder(s) notify the Company that the Required Holder(s) request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.  Any reference herein to any specific citation, section or form of law, statute, rule or regulation shall refer to such new, replacement or analogous citation, section or form should such citation, section or form be modified, amended or replaced.  Notwithstanding the foregoing or any other provision of this Agreement providing for any amount to be determined in accordance with generally accepted accounting principles, for purposes of determining compliance with the covenants contained in this Agreement, any election by the

Company to measure an item of Indebtedness using fair value (Financial Accounting Standards Board Accounting Standards Codification Topic No. 825-10-25 – Fair Value Option, International Accounting Standard 39 – Financial Instruments: Recognition and Measurement or any similar accounting standard) shall be disregarded and such determination shall be made as if such election had not been made.  Notwithstanding the foregoing or anything to the contrary set forth herein, the definitions set forth in this Agreement and any financial or other covenant calculations required by this Agreement shall be computed to exclude any change to lease accounting rules from those in effect pursuant to Accounting Standards Codification 840 (Leases) and other related lease accounting guidance as in effect on February 16, 2018.

(ii)All pro forma computations required to be made hereunder giving effect to any acquisition or disposition, or issuance, incurrence or assumption of Indebtedness, or other transaction shall in each case be calculated giving pro forma effect thereto (and, in the case of any pro forma computation made hereunder to determine whether such acquisition or disposition, or issuance, incurrence or assumption of Indebtedness, or other transaction is permitted to be consummated hereunder, to any other such transaction consummated since the first day of the period covered by any component of such pro forma computation and on or prior to the date of such computation) as if such transaction had occurred on the first day of the period of four consecutive fiscal quarters ending with the most recent fiscal quarter for which financial statements shall have been delivered pursuant to paragraph 5A(i) or 5A(ii) (or, prior to the delivery of any such financial statements, ending with the last fiscal quarter included in the financial statements referred to in paragraph 8B(ii)), and, to the extent applicable, to the historical earnings and cash flows associated with the assets acquired or disposed of (but without giving effect to any synergies or cost savings) and any related incurrence or reduction of Indebtedness, all in accordance with Article 11 of Regulation S-X under the Securities Act.  If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Derivatives Agreement applicable to such Indebtedness).

11.MISCELLANEOUS.

11A.Note Payments.  Each Issuer agrees that, so long as any Purchaser shall hold any Note, it will make payments of principal of, interest on, and any Yield-Maintenance Amount payable with respect to, such Note, and any other amounts becoming due hereunder or under any other Transaction Document, which comply with the terms of this Agreement, by wire transfer of immediately available funds for credit (not later than 12:00 noon, New York City local time, on the date due) to (i) such Purchaser’s account or accounts specified in the Purchaser Schedule attached hereto in the case of any Series A Note or any Series B Note, (ii) such Purchaser’s account or accounts specified in the Confirmation of Acceptance with respect to such Note in the case of any Shelf Note or (iii) such other account or accounts in the United States as such Purchaser may from time to time designate in writing, notwithstanding any contrary provision herein or in any Note with respect to the place of payment.  Each Purchaser agrees that, before disposing of any Note, such Purchaser will make a notation thereon (or on a schedule attached thereto) of all principal payments previously made thereon and of the date to which interest thereon has been paid.  Each Issuer agrees to afford the benefits of this paragraph 11A to any Transferee which shall have made the same agreement as each Purchaser has made in this paragraph 11A.  No holder shall be required to present or surrender any Note or make any notation thereon, except that upon the written request of the applicable Issuer made concurrently with or reasonably promptly after the payment or prepayment in full of any Note, the applicable holder shall surrender such Note for cancellation, reasonably promptly after such request, to such Issuer at the principal office of the Company.

11B.Expenses. Whether or not the transactions contemplated hereby shall be consummated, the Obligors jointly and severally agree to pay, and save Prudential and each Purchaser and any Transferee harmless against liability for the payment of, all out-of-pocket expenses arising in connection with such transactions, including:

(i)(a) all stamp and documentary taxes and similar charges imposed in connection with the issuance of the Notes to the Purchasers on any Closing Day, (b) costs of obtaining a private placement number from Standard and Poor’s Ratings Group for the Notes and (c) fees and expenses of brokers, agents, dealers, investment banks or other intermediaries or placement agents, in each case as a result of the execution and delivery of this Agreement or the other Transaction Documents or the issuance of the Notes, other than for any such brokers, agents, dealers, investment banks or other intermediaries or placement agents retained by any Purchaser;

(ii)document production and duplication charges and the reasonable fees and expenses of any special counsel engaged by such Purchaser or such Transferee in connection with (a) this Agreement, any of the other Transaction Documents and the transactions contemplated hereby and (b) any subsequent proposed waiver, amendment or modification of, or proposed consent under, this Agreement or any other Transaction Document, whether or not such proposed waiver, amendment, modification or consent shall be effected or granted;

(iii)the costs and expenses, including attorneys’ and financial advisory fees, incurred by such Purchaser or such Transferee in enforcing (or determining whether or how to enforce) any rights under this Agreement, the Notes or any other Transaction Document or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement or any other Transaction Document or the transactions contemplated hereby or by reason of such Purchaser’s or such Transferee’s having acquired any Note, including without limitation costs and expenses incurred in any workout, restructuring or renegotiation proceeding or bankruptcy case or in connection with any prepayment of the Notes; and

(iv)any judgment, liability, claim, order, decree, cost, fee, expense, action or obligation (other than Taxes) resulting from the consummation of the transactions contemplated hereby, including the use of the proceeds of the Notes by the Issuers.

The Obligors also jointly and severally agree to promptly pay or reimburse each Purchaser or holder of a Note (upon demand, in accordance with each such Purchaser’s or holder’s written instruction) for all fees and costs paid or payable by such Purchaser or holder to the Capital Markets & Investment Analysis Office of the National Association of Insurance Commissioners in connection with the initial filing of this Agreement and all related documents and financial information, such amount not to exceed $3,000.

The obligations of the Obligors under this paragraph 11B shall survive the transfer of any Note or portion thereof or interest therein by any Purchaser or any Transferee and the payment of any Note.

11C.Consent to Amendments.  This Agreement may be amended, and the Obligors may take any action herein prohibited, or omit to perform any act herein required to be performed by it, if the Obligors shall obtain the written consent to such amendment, action or omission to act, of the Required Holder(s) except that, (i) with the written consent of the holders of all Notes of a particular Series, and, if an Event of Default shall have occurred and be continuing, of the holders of all Notes of all Series at the time outstanding (and not without such written consents), the Notes of such Series may be amended or the provisions thereof waived to change the maturity thereof, to change or affect the principal thereof, or to change or affect the rate, method of computation or time of payment of interest on or any Yield‑Maintenance Amount payable with respect to the Notes of such Series, in each case in any manner detrimental to, or disproportionate with respect to, any holder of a Note, (ii) without the written consent of the holder or holders of all Notes at the time outstanding, no amendment to or waiver of the provisions of this Agreement shall change or affect the provisions of paragraph 7A or this paragraph 11C insofar as such provisions relate to proportions of the principal amount of the Notes of any Series, or the rights of any individual holder of Notes, required with respect to any declaration of Notes to be due and payable or with respect to any consent, amendment, waiver or declaration, (iii) with the written consent of Prudential (and not without the written consent of Prudential) the provisions of paragraph 2B may be amended or waived (except insofar as any such amendment or waiver would affect any rights or obligations with respect to the purchase and sale of Notes which shall have become Accepted Notes prior to such amendment or waiver), and (iv) with the written consent of all of the Purchasers which shall have become obligated to purchase Accepted Notes of any Series (and not without the written consent of all such Purchasers), any of the provisions of paragraphs 2B and 3 may be amended or waived insofar as such amendment or waiver would affect only rights or obligations with respect to the purchase and sale of the Accepted Notes of such Series or the terms and provisions of such Accepted Notes.  Each holder of any Note at the time or thereafter outstanding shall be bound by any consent authorized by this paragraph 11C, whether or not such Note shall have been marked to indicate such consent, but any Notes issued thereafter may bear a notation referring to any such consent.  No course of dealing between the Company or any of the Company’s Subsidiaries and Prudential or the holder of any Note nor any delay in exercising any rights hereunder, under any Note or under any other Transaction Document shall operate as a waiver of any rights of Prudential or any holder of any Note.  Without limiting the generality of the foregoing, no negotiations or discussions in which Prudential or any holder of any Note may engage regarding any possible amendments, consents or waivers with respect to this Agreement, the Notes or any other Transaction Document shall constitute a waiver of any Default or Event of Default, any term of this Agreement, any Note or any other Transaction Document or any rights of Prudential or any such holder under this Agreement, the Notes or any other Transaction Document.  As used herein and in the Notes, the term “this Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

11D.Form, Registration, Transfer and Exchange of Notes; Lost Notes. The Notes are issuable as registered notes without coupons in denominations of at least $100,000 (or its equivalent in Euros), except as may be necessary to (i) reflect any principal amount not evenly divisible by $100,000 (or its equivalent in Euros) or (ii) enable the registration of transfer by a holder of its entire holding of any Series of Notes; provided, however, that no such minimum denomination shall apply to Notes issued upon transfer by any holder of the Notes to Prudential or Prudential Affiliates or to any other entity or group of Affiliates with respect to which the Notes so issued or transferred shall be managed by a single entity.  Each Issuer shall keep at the principal office of such Issuer a register in which such Issuer shall provide for the registration of its Notes and of transfers of its Notes.  Upon surrender for registration of transfer of any Note at the principal office of the applicable Issuer, such Issuer shall promptly, at their expense, execute and deliver one or more new Notes of like tenor and of a like aggregate principal amount, registered in the name of such transferee or transferees.  At the option of the holder of any Note, such Note may be exchanged for other Notes of like tenor and of any authorized denominations, of a like aggregate principal amount, upon surrender of the Note to be exchanged at the principal office of the Company.  Whenever any Notes are so surrendered for exchange, the applicable Issuer shall promptly, at its expense (except as otherwise provided in the next sentence), execute and deliver the Notes which the holder making the exchange is entitled to receive.  The applicable Issuer may require payment of a sum sufficient to cover any stamp tax or other governmental charge imposed in respect of any such transfer of Notes.  Every Note surrendered for registration of transfer or exchange shall be duly endorsed, or be accompanied by a written instrument of transfer duly executed, by the holder of such Note or such holder’s attorney duly authorized in writing.  Any Note or Notes issued in exchange for any Note or upon transfer thereof shall carry the rights to unpaid interest and interest to accrue which were carried by the Note so exchanged or transferred, so that neither gain nor loss of interest shall result from any such transfer or exchange.  Upon receipt of written notice from the holder of any Note of the loss, theft, destruction or mutilation of such Note and, in the case of any such loss, theft or destruction, upon receipt of such holder’s unsecured indemnity agreement, or in the case of any such mutilation upon surrender and cancellation of such Note, the applicable Issuer will make and deliver a new Note, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Note.  Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee) shall be deemed to have made the representations set forth in paragraph 9B.

11E.Persons Deemed Owners; Participations.  Prior to due presentment for registration of transfer, the applicable Issuer may treat the Person in whose name any Note is registered as the owner and holder of such Note for the purpose of receiving payment of principal of, interest on and any Yield-Maintenance Amount payable with respect to such Note and for all other purposes whatsoever, whether or not such Note shall be overdue, and such Issuer shall not be affected by notice to the contrary.  Subject to the preceding sentence, the holder of any Note may from time to time grant participations in all or any part of such Note to any Person on such terms and conditions as may be determined by such holder in its sole and absolute discretion.

11F.Confidential Information.  For the purposes of this paragraph 11F, “Confidential Information” means information delivered to Prudential or any Purchaser by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by Prudential or such Purchaser as being confidential information of the Company or such Subsidiary, provided that such term does not include information that (a) was publicly known or otherwise known to Prudential or such Purchaser prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by Prudential or such Purchaser or any person acting on Prudential’s or such Purchaser’s behalf, (c) otherwise becomes known to Prudential or such Purchaser other than through disclosure by the Company or any Subsidiary or by a third Person known by Prudential or such Purchaser to be bound by a confidentiality agreement with, or other contractual legal or fiduciary obligation of confidentiality to, the Company or any Subsidiary or (d) constitutes financial statements delivered to Prudential or such Purchaser under paragraph 5A that are otherwise publicly available.  Prudential and each Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by Prudential or such Purchaser in good faith to protect confidential information of third parties delivered to Prudential or such Purchaser, provided that Prudential or such Purchaser may deliver or disclose Confidential Information to (i) its directors, officers, employees, agents, attorneys, trustees and affiliates who are required to hold confidential the Confidential Information substantially in accordance with the terms of this paragraph 11F (to the extent such disclosure reasonably relates to the administration of this Agreement or the investment represented by its Notes), (ii) its auditors, financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this paragraph 11F, (iii) any other holder of any Note or any other security (if any) of the Company or an Issuer, (iv) any Institutional Investor to which it sells or offers to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this paragraph 11F), (v) any Person from which it offers to purchase any security of an Issuer (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this paragraph 11F), (vi) any federal or state regulatory authority having jurisdiction over such Purchaser, (vii) the National Association of Insurance Commissioners or any successor thereto (the “NAIC”) or the Capital Markets & Investment Analysis Office of the NAIC or any successor to such Office or, in each case, any similar organization, or any nationally recognized rating agency that requires access to information about Prudential or such Purchaser’s investment portfolio, or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to Prudential or such Purchaser, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which Prudential or such Purchaser is a party or (z) if an Event of Default has occurred and is continuing, to the extent Prudential or such Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under such Purchaser’s Notes, this Agreement or any other Transaction Document.  Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this paragraph 11F as though it were a party to this Agreement.  On reasonable request by the Obligors in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Obligors embodying the provisions of this paragraph 11F.

In the event that as a condition to receiving access to information relating to the Company or its Subsidiaries in connection with the transactions contemplated by or otherwise pursuant to this Agreement, Prudential, any Purchaser or any holder of a Note is required to agree to a confidentiality undertaking (whether through IntraLinks, another secure website, a secure virtual workspace or otherwise) which is different from this paragraph 11F, this paragraph 11F shall not be amended thereby and, as between Prudential, such Purchaser or such holder and the Obligors, this paragraph 11F shall supersede any such other confidentiality undertaking.

11G.Survival of Representations and Warranties; Entire Agreement.  All representations and warranties contained herein or in any other Transaction Document or made in writing by or on behalf of any Obligor or any other Transaction Party in connection herewith  or therewith shall survive the execution and delivery of this Agreement, the Notes and the other Transaction Documents, the transfer by any Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any Transferee, regardless of any investigation made at any time by or on behalf of any Purchaser or any Transferee.  Subject to the preceding sentence, this Agreement, the Notes and the other Transaction Documents embody the entire agreement and understanding between the Purchasers, the Obligors and the other Transaction Parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings relating to such subject matter.

11H.Successors and Assigns.  All covenants and other agreements in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto (including, without limitation, any Transferee) whether so expressed or not.

11I.Independence of Covenants; Beneficiaries of Covenants.  All covenants hereunder and in the other Transaction Documents shall be given independent effect so that if a particular action or condition is prohibited by any one of such covenants, the fact that it would be permitted by an exception to, or otherwise be in compliance within the limitations of,  another covenant shall not (i) avoid the occurrence of a Default or Event of Default if such action is taken or such condition exists or (ii) in any way prejudice an attempt by Prudential or the holder of any Note to prohibit through equitable action or otherwise the taking of any action by the Issuers, the Company or any of the Company’s Subsidiaries which would result in a Default or Event of Default.  The covenants of the Obligors contained in this Agreement are intended to be only for the benefit of Prudential,  the Purchasers and the holders from time to time of the Notes, and their respective successors and assigns (including, without limitation, any Transferee), and are not intended to be for the benefit of, or enforceable by, any other Person.

11J.Notices.  All written communications provided for hereunder (other than communications provided for under paragraph 2) shall be sent by first class mail or nationwide overnight delivery service (with charges prepaid) and (i) if to Prudential or any Purchaser, addressed to Prudential or such Purchaser at the address specified for such communications in the Purchaser Schedule attached hereto (in the case of Prudential or the Purchasers of the Series A Notes or the Series B Notes) or the Purchaser Schedule attached to the applicable Confirmation of Acceptance (in the case of any Purchaser of any Shelf Notes), or at such other address as Prudential or  such Purchaser shall have specified to the Company in writing, (ii) if to any other holder of any Note, addressed to such other holder at such address as such other holder shall have specified to the Company in writing or, if any such other holder shall not have so specified an address to the Company, then addressed to such other holder in care of the last holder of such Note which shall have so specified an address to the Company, and (iii) if to an Obligor, addressed to it c/o the Company at 200 Old Wilson Bridge Road, Columbus, Ohio 43085, Attention:  Marcus Rogier, Treasurer, or at such other address as the Company shall have specified to the holder of each Note in writing; provided, however, that any such communication to any Obligor may also, at the option of the holder of any Note, be delivered by any other means either to the Company at its address specified above or to any Authorized Officer of the Company.  Any communication pursuant to paragraph 2 shall be made by the method specified for such communication in paragraph 2, and shall be effective to create any rights or obligations under this Agreement only if, in the case of a telephone communication, an Authorized Officer of the party conveying the information and of the party receiving the information are parties to the telephone call, and in the case of a facsimile transmission communication, the communication is signed by an Authorized Officer of the party conveying the information, addressed to the attention of an Authorized Officer of the party receiving the information, and in fact received at the facsimile terminal the number of which is listed for the party receiving the communication in the Information Schedule or at such other facsimile terminal as the party receiving the information shall have specified in writing to the party sending such information.

The Company undertakes to notify in due time the Issuers of any information received or provided as well as any actions taken in relation to the Notes.

11K.Payments Due on Non-Business Days.  Anything in this Agreement or the Notes to the contrary notwithstanding, any payment of principal of, interest on or Yield-Maintenance Amount payable with respect to any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day; provided that if the maturity date of, or any date for a principal prepayment on, any Note is other than a Business Day, then all payments due on such Note on such maturity date or principal prepayment date that are to be made on such next succeeding Business Day shall include such additional days elapsed in the computation of the interest payable on such next succeeding Business Day.

11L.Satisfaction Requirement.  If any agreement, certificate or other writing, or any action taken or to be taken, is by the terms of this Agreement required to be satisfactory to any Purchaser, to any holder of a Note or to the Required Holder(s), the determination of such satisfaction shall be made by such Purchaser, such holder or the Required Holder(s), as the case may be, in the sole and exclusive judgment (exercised in good faith) of the Person or Persons making such determination.

11M.GOVERNING LAW.  THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES UNDER THIS AGREEMENT OR IN CONNECTION WITH ANY CLAIMS OR DISPUTES ARISING OUT OF OR RELATING TO THIS AGREEMENT (WHETHER SOUNDING IN CONTRACT OR TORT) SHALL BE GOVERNED BY, THE LAW OF THE STATE OF NEW YORK (EXCLUDING ANY CONFLICTS OF LAW RULES WHICH WOULD OTHERWISE CAUSE THIS AGREEMENT TO BE CONSTRUED OR ENFORCED IN ACCORDANCE WITH, OR THE RIGHTS OF THE PARTIES TO BE GOVERNED BY, THE LAWS OF ANY OTHER JURISDICTION).

11N.SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL.  ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT, THE NOTES OR ANY OTHER TRANSACTION DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN, OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH

OBLIGOR HEREBY IRREVOCABLY ACCEPTS, UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS WITH RESPECT TO ANY SUCH ACTION OR PROCEEDING.  EACH OBLIGOR FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO IT AT ITS ADDRESS PROVIDED IN PARAGRAPH 11J, SUCH SERVICE TO BECOME EFFECTIVE UPON RECEIPT.  EACH OBLIGOR AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION BY SUIT ON SUCH JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING HEREIN SHALL AFFECT THE RIGHT OF PRUDENTIAL OR ANY HOLDER OF A NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY OBLIGOR IN ANY OTHER JURISDICTION.  EACH OBLIGOR HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, THE NOTES OR ANY OTHER TRANSACTION DOCUMENT BROUGHT IN ANY OF THE AFORESAID COURTS AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.  TO THE EXTENT THAT ANY OBLIGOR HAS OR MAY HEREAFTER ACQUIRE IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OF NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION, EXECUTION OR OTHERWISE WITH RESPECT TO ITSELF OR ITS PROPERTY), EACH OBLIGOR HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT, THE NOTES OR ANY OTHER TRANSACTION DOCUMENT.  EACH OBLIGOR, PRUDENTIAL AND EACH PURCHASER HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTES, ANY OTHER TRANSACTION DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (INCLUDING IN CONNECTION WITH ANY CLAIMS OR DISPUTES RELATING THERETO, WHETHER SOUNDING IN CONTRACT OR TORT).

11O.Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11P.Descriptive Headings; Advice of Counsel; Interpretation; Time of the Essence.  The descriptive headings of the several paragraphs of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.  Each party to this Agreement represents to the other parties to this Agreement that such party has been represented by counsel in connection with this Agreement, the Notes and the other Transaction Documents, that such party has discussed this Agreement, the Notes and the other Transaction Documents with its counsel and that any and all issues with respect to this Agreement, the Notes and the other Transaction Documents have been resolved as set forth herein and therein.  No provision of this Agreement, the Notes and the other Transaction Documents shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured, drafted or dictated such provision.  Time is of the essence in the performance of this Agreement, the Notes or any other Transaction Document.

11Q.Counterparts; Facsimile or Electronic Signatures. This Agreement may be executed in any number of counterparts (or counterpart signature pages), each of which counterparts shall be an original but all of which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

11R.Severalty of Obligations.  The sales of Notes to the Purchasers are to be several sales, and the obligations of Prudential and the Purchasers under this Agreement are several obligations.  No failure by Prudential or any Purchaser to perform its obligations under this Agreement shall relieve any other Purchaser or any Obligor of any of its obligations hereunder, and neither Prudential nor any Purchaser shall be responsible for the obligations of, or any action taken or omitted by, any other such Person hereunder.

11S.Independent Investigation.  Each Purchaser represents to and agrees with each other Purchaser that it has made its own independent investigation of the condition (financial and otherwise), prospects and affairs of the Company and its Subsidiaries in connection with its purchase of the Notes hereunder and has made and shall continue to make its own appraisal of the creditworthiness of the Obligors.  No holder of Notes shall have any duties or responsibility to any other holder of Notes, either initially or on a continuing basis, to make any such investigation or appraisal or to provide any credit or other information with respect thereto.  No holder of Notes is acting as agent or in any other fiduciary capacity on behalf of any other holder of Notes.

11T.Directly or Indirectly.  Where any provision in this Agreement refers to actions to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether the action in question is taken directly or indirectly by such Person.

11U.Transaction References.  Subject to the review of any such materials by, and the consent (such consent not to be unreasonably withheld) of, the Company, each Obligor agrees that Prudential and Prudential Capital Group (or an Affiliate thereof) may, at its expense, (i) refer to its role in establishing the Facility, as well as the private placement nature of the offerings, the identity of the Obligors, the Series A Notes, the Series B Notes and the maximum aggregate principal amount of the Notes and the date on which the Facility was established, on its internet site, social media channels or in marketing materials, press releases, published “tombstone” announcements or any other print or electronic medium and (ii) display the Company’s corporate logo in conjunction with any such reference.

11V.Payment Currency.  All payments on account of any Shelf Notes denominated in Dollars (including principal, interest and Yield-Maintenance Amounts) shall be made in Dollars, and all payments on account of any Series A Notes, the Series B Notes and any Shelf Notes denominated in Euros (including principal, interest and Yield-Maintenance Amounts) shall be made in Euros.  The obligation of each Issuer to make payment on account of its Notes in the applicable currency specified in the preceding sentence shall not be discharged or satisfied by any tender, or any recovery pursuant to any judgment, which is expressed in or converted into any currency other than such applicable currency, except to the extent the holder of the applicable Note actually receives the full amount of the currency in which the underlying obligation is denominated.  The obligation of each Issuer to make payment in any given currency as required by the first sentence of this paragraph shall be enforceable as an alternative or additional cause of action for the purpose of recovery in such currency, of the amount, if any, by which such actual receipt shall fall short of the full amount of such currency expressed to be payable in respect of any such obligation, and shall not be affected by judgment being obtained for any other sums due under the Notes or this Agreement, as the case may be.

11W.Tax Indemnification; FATCA Information.

(a)All payments whatsoever under this Agreement and the Notes will be made by the Issuers in the applicable currency free and clear of, and without liability for withholding or deduction for or on account of, any present or future Taxes of whatever nature imposed or levied by or on behalf of any jurisdiction other than the United States (or any political subdivision or taxing authority of or in such jurisdiction) (hereinafter a “Taxing Jurisdiction”), unless the withholding or deduction of such Tax is compelled by law.

(b)If any deduction or withholding for any Tax of a Taxing Jurisdiction shall at any time be required in respect of any amounts to be paid by an Issuer under this Agreement or its Notes, such Issuer will pay to the relevant Taxing Jurisdiction the full amount required to be withheld, deducted or otherwise paid before penalties attach thereto or interest accrues thereon and pay to each holder of such Issuer's Notes such additional amounts as may be necessary in order that the net amounts paid to such holder pursuant to the terms of this Agreement or such Notes after such deduction, withholding or payment (including any required deduction or withholding of Tax on or with respect to such additional amount), shall be not less than the amounts then due and payable to such holder under the terms of this Agreement or such Notes before the assessment of such Tax; provided that no payment of any additional amounts shall be required to be made for or on account of:

(i)any Tax that would not have been imposed but for the existence of any present or former connection between such holder (or a fiduciary, settlor, beneficiary, member of, shareholder of, or possessor of a power over, such holder, if such holder is an estate, trust, partnership or corporation or any Person other than the holder to whom the Notes or any amount payable thereon is attributable for the purposes of such Tax) and the Taxing Jurisdiction, other than the mere holding of the relevant Note or the receipt of payments thereunder or in respect thereof or the exercise of remedies in respect thereof, including such holder (or such other Person described in the above parenthetical) being or having been a citizen or resident thereof, or being or having been present or engaged in trade or business therein or having or having had an establishment, office, fixed base or branch therein, provided that this exclusion shall not apply with respect to a Tax that would not have been imposed but for such Issuer, after the Series A/B Closing Day, opening an office in, moving an office to, reincorporating in, or changing the Taxing Jurisdiction from or through which payments on account of this Agreement or its Notes are made to, the Taxing Jurisdiction imposing the relevant Tax;

(ii)any Tax that would not have been imposed but for the delay or failure by such holder (following a written request by such Issuer) in the filing with the relevant Taxing Jurisdiction of Forms (as defined below) that are required to be filed by such holder to avoid or reduce such Taxes (including for such purpose any refilings or renewals of filings that may from time to time be required by the relevant Taxing Jurisdiction); provided that the filing of such Forms would not (in such holder’s reasonable judgment) impose any unreasonable burden (in time, resources or otherwise) on such holder or result in any confidential or proprietary income tax return information being revealed, either directly or indirectly, to any Person and such delay or failure could have been lawfully avoided by such holder, and provided further that such holder shall be deemed to have satisfied the requirements of this clause (b)(ii) upon the good faith completion and submission of such Forms (including refilings or renewals of filings) as may be specified in a written request of such holder no later than 60 days after receipt by such holder of such written request (accompanied by copies of such Forms and related instructions, if any, all in the English language or with an English translation thereof); or

(iii)any combination of clauses (i) and (ii) above;

provided further that in no event shall either Issuer be obligated to pay such additional amounts to any holder (i) not resident in the United States of America or any other jurisdiction in which an original Purchaser is resident for tax purposes on the applicable Closing Day in excess of the amounts that such Issuer would be obligated to pay if such holder had been a resident of the United States of America or such other jurisdiction, as applicable, on such Closing Day for purposes of, and eligible for the benefits of, any double taxation treaty from time to time in effect between the United States of America or such other jurisdiction and the relevant Taxing Jurisdiction or (ii) registered in the name of a nominee if under the law of the relevant Taxing Jurisdiction (or the current regulatory interpretation of such law) securities held in the name of a nominee do not qualify for an exemption from the relevant Tax and such Issuer shall have given timely notice of such law or interpretation to such holder.

(c)By acceptance of any Note, the holder of such Note agrees, subject to the limitations of clause (b)(ii) above, that it will from time to time with reasonable promptness (x) duly complete and deliver to or as reasonably directed by the applicable Issuer all such forms, certificates, documents and returns provided to such holder by such Issuer (collectively, together with instructions for completing the same, “Forms”) required to be filed by or on behalf of such holder in order to avoid or reduce any such Tax pursuant to the provisions of an applicable statute, regulation or administrative practice of the relevant Taxing Jurisdiction or of a tax treaty between the United States and such Taxing Jurisdiction and (y) provide the applicable Issuer with such information with respect to such holder as such Issuer may reasonably request in order to complete any such Forms; provided that nothing in this paragraph 11W shall require any holder to provide information with respect to any such Form or otherwise if in the opinion of such holder such Form or disclosure of information would involve the disclosure of tax return or other information that is confidential or proprietary to such holder; and provided, further, that each such holder shall be deemed to have complied with its obligation under this paragraph with respect to any Form if such Form shall have been duly completed and delivered by such holder to such Issuer or mailed to the appropriate taxing authority, whichever is applicable, within 60 days following a written request of such Issuer (which request shall be accompanied by copies of such Form and English translations of any such Form not in the English language) and, in the case of a transfer of any Note, at least 90 days prior to the relevant interest payment date.

(d)On or before the applicable Closing Day, the Company will furnish each Purchaser purchasing Notes on such Closing Day with copies of the appropriate Form (and English translation if required as aforesaid) currently required to be filed in each of Luxembourg and Austria pursuant to paragraph 11W(b)(ii), if any, and in connection with the transfer of any Note the Company will furnish the transferee of such Note with copies of any Form and English translation then required.

(e)If any payment is made by an Issuer to or for the account of the holder of any Note after deduction for or on account of any Taxes, and increased payments are made by such Issuer pursuant to this paragraph 11W, then, if such holder at its sole discretion determines that it has received or been granted a refund of such Taxes, such holder shall, to the extent that it can do so without prejudice to the retention of the amount of such refund, reimburse to such Issuer such amount as such holder shall, in its sole discretion, determine to be attributable to the relevant Taxes or deduction or withholding.  Nothing herein contained shall interfere with the right of the holder of any Note to arrange its tax affairs in whatever manner it thinks fit and, in particular, no holder of any Note shall be under any obligation to claim relief from its corporate profits or similar tax liability in respect of such Tax in priority to any other claims, reliefs, credits or deductions available to it or (other than as set forth in paragraph 11W(b)(ii)) oblige any holder of any Note to disclose any information relating to its tax affairs or any computations in respect thereof.

(f)The relevant Issuer will furnish the holders of its Notes, promptly and in any event within 60 days after the date of any payment by such Issuer of any Tax in respect of any amounts paid under this Agreement or such Notes, the original tax receipt issued by the relevant taxation or other authorities involved for all amounts paid as aforesaid (or if such original tax receipt is not available or must legally be kept in the possession of such Issuer, a duly certified copy of the original tax receipt or any other reasonably satisfactory evidence of payment), together with such other documentary evidence with respect to such payments as may be reasonably requested from time to time by any holder of such Note.

(g)If an Issuer is required by any applicable law, as modified by the practice of the taxation or other authority of any relevant Taxing Jurisdiction, to make any deduction or withholding of any Tax in respect of which such Issuer would be required to pay any additional amount under this paragraph 11W, but for any reason does not make such deduction or withholding with the result that a liability in respect of such Tax is assessed directly against the holder of any of such Issuer's Notes, and such holder pays such liability, then such Issuer will promptly reimburse such holder for such payment (including any related interest or penalties to the extent such interest or penalties arise by virtue of a default or delay by such Issuer) upon demand by such holder accompanied by an official receipt (or a duly certified copy thereof) issued by the taxation or other authority of the relevant Taxing Jurisdiction.

(h)If an Issuer makes payment to or for the account of any holder of a Note and such holder is entitled to a refund of the Tax to which such payment is attributable upon the making of a filing (other than a Form described above), then such holder shall, as soon as practicable after receiving written request from such Issuer (which shall specify in reasonable detail and supply the refund forms to be filed) use reasonable efforts to complete and deliver such refund forms to or as directed by such Issuer, subject, however, to the same limitations with respect to Forms as are set forth above.  If a holder receives any such refund, such holder will promptly pay such refund to the applicable Issuer (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such holder and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).

(i)The obligations of the Issuers under this paragraph 11W shall survive the payment or transfer of any Note and the provisions of this paragraph 11W shall also apply to successive transferees of the Notes.

(j)By acceptance of any Note, the holder of such Note agrees that such holder will with reasonable promptness duly complete and deliver to the applicable Issuer, or to such other Person as may be reasonably requested by such Issuer, from time to time (i) in the case of any such holder that is a United States Person, such holder’s United States tax identification number or other Forms reasonably requested by such Issuer necessary to establish such holder’s status as a United States Person under FATCA and as may otherwise be necessary for such Issuer to comply with its obligations under FATCA and (ii) in the case of any such holder that is not a United States Person, such documentation prescribed by applicable law (including as prescribed by section 1471(b)(3)(C)(i) of the Code) and such additional documentation as may be necessary for such Issuer to comply with its obligations under FATCA and to determine that such holder has complied with such holder’s obligations under FATCA or to determine the amount (if any) to deduct and withhold from any such payment made to such holder.  Nothing in this paragraph 11W(j) shall require any holder to provide information that is confidential or proprietary to such holder unless the applicable Issuer is required to obtain such information under FATCA and, in such event, such Issuer shall treat any such information it receives as confidential.

11X.Mandatory Austrian Capital Maintenance.

The obligations (Verpflichtungen) and liabilities (Haftungen) of AustriaCo under the Transaction Documents shall, in addition to any other limitations applicable pursuant to the Transaction Documents, at all times be limited so that at no time shall the assumption and/or performance of an obligation or  liability under the Transaction Documents be required if this would violate mandatory Austrian capital maintenance rules (Kapitalerhaltungsvorschriften) pursuant to Austrian company law, in particular Sections 82 et seq of the Austrian Act on Limited Liability Companies (Gesetz über Gesellschaften mit beschränkter Haftung - GmbHG) (“Austrian Capital Maintenance Rules”). Should any obligation and/or liability of AustriaCo under the Transaction Documents violate or contradict Austrian Capital Maintenance Rules and should therefore be held invalid or unenforceable in whole or in part, such obligation and/or liability shall be deemed to be replaced by an obligation and/or liability of a similar nature and effect which is in compliance with Austrian Capital Maintenance Rules (e.g. by means of reduction of the liability and/or obligation to the maximum amount which is permitted pursuant to Austrian Capital Maintenance Rules), and the Company and LuxCo undertake jointly and severally to put AustriaCo into a position as if the obligation and/or liability violating or contradicting Austrian Capital Maintenance Rules had never been agreed to and/or implemented.

When this Agreement is executed and delivered by the Obligors, Prudential and the Initial Purchasers, it shall become a binding agreement between the Obligors, on one hand, and Prudential and each Initial Purchaser, on the other hand.  This Agreement shall also inure to the benefit of each Purchaser which shall have executed and delivered a Confirmation of Acceptance and each such Purchaser shall be bound by this Agreement to the extent provided in such Confirmation of Acceptance.

Very truly yours,

WORTHINGTON INDUSTRIES, INC.

By:
Name:
Title:

WORTHINGTON INDUSTRIES INTERNATIONAL S.À R.L.

By:
Name:
Title:

WORTHINGTON CYLINDERS GMBH

By:
Name:
Title:

Signature Page to Note Purchase and Private Shelf Agreement

The foregoing Agreement
is hereby accepted as of the
date first above written

PGIM, INC.

By:
Vice President

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

By:
Vice President

PRUCO LIFE INSURANCE COMPANY

By:
Assistant Vice President

PRUDENTIAL LEGACY INSURANCE COMPANY OF NEW JERSEY

By: PGIM, Inc., as investment manager

By:
Vice President

Signature Page to Note Purchase and Private Shelf Agreement

PURCHASER SCHEDULE

		Series of Notes to be Purchased	Aggregate Principal Amount of Notes to be Purchased	Note Denomination(s)

	THE PRUDENTIAL INSURANCE COMPANY OF AMERICA	Series A	€36,700,000	€36,700,000

(1)	All payments on account of Notes held by such purchaser shall be made by wire transfer of immediately available funds for credit to:

JP Morgan Chase Bank N.A. Swift BIC: CHASGB2L London IBAN: GB24CHAS60924225491221
Account Name: PGF-INC-EUR Account No.: 25491221

Each such wire transfer shall set forth the name of the Company, a reference to "1.56% Senior Notes due August 23, 2031, Security No. INV11511, PPN L9745@ AA4" and the due date and application (as among principal, interest and Yield-Maintenance Amount) of the payment being made.

(2)	Address for all communications and notices:

The Prudential Insurance Company of America
c/o Prudential Private Capital
Two Prudential Plaza 180 N. Stetson Ave., Suite 5600 Chicago, IL 60601
Attention: Managing Director
cc: Vice President and Corporate Counsel

Purchaser Schedule

and for all notices relating solely to scheduled principal and interest payments to:

The Prudential Insurance Company of America
c/o PGIM, Inc.
Prudential Tower
655 Broad Street
14th Floor - South Tower
Newark, NJ 07102

Attention:  PIM Private Accounting Processing Team
Email: Pim.Private.Accounting.Processing.Team@prudential.com

(3)	Address for Delivery of Notes:

(a) Send physical security by nationwide overnight delivery service to:

PGIM, Inc. 655 Broad Street 14th Floor - South Tower Newark, NJ 07102 Attention: Trade Management Manager

(b) Send copy by email to:

Scott Barnett scott.barnett@prudential.com (312) 540-5428

and

Private.Disbursements@Prudential.com

(4)	Tax Identification No.: 22-1211670

		Series of Notes to be Purchased	Aggregate Principal Amount of Notes to be Purchased	Note Denomination(s)

	PRUCO LIFE INSURANCE COMPANY	Series B	€2,056,000	€2,056,000

(1)	All payments on account of Notes held by such purchaser shall be made by wire transfer of immediately available funds for credit to:

JP Morgan Chase Bank N.A. Swift BIC: CHASGB2L London IBAN: GB24CHAS60924225491221
Account Name: PGF-INC-EUR Account No.: 25491221

Each such wire transfer shall set forth the name of the Company, a reference to "1.90% Senior Notes due August 23, 2034, Security No. INV11511, PPN A9897# AA0" and the due date and application (as among principal, interest and Yield-Maintenance Amount) of the payment being made.

(2)	Address for all communications and notices:

Pruco Life Insurance Company
c/o Prudential Private Capital
Two Prudential Plaza 180 N. Stetson Ave., Suite 5600 Chicago, IL 60601
Attention: Managing Director
cc: Vice President and Corporate Counsel

and for all notices relating solely to scheduled principal and interest payments to:

Pruco Life Insurance Company
c/o PGIM, Inc.
Prudential Tower
655 Broad Street
14th Floor - South Tower
Newark, NJ 07102

Attention:  PIM Private Accounting Processing Team
Email: Pim.Private.Accounting.Processing.Team@prudential.com

(3)	Address for Delivery of Notes:

(a) Send physical security by nationwide overnight delivery service to:

PGIM, Inc. 655 Broad Street 14th Floor - South Tower Newark, NJ 07102 Attention: Trade Management Manager

(b) Send copy by email to:

Scott Barnett scott.barnett@prudential.com (312) 540-5428

and

Private.Disbursements@Prudential.com

(4)	Tax Identification No.: 22-1944557

		Series of Notes to be Purchased	Aggregate Principal Amount of Notes to be Purchased	Note Denomination(s)

	PRUDENTIAL LEGACY INSURANCE COMPANY OF NEW JERSEY	Series B	€14,742,600	€14,742,600

(1)	All payments on account of Notes held by such purchaser shall be made by wire transfer of immediately available funds for credit to:

JP Morgan Chase Bank N.A. Swift BIC: CHASGB2L London IBAN: GB24CHAS60924225491221
Account Name: PGF-INC-EUR Account No.: 25491221

Each such wire transfer shall set forth the name of the Company, a reference to "1.90% Senior Notes due August 23, 2034, Security No. INV11511, PPN A9897# AA0" and the due date and application (as among principal, interest and Yield-Maintenance Amount) of the payment being made.

(2)	Address for all communications and notices:

Prudential Legacy Insurance Company of New Jersey
c/o Prudential Private Capital
Two Prudential Plaza 180 N. Stetson Ave., Suite 5600 Chicago, IL 60601
Attention: Managing Director
cc: Vice President and Corporate Counsel

and for all notices relating solely to scheduled principal and interest payments to:

Prudential Legacy Insurance Company of New Jersey
c/o PGIM, Inc.
Prudential Tower
655 Broad Street
14th Floor - South Tower
Newark, NJ 07102

Attention:  PIM Private Accounting Processing Team
Email: Pim.Private.Accounting.Processing.Team@prudential.com

(3)	Address for Delivery of Notes:

(a) Send physical security by nationwide overnight delivery service to:

PGIM, Inc. 655 Broad Street 14th Floor - South Tower Newark, NJ 07102 Attention: Trade Management Manager

(b) Send copy by email to:

Scott Barnett scott.barnett@prudential.com (312) 540-5428

and

Private.Disbursements@Prudential.com

(4)	Tax Identification No.: 27-2457213

		Series of Notes to be Purchased	Aggregate Principal Amount of Notes to be Purchased	Note Denomination(s)

	THE PRUDENTIAL INSURANCE COMPANY OF AMERICA	Series B	€38,201,400	€23,397,000 €9,000,700 €5,803,700

(1)	All payments on account of Notes held by such purchaser shall be made by wire transfer of immediately available funds for credit to:

JP Morgan Chase Bank N.A. Swift BIC: CHASGB2L London IBAN: GB24CHAS60924225491221
Account Name: PGF-INC-EUR Account No.: 25491221

Each such wire transfer shall set forth the name of the Company, a reference to "1.90% Senior Notes due August 23, 2034, Security No. INV11511, PPN A9897# AA0]" and the due date and application (as among principal, interest and Yield-Maintenance Amount) of the payment being made.

(2)	Address for all communications and notices:

The Prudential Insurance Company of America
c/o Prudential Private Capital
Two Prudential Plaza 180 N. Stetson Ave., Suite 5600 Chicago, IL 60601
Attention: Managing Director
cc: Vice President and Corporate Counsel

and for all notices relating solely to scheduled principal and interest payments to:

The Prudential Insurance Company of America
c/o PGIM, Inc.
Prudential Tower
655 Broad Street
14th Floor - South Tower
Newark, NJ 07102

Attention:  PIM Private Accounting Processing Team
Email: Pim.Private.Accounting.Processing.Team@prudential.com

(3)	Address for Delivery of Notes:

	(a)	Send physical security by nationwide overnight delivery service to:

PGIM, Inc. 655 Broad Street 14th Floor - South Tower Newark, NJ 07102 Attention: Trade Management Manager

	(b)	Send copy by email to:

Scott Barnett scott.barnett@prudential.com (312) 540-5428

and

Private.Disbursements@Prudential.com

(4)	Tax Identification No.: 22-1211670

INFORMATION SCHEDULE

Authorized Officers for Prudential and Prudential Affiliates

P. Scott von Fischer
Managing Director
Prudential Capital Group
Two Prudential Plaza, Suite 5600
Chicago, Illinois  60601

Telephone:  (312) 540-4225
Facsimile:   (312) 540-4222
Email: scott.vonfischer@prudential.com

Marie L. Fioramonti
Managing Director
Prudential Capital Group
Two Prudential Plaza, Suite 5600
Chicago, Illinois  60601

Telephone:  (312) 540-4233
Facsimile:   (312) 540-4222
Email: marie.fioramonti@pricoacapital.com

Matthew Douglass
Managing Director
Central Credit
Prudential Capital Group
Four Gateway Center
100 Mulberry Street
Newark, New Jersey 07102

Telephone:  (973) 367-8752
Facsimile:   (973) 802-2333

Email: mathew.douglass@prudential.com

William S. Engelking
Managing Director
Prudential Capital Group
Two Prudential Plaza, Suite 5600
Chicago, Illinois  60601

Telephone:  (312) 540-4214
Facsimile:   (312) 540-4222

Email: william.engelking@prudential.com

Peter Pricco Managing Director Prudential Capital Group 60 South 6th Street, Suite 3710 Minneapolis, Minnesota 55402 Telephone: (612) 326-2200 Facsimile: (612) 326-2222 Email: peter.pricco@prudential.com

G. Anthony Coletta
Senior Vice President
Prudential Capital Group
Two Prudential Plaza, Suite 5600
Chicago, Illinois  60601

Telephone:  (312) 540-4226
Facsimile:   (312) 540-4222
Email: anthony.coletta@prudential.com

Tan Vu Managing Director Prudential Capital Group Two Prudential Plaza, Suite 5600 Chicago, Illinois 60601 Telephone: (312) 540-5437 Facsimile: (312) 540-4222 Email: tan.vu@prudential.com	James J. McCrane Senior Vice President Prudential Capital Group 4 Gateway Center Newark, New Jersey 07102-4062 Telephone: (973) 802-4222 Facsimile: (973) 624-6432 Email: james.mccrane@prudential.com

Information Schedule

Charles J. Senner Director Prudential Capital Group 4 Gateway Center Newark, New Jersey 07102-4062 Telephone: (973) 802-6660 Facsimile: (973) 624-6432 Email: charles.senner@prudential.com

Dianna D. Carr-Coletta
Managing Director
Prudential Capital Group
Two Prudential Plaza, Suite 5600
Chicago, Illinois  60601

Telephone:  (312) 540-4224
Facsimile:   (312) 540-4222
Email: dianna.carr@prudential.com

David S. Quackenbush
Senior Vice President
Prudential Capital Group
Two Prudential Plaza, Suite 5600
Chicago, Illinois  60601

Telephone:  (312) 540-4222
Facsimile:   (312) 540-4245
Email:
david.quackenbush@prudential.com

Joshua Shipley Managing Director Prudential Capital Group Two Prudential Plaza, Suite 5600 Chicago, Illinois 60601 Telephone: (312) 540-4220 Facsimile: (312) 540-4245 Email: joshua.shipley@pricoa.com

IS-2

Authorized Officers for Obligors

B. Andrew Rose President Worthington Industries, Inc. 200 W. Old Wilson Bridge Road Worthington, Ohio 43085 Telephone: (614) 840-4146 Email: Andy.Rose@worthingtonindustries.com	Joseph Hayek Vice President & CFO Worthington Industries, Inc. 200 W. Old Wilson Bridge Road Worthington, Ohio 43085 Telephone: (614) 840-4238 Email: Joseph.Hayek@worthingtonindustries.com

Dale Brinkman
Senior Vice President-Administration, General Counsel and Secretary
Worthington Industries, Inc.
200 W. Old Wilson Bridge Road
Worthington, Ohio 43085

Telephone:  (614) 438-3001
Email: Dale.Brinkman@worthingtonindustries.com

Marcus Rogier Treasurer Worthington Industries, Inc. 200 W. Old Wilson Bridge Road Worthington, Ohio 43085 Telephone: (614) 840-4663 Email: Marcus.Rogier@worthingtonindustries.com

IS-3

EXHIBIT A-1

[FORM OF SERIES A NOTE]

Worthington Industries International S.À.R.L

1.56% SERIES A SENIOR NOTE DUE AUGUST 23, 2031

No. RA-_____	[Date]
€________	PPN L9745@ AA4

FOR VALUE RECEIVED, the undersigned, Worthington Industries International S.À R.L., a private limited liability company (société à responsabilité limitée) having its registered office at 2B, Ennert dem Bierg, L-5244 Sandweiler, Grand Duchy of Luxembourg, registered with the Luxembourg trade and companies register under number B 155530 and having a share capital of EUR58,818 (the “Issuer”), hereby promises to pay to ______________________, or registered assigns, the principal sum of _______________ EUROS on August 23, 2031, with interest (computed on the basis of a 360-day year—30-day month) (a) on the unpaid balance thereof at the rate of 1.56% per annum from the date hereof, payable quarterly on the 23rd day of February, May, August and November in each year, commencing with the February 23, May 23, August 23 or November 23 next succeeding the date hereof, until the principal hereof shall have become due and payable, and (b) (i) on any overdue payment (including any overdue prepayment) of principal, any overdue payment of Yield-Maintenance Amount, any overdue payment of interest (to the extent permitted by applicable law), and (ii) during any period when an Event of Default shall be in existence, at the election of the Required Holder(s) of the Series A Notes, on the entire unpaid principal balance hereof, at a rate per annum from time to time equal to the Default Rate, payable quarterly as aforesaid (or, at the option of the registered holder hereof, on demand).  The “Default Rate” shall mean a rate per annum from time to time equal to the lesser of (i) the maximum rate permitted by applicable law, and (ii) the greater of (a) 3.56% or (b) 2.00% over the rate of interest publicly announced by JPMorgan Chase Bank, National Association, from time to time in London, England as its Prime Rate.

Payments of principal of, interest on and any Yield-Maintenance Amount payable with respect to this Note are to be made at the main office of JPMorgan Chase Bank, National Association, in New York City or at such other place as the holder hereof shall designate to the Issuer in writing, in the single currency of the European Union.

This Note is one of a series of Senior Notes (the “Notes”) issued pursuant to a Note Purchase and Private Shelf Agreement, dated as of August 23, 2019 (as amended, restated, supplemented or otherwise modified from time to time in accordance with the provisions thereof, the “Agreement”), between the Issuer, Worthington Industries, Inc. and Worthington Cylinders GmbH, on the one hand, and PGIM, Inc., the Initial Purchasers named in the Purchaser Schedule attached thereto and each Prudential Affiliate which becomes party thereto, on the other hand, and is entitled to the benefits thereof.

A-1-1

This Note is a registered Note and, as provided in the Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee.  Prior to due presentment for registration of transfer, the Issuer may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Issuer shall not be affected by any notice to the contrary.

The Issuer agrees to make required prepayments of principal on the dates and in the amounts specified in the Agreement.  This Note is also subject to optional prepayment, in whole or from time to time in part, on the terms specified in the Agreement, but not otherwise.

This Note is guaranteed pursuant to one or more Guaranty Agreements executed by certain guarantors.  Reference is made to such Guaranty Agreements for a statement concerning the terms and conditions governing such guarantee of the obligations of the Issuer hereunder.

The Issuer and any and all endorsers, guarantors and sureties severally waive grace, demand, presentment for payment, notice of dishonor or default, notice of intent to accelerate, notice of acceleration (except to the extent required in the Agreement), protest and diligence in collecting in connection with this Note, whether now or hereafter required by applicable law.

In case an Event of Default shall occur and be continuing, the principal of this Note may be declared or otherwise become due and payable in the manner and with the effect provided in the Agreement.

Capitalized terms used herein which are defined in the Agreement and not otherwise defined herein shall have the meanings as defined in the Agreement.

THIS NOTE IS INTENDED TO BE PERFORMED IN THE STATE OF NEW YORK AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAW OF SUCH STATE (EXCLUDING ANY CONFLICTS OF LAW RULES WHICH WOULD OTHERWISE CAUSE THIS NOTE TO BE CONSTRUED OR ENFORCED IN ACCORDANCE WITH THE LAWS OF ANY OTHER JURISDICTION).

Worthington Industries International S.À R.L.

By:
	Title:	Attorney

A-1-2

EXHIBIT A-2

[FORM OF SERIES B NOTE]

THE TAKING OF THIS DOCUMENT OR ANY CERTIFIED COPY OF IT OR ANY OTHER DOCUMENT WHICH CONSTITUTES SUBSTITUTE DOCUMENTATION FOR IT, OR ANY DOCUMENT WHICH INCLUDES WRITTEN CONFIRMATIONS OR REFERENCES TO IT, INTO AUSTRIA AS WELL AS PRINTING OUT ANY E-MAIL COMMUNICATION WHICH REFERS TO THIS DOCUMENT IN AUSTRIA OR SENDING ANY E-MAIL COMMUNICATION TO WHICH A PDF SCAN OF THIS DOCUMENT IS ATTACHED TO AN AUSTRIAN ADDRESSEE OR SENDING ANY E-MAIL COMMUNICATION CARRYING AN ELECTRONIC OR DIGITAL SIGNATURE WHICH REFERS TO THIS DOCUMENT TO AN AUSTRIAN ADDRESSEE MAY CAUSE THE IMPOSITION OF AUSTRIAN STAMP DUTY. ACCORDINGLY, KEEP THE ORIGINAL DOCUMENT AS WELL AS ALL CERTIFIED COPIES THEREOF AND WRITTEN AND SIGNED REFERENCES TO IT OUTSIDE OF AUSTRIA AND AVOID PRINTING OUT ANY E-MAIL COMMUNICATION WHICH REFERS TO THIS DOCUMENT IN AUSTRIA OR SENDING ANY E-MAIL COMMUNICATION TO WHICH A PDF SCAN OF THIS DOCUMENT IS ATTACHED TO AN AUSTRIAN ADDRESSEE OR SENDING ANY E-MAIL COMMUNICATION CARRYING AN ELECTRONIC OR DIGITAL SIGNATURE WHICH REFERS TO THIS DOCUMENT TO AN AUSTRIAN ADDRESSEE.

Worthington Cylinders GmbH

1.90% SERIES B SENIOR NOTE DUE AUGUST 23, 2034

No. RB-_____	[Date]
€________	PPN A9897# AA0

FOR VALUE RECEIVED, the undersigned, Worthington Cylinders GmbH, a ______________________________ (the “Issuer”), hereby promises to pay to ______________________, or registered assigns, the principal sum of _______________ EUROS on August 23, 2034, with interest (computed on the basis of a 360-day year—30-day month) (a) on the unpaid balance thereof at the rate of 1.90% per annum from the date hereof, payable quarterly on the 23rd day of February, May, August and November in each year, commencing with the February 23, May 23, August 23 and November 23 next succeeding the date hereof, until the principal hereof shall have become due and payable, and (b) (i) on any overdue payment (including any overdue prepayment) of principal, any overdue payment of Yield-Maintenance Amount, any overdue payment of interest (to the extent permitted by applicable law), and (ii) during any period when an Event of Default shall be in existence, at the election of the Required Holder(s) of the Series B Notes, on the entire unpaid principal balance hereof, at a rate per annum from time to time equal to the Default Rate, payable quarterly as aforesaid (or, at the option of the registered holder hereof, on demand).  The “Default Rate” shall mean a rate per annum from time to time equal to the lesser of (i) the maximum rate permitted by applicable law, and (ii) the greater of (a) 3.90% or (b) 2.00% over the rate of interest publicly announced by JPMorgan Chase Bank, National Association, from time to time in London, England as its Prime Rate.

A-2-1

Payments of principal of, interest on and any Yield-Maintenance Amount payable with respect to this Note are to be made at the main office of JPMorgan Chase Bank, National Association, in New York City or at such other place as the holder hereof shall designate to the Issuer in writing, in the single currency of the European Union.

This Note is one of a series of Senior Notes (the “Notes”) issued pursuant to a Note Purchase and Private Shelf Agreement, dated as of August 23, 2019 (as amended, restated, supplemented or otherwise modified from time to time in accordance with the provisions thereof, the “Agreement”), between the Issuer, Worthington Industries, Inc. and Worthington Industries International S.À R.L., on the one hand, and PGIM, Inc., the Initial Purchasers named in the Purchaser Schedule attached thereto and each Prudential Affiliate which becomes party thereto, on the other hand, and is entitled to the benefits thereof.

This Note is a registered Note and, as provided in the Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee.  Prior to due presentment for registration of transfer, the Issuer may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Issuer shall not be affected by any notice to the contrary.

The Issuer agrees to make required prepayments of principal on the dates and in the amounts specified in the Agreement.  This Note is also subject to optional prepayment, in whole or from time to time in part, on the terms specified in the Agreement, but not otherwise.

This Note is guaranteed pursuant to one or more Guaranty Agreements executed by certain guarantors.  Reference is made to such Guaranty Agreements for a statement concerning the terms and conditions governing such guarantee of the obligations of the Issuer hereunder.

The Issuer and any and all endorsers, guarantors and sureties severally waive grace, demand, presentment for payment, notice of dishonor or default, notice of intent to accelerate, notice of acceleration (except to the extent required in the Agreement), protest and diligence in collecting in connection with this Note, whether now or hereafter required by applicable law.

In case an Event of Default shall occur and be continuing, the principal of this Note may be declared or otherwise become due and payable in the manner and with the effect provided in the Agreement.

Capitalized terms used herein which are defined in the Agreement and not otherwise defined herein shall have the meanings as defined in the Agreement.

THIS NOTE SHALL NOT BE ENDORSED OR ACCEPTED NOR TRANSFERRED TO AN ENDORSEE OR PAYEE WITHIN THE REPUBLIC OF AUSTRIA. The place of performance for all rights and obligations under this Note shall be a place outside of Austria and any performance in Austria shall not result in discharge of such obligations.

A-2-2

THIS NOTE IS INTENDED TO BE PERFORMED IN THE STATE OF NEW YORK AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAW OF SUCH STATE (EXCLUDING ANY CONFLICTS OF LAW RULES WHICH WOULD OTHERWISE CAUSE THIS NOTE TO BE CONSTRUED OR ENFORCED IN ACCORDANCE WITH THE LAWS OF ANY OTHER JURISDICTION).

Worthington Cylinders GmbH

By:
	Title:	Authorized representative (Bevollmächtiger) under power of attorney

A-2-3

EXHIBIT A-3

[FORM OF SHELF NOTE]

[THE TAKING OF THIS DOCUMENT OR ANY CERTIFIED COPY OF IT OR ANY OTHER DOCUMENT WHICH CONSTITUTES SUBSTITUTE DOCUMENTATION FOR IT, OR ANY DOCUMENT WHICH INCLUDES WRITTEN CONFIRMATIONS OR REFERENCES TO IT, INTO AUSTRIA AS WELL AS PRINTING OUT ANY E-MAIL COMMUNICATION WHICH REFERS TO THIS DOCUMENT IN AUSTRIA OR SENDING ANY E-MAIL COMMUNICATION TO WHICH A PDF SCAN OF THIS DOCUMENT IS ATTACHED TO AN AUSTRIAN ADDRESSEE OR SENDING ANY E-MAIL COMMUNICATION CARRYING AN ELECTRONIC OR DIGITAL SIGNATURE WHICH REFERS TO THIS DOCUMENT TO AN AUSTRIAN ADDRESSEE MAY CAUSE THE IMPOSITION OF AUSTRIAN STAMP DUTY. ACCORDINGLY, KEEP THE ORIGINAL DOCUMENT AS WELL AS ALL CERTIFIED COPIES THEREOF AND WRITTEN AND SIGNED REFERENCES TO IT OUTSIDE OF AUSTRIA AND AVOID PRINTING OUT ANY E-MAIL COMMUNICATION WHICH REFERS TO THIS DOCUMENT IN AUSTRIA OR SENDING ANY E-MAIL COMMUNICATION TO WHICH A PDF SCAN OF THIS DOCUMENT IS ATTACHED TO AN AUSTRIAN ADDRESSEE OR SENDING ANY E-MAIL COMMUNICATION CARRYING AN ELECTRONIC OR DIGITAL SIGNATURE WHICH REFERS TO THIS DOCUMENT TO AN AUSTRIAN ADDRESSEE.]

[Worthington Industries International S.À.R.L.]

[Worthington Cylinders GmbH]

___% SENIOR SERIES ___ NOTE DUE _____________

No.
ORIGINAL PRINCIPAL AMOUNT:
ORIGINAL ISSUE DATE:
INTEREST RATE:
INTEREST PAYMENT DATES:
FINAL MATURITY DATE:
PRINCIPAL PREPAYMENT DATES AND AMOUNTS:
PPN______________

FOR VALUE RECEIVED, the undersigned, [WORTHINGTON INDUSTRIES INTERNATIONAL S.À R.L., a private limited liability company (société à responsabilité limitée) having its registered office at 2B, Ennert dem Bierg, L-5244 Sandweiler, Grand Duchy of Luxembourg, registered with the Luxembourg trade and companies register under number B155530][WORTHINGTON CYLINDERS GMBH], a limited liability company (Gesellschaft mit beschränkter Haftung) under Austrian law, having its seat at Kienberg, municipality Gaming, and its registered business address at Beim Flaschenwerk 1, 3291 Kienberg, Austria, registered with the Austrian companies register under number FN 167898 i (the “Issuer”), hereby promises to pay to ________________________, or registered assigns, the principal sum of ____________________ [DOLLARS][EUROS] [on the Final Maturity Date specified above] [, payable on the Principal Prepayment Dates and in the amounts specified above, and on the Final Maturity Date specified above in an amount equal to the unpaid balance of the principal hereof,] with interest (computed on the basis of a 360-day year—30-day month) (a) on the unpaid balance thereof at the Interest Rate per annum specified above from the date hereof, payable on each Interest Payment Date specified above and on the Final Maturity Date specified above,

A-3-1

commencing with the Interest Payment Date next succeeding the date hereof, until the principal hereof shall have become due and payable, and (b) (i) on any overdue payment (including any overdue prepayment) of principal, any overdue payment of Yield-Maintenance Amount, any overdue payment of interest (to the extent permitted by applicable law), and (ii) during any period when an Event of Default shall be in existence, at the election of the Required Holder(s) of this Series of Notes, on the entire unpaid principal balance hereof, at a rate per annum from time to time equal to the Default Rate, payable on each Interest Payment Date as aforesaid (or, at the option of the registered holder hereof, on demand).  The “Default Rate” shall mean a rate per annum from time to time equal to the lesser of (i) the maximum rate permitted by applicable law, and (ii) the greater of (a) 2.00% over the Interest Rate specified above or (b) 2.00% over the rate of interest publicly announced by JPMorgan Chase Bank, National Association, from time to time in [New York City][London, England] as its “Prime Rate”.

Payments of principal of, interest on and any Yield-Maintenance Amount payable with respect to this Note are to be made at the main office of JPMorgan Chase Bank, National Association, in New York City or at such other place as the holder hereof shall designate to the Issuer in writing, in [lawful money of the United States of America][the single currency of the European Union].

This Note is one of a series of Senior Notes (the “Notes”) issued pursuant to a Note Purchase and Private Shelf Agreement, dated as of August 23, 2019 (as amended, restated, supplemented or otherwise modified from time to time in accordance with the provisions thereof, the “Agreement”), between the Issuer, Worthington Industries, Inc. and [Worthington Industries International S.À R.L.][Worthington Cylinders GmbH], on the one hand, and PGIM, Inc., the Initial Purchasers named in the Purchaser Schedule attached thereto and each Prudential Affiliate which becomes party thereto, on the other hand, and is entitled to the benefits thereof.

This Note is a registered Note and, as provided in the Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee.   Prior to due presentment for registration of transfer, the Issuer may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Issuer shall not be affected by any notice to the contrary.

[The Issuer agrees to make required prepayments of principal on the dates and in the amounts specified above or in the Agreement.]  [This Note is [also] subject to optional prepayment, in whole or from time to time in part, on the terms specified in the Agreement, but not otherwise.]

This Note is guaranteed pursuant to one or more Guaranty Agreements executed by certain guarantors.  Reference is made to such Guaranty Agreements for a statement concerning the terms and conditions governing such guarantee of the obligations of the Issuer hereunder.

The Issuer and any and all endorsers, guarantors and sureties severally waive grace, demand, presentment for payment, notice of dishonor or default, notice of intent to accelerate, notice of acceleration (except to the extent required in the Agreement), protest and diligence in collecting in connection with this Note, whether now or hereafter required by applicable law.

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In case an Event of Default shall occur and be continuing, the principal of this Note may be declared or otherwise become due and payable in the manner and with the effect provided in the Agreement.

Capitalized terms used herein which are defined in the Agreement and not otherwise defined herein shall have the meanings as defined in the Agreement.

[THIS NOTE SHALL NOT BE ENDORSED OR ACCEPTED NOR TRANSFERRED TO AN ENDORSEE OR PAYEE WITHIN THE REPUBLIC OF AUSTRIA. The place of performance for all rights and obligations under this Note shall be a place outside of Austria and any performance in Austria shall not result in discharge of such obligations.]

THIS NOTE IS INTENDED TO BE PERFORMED IN THE STATE OF NEW YORK AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAW OF SUCH STATE (EXCLUDING ANY CONFLICTS OF LAW RULES WHICH WOULD OTHERWISE CAUSE THIS NOTE TO BE CONSTRUED OR ENFORCED IN ACCORDANCE WITH THE LAWS OF ANY OTHER JURISDICTION).

[WORTHINGTON INDUSTRIES INTERNATIONAL S.À R.L.] [WORTHINGTON CYLINDERS GMBH]

By:
Title:

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EXHIBIT B

[FORM OF DISBURSEMENT DIRECTION LETTER]

[On Issuer Letterhead - place on one page]

August __, 2019

[Names and Addresses of
Initial Purchasers]

Re:	[1.56% Series A Senior Notes due August 23, 2031 (the “Notes”)] [1.90% Series B Senior Notes due August 23, 2034 (the “Notes”)]

Ladies and Gentlemen:

Reference is made to the Note Purchase and Private Shelf Agreement (the “Note Agreement”), dated August 23, 2019, among Worthington Industries, Inc., Worthington Industries International S.à r.l., a private limited liability company (société à responsabilité limitée) having its registered office at 2B, Ennert dem Bierg, L-5244 Sandweiler, Grand Duchy of Luxembourg, registered with the Luxembourg trade and companies register under number B155530, Worthington Cylinders GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) under Austrian law, having its seat at Kienberg, municipality Gaming, and its registered business address at Beim Flaschenwerk 1, 3291 Kienberg, Austria, registered with the Austrian companies register under number FN 167898 i, PGIM, Inc., and you.  Capitalized terms used herein shall have the meanings assigned to such terms in the Note Agreement.

You are hereby irrevocably authorized and directed to disburse the €[36,700,000][55,000,000] purchase price of the Notes by wire transfer of immediately available funds to [bank name and address], ABA #______________, SWIFT #__________ for credit to the account of ______________, account no. _____________.

Disbursement when so made shall constitute payment in full of the purchase price of the Notes and shall be without liability of any kind whatsoever to you.

Very truly yours,

[WORTHINGTON INDUSTRIES INTERNATIONAL S.À R.L.] [WORTHINGTON CYLINDERS GMBH]

By:
Title:

B-1

EXHIBIT C

[FORM OF REQUEST FOR PURCHASE]

[WORTHINGTON INDUSTRIES INTERNATIONAL S.À R.L.]

[WORTHINGTON CYLINDERS GMBH]

REQUEST FOR PURCHASE

Reference is made to the Note Purchase and Private Shelf Agreement (as the same may have been heretofore amended, the “Agreement”), dated as of August 23, 2019, between [Worthington Industries International S.à r.l., a private limited liability company (société à responsabilité limitée) having its registered office at 2B, Ennert dem Bierg, L-5244 Sandweiler, Grand Duchy of Luxembourg, registered with the Luxembourg trade and companies register under number B155530][Worthington Cylinders GmbH a limited liability company (Gesellschaft mit beschränkter Haftung) under Austrian law, having its seat at Kienberg, municipality Gaming, and its registered business address at Beim Flaschenwerk 1, 3291 Kienberg, Austria, registered with the Austrian companies register under number FN 167898 i] (the “Issuer”), Worthington Industries, Inc. and [Worthington Industries International S.À R.L.][Worthington Cylinders GmbH] on the one hand, and PGIM, Inc. (“Prudential”), the Initial Purchasers named in the Purchaser Schedule attached thereto and each Prudential Affiliate which becomes party thereto, on the other hand.  Capitalized terms used and not otherwise defined herein shall have the respective meanings specified in the Agreement.

Pursuant to Paragraph 2B(3) of the Agreement, the Issuer hereby makes the following Request for Purchase:

1.Aggregate principal amount of the Notes covered hereby (the “Notes”) [$][€]__________1

2.Individual specifications of the Notes:

Principal
	Final	Prepayment	Interest
Principal	Maturity	Dates and	Payment
Amount	Date	Amounts	Period[2]

3.Use of proceeds of the Notes:

4.Proposed day for the closing of the purchase and sale of the Notes:

[1]	Minimum principal amount of $10,000,000 (or its equivalent in Euros)
[2]	Specify quarterly payment dates

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5.The purchase price of the Notes is to be transferred to:

Name, Address, SWIFT Number

and ABA Routing	Number of

Number of Bank	Account

6.The Issuer certifies (a) that the representations and warranties contained in paragraph 8 of the Agreement are true on and as of the date of this Request for Purchase, and (b) that there exists on the date of this Request for Purchase no Event of Default or Default.

7.The Draw Fee to be paid pursuant to the Agreement will be paid by the Issuer on the closing date.

Dated:

[WORTHINGTON INDUSTRIES INTERNATIONAL S.À R.L.] [WORTHINGTON CYLINDERS GMBH]

By:
Authorized Officer

C-2

EXHIBIT D

[FORM OF CONFIRMATION OF ACCEPTANCE]

[Worthington Industries International S.À R.L.]

[Worthington Cylinders GmbH]

CONFIRMATION OF ACCEPTANCE

Reference is made to the Note Purchase and Private Shelf Agreement (as the same may have been heretofore amended, the “Agreement”), dated as of August 23, 2019, between Worthington Industries, Inc., Worthington Industries International S.à r.l., a private limited liability company (société à responsabilité limitée) having its registered office at 2B, Ennert dem Bierg, L-5244 Sandweiler, Grand Duchy of Luxembourg, registered with the Luxembourg trade and companies register under number B155530 and Worthington Cylinders GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) under Austrian law, having its seat at Kienberg, municipality Gaming, and its registered business address at Beim Flaschenwerk 1, 3291 Kienberg, Austria, registered with the Austrian companies register under number FN 167898 i, on the one hand, and PGIM, Inc. (“Prudential”), the Initial Purchasers named in the Purchaser Schedule attached thereto and each Prudential Affiliate which becomes party thereto, on the other hand.  Capitalized terms used and not otherwise defined herein shall have the respective meanings specified in the Agreement.

Prudential or the Prudential Affiliate which is named below as a Purchaser of Notes hereby confirms the representations as to such Notes set forth in paragraph 9 of the Agreement, and agrees to be bound by the provisions of paragraphs 2B(5) and 2B(7) of the Agreement relating to the purchase and sale of such Notes and by the provisions of the second sentence of paragraph 11A of the Agreement.

Pursuant to paragraph 2B(5) of the Agreement, an Acceptance with respect to the following Accepted Notes is hereby confirmed:

I.Accepted Notes:  Aggregate principal amount [$][€]

(A)(a)  Name of Issuer:

(b)  Name of Purchaser:

(c)  Principal amount:

(d)  Final maturity date:

(e)  Principal prepayment dates and amounts:

(f)  Interest rate:

(g)  Interest payment period:

(h)  Payment and notice instructions: As set forth on attached Purchaser Schedule

(B)(a) Name of Issuer:

(b)  Name of Purchaser:

(c)  Principal amount:

(d)  Final maturity date:

D-1

(e)  Principal prepayment dates and amounts:

(f)  Interest rate:

(g)  Interest payment period:

(h)  Payment and notice instructions: As set forth on attached Purchaser Schedule

[(C), (D)same information as above.]

II.Closing Day:

III.Draw Fee:

Dated:

[WORTHINGTON INDUSTRIES INTERNATIONAL S.À R.L.] [WORTHINGTON CYLINDERS GMBH]

By:
Title:

[PRUDENTIAL AFFILIATE]

By:
Vice President

D-2

EXHIBIT E

[FORM OF CONFIRMATION OF GUARANTY]

CONFIRMATION OF GUARANTY AGREEMENT

THIS CONFIRMATION OF GUARANTY AGREEMENT (this “Confirmation”) is entered into on a joint and several basis by each of the undersigned (which parties are hereinafter referred to individually as a “Guarantor” and collectively as the “Guarantors”) in favor of the holders of the Notes (as defined below) from time to time (the “Holders”).  Capitalized terms used herein and not otherwise defined shall have the meanings given in the Note Agreement, as defined below.

WHEREAS, Worthington Industries, Inc. (the “Company”), Worthington Industries International S.À R.L. (“LuxCo”) and Worthington Cylinders GmbH (“AustriaCo”; together with LuxCo, the “Issuers”), PGIM, Inc. (“Prudential”), the Initial Purchasers named in the Purchaser Schedule attached thereto and each Prudential Affiliate party thereto are parties to the Note Purchase and Private Shelf Agreement, dated as of August 23, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Note Agreement”).

WHEREAS, each Guarantor is party to the Guaranty Agreement, dated as of August 23, 2019 (the “Guaranty Agreement”), under which each Guarantor has guaranteed the Issuers’ obligations under the Note Agreement and the Notes.

WHEREAS, the Company is the parent of the Issuers, and each other Guarantor is a Subsidiary of the Company.

WHEREAS, pursuant to the Request for Purchase dated as of _____________ and the Confirmation of Acceptance dated as of _______________, the Company will issue and certain Prudential Affiliates (the “Series ___ Purchasers”) will purchase [LuxCo’s][AustriaCo’s] ______% Series _____ Senior Notes Due _____ (the “Series _____ Notes”).

WHEREAS, each Guarantor will benefit from the proceeds of the issuance of the Series ____ Notes.

WHEREAS, the Holders have required as a condition to the effectiveness of the Series ___ Purchasers’ obligations to purchase the Series ____ Notes that each of the Guarantors execute and deliver this Confirmation, and that each Guarantor reaffirm that the Guaranty Agreement guarantees the liabilities and obligations of [LuxCo][AustriaCo] under the Series ____ Notes.

Now, Therefore, in order to induce, and in consideration of, the purchase of the Series ____ Notes by the Series ___ Purchasers, each Guarantor hereby, jointly and severally, covenants and agrees with, and represents and warrants to, each of the Series ___ Purchasers and each Holder from time to time of the Notes as follows:

1.Confirmation of Guaranty Agreement. Each Guarantor hereby ratifies and reaffirms all of its payment and performance obligations, contingent or otherwise, under the Guaranty Agreement, and confirms and agrees that each reference in the Guaranty Agreement to the [Guaranteed Obligations] includes the obligations of [LuxCo][AustriaCo] under the Series ____ Notes.  Each Guarantor acknowledges that the Guaranty Agreement remains in full force and effect and is hereby ratified and confirmed.  Without limiting the generality of the foregoing, each Guarantor hereby acknowledges and confirms that it intends that the Guaranty Agreement will continue to secure, to the fullest extent provided thereby, the payment and performance of all [Guaranteed Obligations,] including, without limitation, the payment and performance of the obligations of [LuxCo][AustriaCo] under the Series _____ Notes.  Each Guarantor confirms and agrees that, with respect to the Guaranty Agreement, each and every covenant, condition, obligation, representation (except those representations which relate only to a specific date, which are confirmed as of such date only), warranty and provision set forth therein is, and shall continue to be, in full force and effect and are hereby confirmed and ratified in all respects.

2.Successors and Assigns.  All covenants and other agreements contained in this Confirmation by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent Holder of a Note) whether so expressed or not.

3.No Waiver.  The execution of this Confirmation shall not operate as a novation, waiver of any right, power or remedy of Prudential or any Holder, nor constitute a waiver of any provision of the Note Agreement or any Note.

4.Governing Law.  This Confirmation shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

5.Severability.  Any provision of this Confirmation that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

6.Counterparts.  This Confirmation may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument.  Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

7.Section Headings.  The section headings herein are for convenience of reference only, and shall not affect in any way the interpretation of any of the provisions hereof.

8.Authorization.  Each Guarantor is duly authorized to execute and deliver this Confirmation and is and will continue to be duly authorized to perform its obligations under the Guaranty Agreement.

9.No Defenses.  Each Guarantor hereby represents and warrants to, and covenants that, as of the date hereof, (a) such Guarantor has no defenses, offsets or counterclaims of any kind or nature whatsoever against Prudential or any Holder with respect to the [Guaranteed Obligations] (as defined in the Guaranty Agreement) or any action previously taken or not taken by Prudential or any Holder with respect thereto, and (b) that Prudential and each Holder has fully performed all obligations to such Guarantor which it may have had or has on and as of the date hereof.

[signature page follows]

IN WITNESS WHEREOF, this Confirmation of Guaranty Agreement has been duly executed and delivered as of the date first above written.

WORTHINGTON INDUSTRIES, INC.

By:
Name:
Title:

[OTHER GUARANTORS]

By:
Name:
Title:

EXHIBIT F-1

FORM OF OPINION OF GENERAL COUNSEL TO THE TRANSACTION PARTIES

August 23, 2019

PGIM, Inc. (“Prudential”)

Each of the Purchasers

listed on Schedule I attached hereto

Re:	€36,700,000 1.56% Series A Senior Notes due August 23, 2031 €55,000,000 1.90% Series B Senior Notes due August 23, 2034

Ladies and Gentlemen:

I am the General Counsel of Worthington Industries, Inc., an Ohio corporation (the “Company”), and am familiar with the transactions contemplated by the Note Purchase and Private Shelf Agreement, dated as of August 23, 2019 (the “Shelf Agreement”), among the Company, Worthington Industries International S.à r.l., a private limited liability company (société à responsabilité limitée) having its registered office at 2B, Ennert dem Bierg, L-5244 Sandweiler, Grand Duchy of Luxembourg, registered with the Luxembourg trade and companies register under number B 155530 and having a share capital of EUR58,818 (herein called “LuxCo”), and Worthington Cylinders GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) under Austrian law, having its seat at Kienberg, municipality Gaming, and its registered business address at Beim Flaschenwerk 1, 3291 Kienberg, Austria, registered with the Austrian companies register under number FN 167898 i (herein called “AustriaCo”; together with LuxCo, collectively the “Issuers”; and the Issuers together with the Company, the “Obligors”) PGIM, Inc. (“Prudential”), the Purchasers listed on the Purchaser Schedule to the Shelf Agreement (the “Initial Purchasers”, collectively with any person that becomes the holder of any Note, the “Holders”) and each other Prudential Affiliate that becomes bound thereby from time to time.  This opinion is furnished to you pursuant to paragraph 3C(1) of the Shelf Agreement.  Capitalized terms used in this opinion that are defined in the Shelf Agreement have the meanings set forth in the Shelf Agreement, unless otherwise defined herein.

In connection with this opinion, I have examined originals or certified, conformed or reproduction copies of, and have relied upon the accuracy of, without independent verification or investigation, the following:

(a)the Shelf Agreement;

(b)the Series A Notes issued on the date hereof;

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(c)the Series B Notes issued on the date hereof;

(d)the Guaranty Agreement dated as of the date hereof made by the Company in favor of the Holders; and

(e)such other documents, certificates and resolutions as I have deemed necessary to give the opinions hereinafter expressed.

I have also examined the originals or certified, conformed or reproduction copies of, and have relied upon the accuracy of, without independent verification or investigation, such other records, agreements, instruments and documents as I have deemed necessary or relevant as the basis for my opinion.  The documents referenced in clauses (a) through (d) above are referred to herein as the “Transaction Documents.”

In rendering the opinions expressed below, I have assumed (except, to the extent set forth in the opinions expressed below, as to the Obligors):  (i) the genuineness of all signatures of parties to the Transaction Documents (other than the officers of the Obligors), the authenticity of all documents submitted to me as originals and the conformity with authentic original documents of all documents submitted to me as copies; (ii) the due execution as indicated thereon by all parties thereto, and delivery of all documents and instruments and of the consideration recited therein; (iii) that each of the parties to the Transaction Documents has the full power, authority and legal right under its charter and other governing documents, legislation, and applicable laws and regulations to execute and perform its obligations under all documents executed by it; (iv) that each Transaction Document has been duly authorized by, has been duly executed and delivered by, and constitutes the legal, valid, binding and enforceable obligation of each of the parties party thereto, enforceable against such party in accordance with its terms; (v) that all signatories to each Transaction Document have been duly authorized; and (vi) that the laws of any jurisdiction other than the State of Ohio which may govern any one or more of the Transaction Documents are not inconsistent with the laws of the State of Ohio in any matter material to this opinion.

Whenever a statement herein is qualified by “to the best of my knowledge,” “known to me” or a similar phrase, it is intended to indicate that I do not have current actual knowledge of the inaccuracy of such statement.  However, except as expressly otherwise indicated, I have not undertaken any independent investigation to determine the accuracy of any such statement.  I have not examined the records of any Governmental Authority and have not performed a docket search of any judicial body.

As used herein, the phrases “corporate power and authority” and “duly authorized by all necessary corporate action” with respect to the Company refer and are limited to the Ohio General Corporation Law and the Company’s articles of incorporation and code of regulations.

Based upon and subject to the foregoing and the further qualifications and limitations set forth below, as of the date hereof, I am of the opinion that:

1.The Company is a corporation incorporated, validly existing and in good standing under the laws of the State of Ohio.

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2.The Company has the corporate power and authority to conduct its business as it is now being conducted.

3.The Company has the corporate power and authority to execute and deliver each of the Transaction Documents to which it is a party and to perform its obligations thereunder.

4.The execution and delivery by the Company of, and the performance and incurrence by the Company of its obligations and liabilities under, the Transaction Documents to which it is a party have been duly authorized by all necessary corporate action on the part of the Company.

5.The Company has duly executed and delivered each of the Transaction Documents to which it is a party.

6.The execution, delivery and performance by the Company of each Transaction Document to which it is a party do not conflict with, or result in any breach or violation of: (a) the articles of incorporation or code of regulations of the Company or (b) any law of the State of Ohio applicable to the Company.

7.The execution, delivery and performance by each Obligor of each Transaction Document to which it is a party do not conflict with, or result in any breach or violation of: (a) any agreement for material Indebtedness (including, without limitation, the Credit Agreement and the Note Agreement dated as of August 10, 2012 among the Company and the purchasers named therein, each as amended) to which such Obligor is a party or by which any of its property is bound, or (b) to the best of my knowledge, any order, writ, injunction or decree of any court or Governmental Authority applicable to such Obligor.

8.To the best of my knowledge, there are no actions, suits or proceedings pending, or threatened against, or affecting any Obligor, at law or in equity or before or by any Governmental Authority, that would reasonably be expected to result in a Material Adverse Effect.

9.No consent, approval, license, authorization or validation of, notice to or filing, recording or registration with any Governmental Authority pursuant to the laws of the State of Ohio that are generally applicable to corporations entering into similar transactions is required on the part of the Company for the execution, delivery and performance by the Company of its obligations under, the Transaction Documents to which it is a party, the failure to so comply with would have a material adverse effect on the Company’s obligations thereunder.

The opinions expressed above are subject to the following additional qualifications:

I have not conducted requisite factual or legal examinations, and accordingly I express no opinion, with respect to the application, if any, of laws concerning or promulgated by (a) environmental effects or agencies; (b) industries the operations, financial affairs or profits of which are regulated by the United States or the State of Ohio, to wit, banks and thrift institutions, insurance and utilities under Title 49 of the Revised Code of Ohio (“R.C.”); (c) fraudulent dispositions or obligations (Chapter 1336, R.C. and Section 1313.56, R.C.); (d) securities laws; (e) restrictions attendant to financings of property by public authorities, for example industrial revenue bond financings; (f) political subdivisions of the State of Ohio; or (g) any taxes or tax effects.

F-1-3

The opinions expressed herein are limited to the laws of the State of Ohio and the federal laws of the United States of America having effect on the date hereof, and I express no opinion as to the laws of any other jurisdiction.  The opinions expressed herein, each of which speaks only as of the date hereof, are furnished specifically in connection with the execution and delivery of the Transaction Documents for the benefit of Prudential and the Purchasers and any transferee that becomes a holder of any Note under the Shelf Agreement after the date hereof in accordance with the terms of the Shelf Agreement (each a “Subsequent Holder”) as if this opinion letter were addressed and delivered to such Subsequent Holder on the date hereof, on the condition and understanding that: (i) in no event shall any Subsequent Holder have any greater rights with respect hereto than the original addressees of this letter on the date hereof nor, in the case of any Subsequent Holder that takes by transfer from a prior holder of a Note, any greater rights than the prior holder, (ii) in furtherance and not in limitation of the foregoing, our consent to such reliance shall in no event constitute a reissuance of the opinions expressed herein or otherwise extend any statute of limitations period applicable hereto on the date hereof, and (iii) any such reliance also must be actual and reasonable under the circumstances existing at the time such Subsequent Holder becomes a holder of a Note, including any circumstances relating to changes in law, facts or any other developments known to or reasonably knowable by such holder of a Note at such time, and may not be relied upon, assigned, quoted or otherwise used in any manner or for any purpose by any other person or entity, without my specific prior written consent, except that (a) this opinion may be shown to, but not relied upon by, your attorneys and auditors, (b) this opinion may be shown to the National Association of Insurance Commissioners and any other state or federal authority having regulatory power over any one or more of Prudential and the Purchasers (“Regulatory Authorities”), provided that such Regulatory Authorities shall not be entitled to rely upon or quote this opinion and (c) a copy of this opinion may be disclosed for informational purposes only and without reliance thereon as required pursuant to any order of any court or governmental authority of competent jurisdiction or in connection with any proceeding to enforce any Transaction Document.

Very truly yours,

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EXHIBIT F-2

FORM OF OPINION OF COMPANY’S SPECIAL COUNSEL

August 23, 2019

PGIM, Inc.

Each of the Purchasers

listed on Schedule I attached hereto

Re:	€36,700,000 1.56% Series A Senior Notes due August 23, 2031 €55,000,000 1.90% Series B Senior Notes due August 23, 2034

Ladies and Gentlemen:

We have acted as special counsel for Worthington Industries, Inc., an Ohio corporation (the “Company”), Worthington Industries International S.à r.l., a private limited liability company (société à responsabilité limitée) having its registered office at 2B, Ennert dem Bierg, L-5244 Sandweiler, Grand Duchy of Luxembourg, registered with the Luxembourg trade and companies register under number B 155530 and having a share capital of EUR58,818 (herein called “LuxCo”), and Worthington Cylinders GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) under Austrian law, having its seat at Kienberg, municipality Gaming, and its registered business address at Beim Flaschenwerk 1, 3291 Kienberg, Austria, registered with the Austrian companies register under number FN 167898 i (herein called “AustriaCo”; together with LuxCo, collectively the “Issuers”; and the Issuers together with the Company, the “Obligors”) in connection with (a) the €36,700,000 aggregate principal amount of LuxCo’s 1.56% Series A Senior Notes due August 23, 2031 (the “Series A Notes”) and (b) the €55,000,000 aggregate principal amount of AustriaCo’s 1.90% Series B Senior Notes due August 23, 2034 (the “Series B Notes” and, together with the Series A Notes, the “Notes”), in each case issued under and pursuant to that certain Note Purchase and Private Shelf Agreement dated as of the date hereof (the “Shelf Agreement”) among the Obligors, PGIM, Inc., the Purchasers listed on the Purchaser Schedule to the Shelf Agreement (the “Initial Purchasers”, collectively with any person that becomes the holder of any Note, the “Holders”) and each other Prudential Affiliate that becomes bound thereby from time to time.  Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in the Shelf Agreement.  This opinion letter is being delivered pursuant to paragraph 3C (2) of the Shelf Agreement.

In connection with the foregoing, we have examined and relied upon the following:

(i)the Shelf Agreement;

(ii)the Series A Notes issued on the date hereof;

(iii)the Series B Notes issued on the date hereof;

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(iv)the Guaranty Agreement dated as of the date hereof made by the Company in favor of the Holders;

(v)a certificate of officers or authorized representatives of each of the Obligors, as to certain factual matters concerning the Obligors (the “Officers’ Certificate”); and

(vi)such other documents and matters of law as we have deemed necessary to give the opinions hereinafter expressed.

The documents referred to in items (i) through (iv) above are hereinafter referred to as the “Transaction Documents.”

For the purposes of this opinion, we have assumed:  (i) the genuineness of all signatures; (ii) the authenticity of all documents submitted to us as originals; (iii) the conformity to authentic original documents of all documents submitted to us as copies; (iv) the due organization, existence and good standing of each of the parties to the Transaction Documents; (v) the legal right, authority and power of each of the parties to the Transaction Documents (other than as set forth below as to Applicable Laws) under all applicable laws to execute, deliver and perform its obligations under the Transaction Documents to which it is a party; (vi) the due authorization, execution and delivery of each of the Transaction Documents by each of the parties thereto; (vii) that the performance by each of the parties thereto of its obligations under the Transaction Documents does not breach its organizational documents, by‑laws or other governing documents and does not violate, or result in a breach or default under, any law, regulation, decree or order applicable to it; (viii) that each of the Transaction Documents constitutes the valid and binding obligation of each of the parties thereto (other than the Obligors), enforceable against it in accordance with its terms; (ix) that all parties to the Transaction Documents have acted in good faith without notice of adverse claims or defenses against the enforcement of any rights created by the Transaction Documents, and have complied with all laws applicable to them that affect the Transaction Documents (the foregoing notwithstanding, we have no knowledge of any such adverse claim or defense); and (x) that the Purchasers have paid or will pay the purchase price for the Series A Notes and the Series B Notes in accordance with the provisions of the Shelf Agreement.

As to matters of fact relevant to this opinion, we have also assumed and relied upon, with your permission and without independent investigation, the accuracy of, and compliance with, the representations, warranties and covenants of the parties set forth in the Transaction Documents and the Officers’ Certificate.

We express no opinion as to the law of any jurisdiction other than (i) the laws of the State of New York, and (ii) the federal laws of the United States of America.

In basing the opinions set forth herein on “our knowledge,” the words “our knowledge” signify that, in the course of our representation of the Obligors, no facts have come to our attention that would give us actual notice that any such opinions or other matters are not accurate.  Except as otherwise stated herein, we have undertaken no investigation or verification of such matters.  Further, the words “our knowledge” and similar language as used herein are intended to be limited to the actual knowledge of the attorneys within our firm who have been directly involved in representing the Obligors.

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In connection with our rendering of this opinion, we have made no independent investigation of any agreements, documents or contracts entered into by any Obligor or of any public records relating to any actions or proceedings against the Company, and have made no attempt to verify any of the information provided by any other Person.  Without limiting the generality of the foregoing, we have made no examination of the character, organization, activities or authority of any party, other than the Company, to the documents which might have any effect upon our opinions expressed herein, and we have neither examined, nor do we opine upon, any provision or matter to the extent that the examination or opinion would require a financial, mathematical or accounting calculation or determination.

The term “Applicable Laws” shall mean those laws, rules and regulations of the State of New York and the federal laws of the United States of America as in effect on the date hereof, which, in our experience, are normally applicable to financing transactions of the type contemplated by the Transaction Documents, without our having made any special investigation as to the applicability of any specific law, rule or regulation, and which are not the subject of a specific opinion herein referring expressly to a particular law or laws.  The term “Governmental Approval” shall mean any consent, approval, license, authorization or validation of, notice to or filing, recording or registration with any governmental authority pursuant to the Applicable Laws.

Based upon and subject to the foregoing and the further qualifications and limitations set forth below, as of the date hereof (or as of the date of any assumption made herein or in any certificate, schedule, exhibit or inquiry stated to have been examined, made, or otherwise relied upon by us), we are of the opinion that:

1.Each Transaction Document to which each Obligor is a party is the valid and binding obligation of such Obligor, enforceable against such Obligor in accordance with its terms.

2.The execution, delivery and performance by each Obligor of each Transaction Document to which it is a party will not violate any provision of, or result in a breach or default under, any Applicable Laws.

3.No Governmental Approval is required on the part of any Obligor for the execution or delivery by such Obligor of, or the performance by such Obligor of its obligations under, the Transaction Documents to which it is a party.

4.Based on the representations contained in paragraph 8H and paragraph 9A of the Shelf Agreement and the representations in the Officers’ Certificate, the issuance, sale and delivery of the Series A Notes and the Series B Notes by the Issuers under the circumstances contemplated by the Shelf Agreement do not require the registration of the Series A Notes or the Series B Notes under the Securities Act of 1933, as amended, or the qualification of an indenture in respect of the Series A Notes and Series B Notes under the Trust Indenture Act of 1939, as amended.

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5.Based solely on the representations contained in paragraph 8I of the Shelf Agreement, neither the sale of the Series A Notes or the Series B Notes made under the Shelf Agreement nor the intended use by the Issuers of all or any portion of the proceeds of the sale thereunder in accordance with paragraph 8I of the Shelf Agreement will violate Regulations T, U, and X of the Board of Governors of the Federal Reserve System.

6.Based solely on the Officers’ Certificate, no Obligor is (a) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or an “investment adviser” within the meaning of the Investment Advisers Act of 1940, as amended, (b) a “holding company” of a “public utility company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company”, within the meaning of the Public Utility Holding Company Act of 2005, or (c) a “public utility” within the meaning of the Federal Power Act, as amended.

Our opinions are subject to the following further exceptions, qualifications and limitations:

(i)the enforcement of any obligations of any Person under the Transaction Documents or otherwise may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws and rules of law affecting the enforcement generally of creditors’ rights and remedies (including such as may deny giving effect to waivers of debtors’ or guarantors’ rights), and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law);

(ii)we express no opinion as to the availability of any specific or equitable relief of any kind;

(iii)the enforcement of any of your rights may in all cases be subject to an implied duty of reasonableness, conscionability, good faith and fair dealing;

(iv)we express no opinion as to the enforceability of any particular provision of the Transaction Documents relating to (A) waivers of right to jury trial or waivers of rights to (or methods of) service of process, (B) waivers of rights to object to jurisdiction or venue, (C) consents to jurisdiction or venue except to the extent that such consents are made enforceable by New York General Obligations Law Section 5-1402 (as applied by a New York State court), (D) waivers or variations of legal provisions or rights which are not capable of waiver or variation under applicable law or which may be waived only under certain circumstances under applicable law, including without limitation waivers of the right to assert a counterclaim, appraisement rights, valuation rights, notice rights or requirements, redemption rights or rights relating to the marshaling of assets or liens, (E) exculpation or exoneration clauses or indemnity clauses, (F) the payment of interest on interest, (G) the award of attorneys’ fees to an opposing party, (H) provisions which purport to effect the alteration or termination of rights held by third parties without their consent, (I) provisions which purport to establish evidentiary standards, (J) provisions which purport to authorize execution of various documents on behalf of another,  (K) allowing a creditor to set-off and apply the deposits of a debtor to the obligations of such debtor under the Transaction Documents without prior notice or (L) choice of governing law to the extent that the validity or binding effect of any such provision is to be determined by any court other than a court of the State of New York or a federal district court sitting in the State of New York, in each case, applying the choice of law principles of the State of New York;

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(v)we express no opinion with respect to the following:  (A) federal securities laws and regulations administered by the Securities and Exchange Commission (other than as provided for in paragraphs 4 and 6), state “Blue Sky” laws and regulations, and laws and regulations relating to commodity (and other) futures and indices and other similar instruments, (B) pension and employee benefit laws and regulations (e.g., ERISA), (C) federal and state antitrust and unfair competition laws and regulations, (D) federal and state environmental and hazardous materials laws and regulations, (E) federal and state tax laws and regulations or tax effects, (F) federal and state racketeering laws and regulations (e.g., RICO), (G) federal and state health and safety laws and regulations (e.g., OSHA), (H) federal and state labor laws and regulations, (I) federal patent, copyright and trademark, state trademark and other federal and state intellectual property laws and regulations, (J) any order of any court or other authority directed specifically to any party to the Transaction Documents of which we do not have knowledge, (K) the necessity of Prudential or any Purchaser to qualify to do business in the State of New York, (L) any laws relating to the making of dividends or related insolvency laws, (M) the use of proceeds contemplated by the Transaction Documents, (N) other federal and state statutes of general application to the extent they provide for criminal prosecution (e.g., mail fraud and wire fraud statutes), and (O) federal and state laws, regulations and policies concerning (1) national and local emergency, (2) possible judicial deference to acts of sovereign states and (3) criminal and civil forfeiture laws;

(vi)we express no opinion as to the enforceability of any provision of the Transaction Documents to the extent that, upon the occurrence of an Event of Default, such provision directly or indirectly provides for the payment of liquidated damages, late charges, interest at an increased rate or Yield-Maintenance Amount if such provision is determined to be a penalty;

(vii)under certain circumstances, the provision that a failure or delay in exercising any right or remedy will not impair or waive such right or remedy may be unenforceable to the extent that a course of dealing has occurred modifying such provision;

(viii)we express no opinion as to the creation or perfection of any lien, mortgage or security interest granted pursuant to or in connection with the Transaction Documents; and

(ix)we express no opinion with respect to any disclosure materials that may have been provided by or on behalf of the Company or its Subsidiaries to Prudential or the Purchasers.

This opinion is being furnished only to you in connection with the purchase of the Series A Notes and Series B Notes pursuant to the Shelf Agreement, and is not to be used, quoted, relied upon or otherwise referred to by any other person or for any other purposes without our prior written consent, except that (a) this opinion may be reviewed, but not relied upon, by legal and regulatory authorities (including the National Association of Insurance Commissioners), by your attorneys and auditors, and by potential transferees of the Notes who may acquire the Notes in accordance with the terms of the Shelf Agreement, (b) may be relied upon as of the date hereof by subsequent holders of the Notes who are institutional investors and who have acquired the Notes in accordance with the terms of the Shelf Agreement as if such subsequent holders were original addressees hereon (each a “Subsequent Holder”) as if this opinion letter were addressed and

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delivered to such Subsequent Holder on the date hereof, on the condition and understanding that: (i) in no event shall any Subsequent Holder have any greater rights with respect hereto than the original addressees of this letter on the date hereof nor, in the case of any Subsequent Holder that takes by transfer from a prior holder of a Note, any greater rights than the prior holder, (ii) in furtherance and not in limitation of the foregoing, our consent to such reliance shall in no event constitute a reissuance of the opinions expressed herein or otherwise extend any statute of limitations period applicable hereto on the date hereof, and (iii) any such reliance also must be actual and reasonable under the circumstances existing at the time such Subsequent Holder becomes a holder of a Note, including any circumstances relating to changes in law, facts or any other developments known to or reasonably knowable by such holder of a Note at such time, and (c) a copy of this opinion may be disclosed for informational purposes only and without reliance thereon as required pursuant to any order of any court or governmental authority of competent jurisdiction or in connection with any proceeding to enforce any Transaction Document.  Our opinion represents our legal judgment based upon our review of the law and the facts that we deem relevant to render such opinion, and it is not a guarantee of a result.  This opinion is based on factual matters in existence as of the date hereof and laws and regulations in effect on the date hereof, and we assume no obligation to revise or supplement this opinion should such factual matters change or should such laws or regulations be changed by legislative or regulatory action, judicial decision or otherwise.

Respectfully submitted,

Vorys, Sater, Seymour and Pease, LLP

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Schedule 1

PGIM, INC.

The Prudential Insurance Company of America

Pruco Life Insurance Company

Prudential Legacy Insurance Company of New Jersey

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EXHIBIT F-3

FORM OF OPINION OF COMPANY’S SPECIAL LUXEMBOURG COUNSEL

PGIM, Inc.

Each of the Purchasers (as defined in the Note Purchase and Private Shelf Agreement as defined below).

(the “Addressees”)

Luxembourg, August 23, 2019

Subject: Legal Opinion regarding the Note Purchase and Private Shelf Agreement

Ladies and Gentlemen:

1.We have acted as Luxembourg special legal counsel to Worthington Industries International S.à r.l., a private limited liability company (société à responsabilité limitée), having its registered office at 2b, Ennert dem Bierg, L-5244 Sandweiler, Grand-Duchy of Luxembourg, registered with the Luxembourg trade and companies register (the “Register”) under number B 155530 (the “Client” or the “Company”) in connection with the entering into a note purchase and private shelf agreement (the “Note Purchase and Private Shelf Agreement”) dated as of August 23, 2019 and issuing the Series A Notes (as defined in Exhibit A) thereunder (the “Transaction”), and in relation with and for the purpose of such Transaction, have been requested to issue this opinion letter.

For the purpose thereof, we have examined copies of the Transaction Documents (as listed in Exhibit A hereto) and the Corporate Documents (as listed in Exhibit B hereto). We have not reviewed any other document not specifically named herein.

This opinion letter is addressed to you at the Company’s request pursuant to paragraph 3(C)(3) of the Note Purchase and Private Shelf Agreement in connection with the Transaction Documents and the Transaction.

Unless otherwise defined in this opinion letter, capitalized terms have the same meaning as that ascribed to them under the Note Purchase and Private Shelf Agreement. The section headings used in this opinion letter are for convenience or reference only and are not to affect its construction or be taken into consideration in its interpretation.

2.This opinion letter is confined to Luxembourg law as of today’s date and the opinions and statements expressed in this opinion letter are limited in all respects to and are to be construed and interpreted in accordance with Luxembourg law.

This opinion letter is strictly limited to the matters stated herein and may not be read as extending by implication to any matters not specifically referred to. We neither express nor imply any view or opinion on and/or in respect of the laws of any jurisdiction other than Luxembourg, and have made no investigation of any other law other than Luxembourg law which may be relevant to any of the

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documents submitted to us or the opinions contained herein. We do not express any opinion on public international law or on the rules promulgated under or by any treaty or treaty organization save to the extent directly applicable in the Grand Duchy of Luxembourg, nor do we express any opinion on Luxembourg or European competition law or, except to the extent expressly set forth herein, tax law. We express no opinion as to any matter of fact or the accuracy of any financial calculation required by the terms of the Transaction Documents.

No undertaking is assumed on our part to revise, update or amend this opinion letter in connection with or to notify or inform you of, any developments and/or changes under Luxembourg law subsequent to today's date.

In rendering the opinions expressed herein, we have exclusively reviewed and we have relied upon the Transaction Documents and the Corporate Documents. We have not investigated or verified any factual matter disclosed to us in the course of our review.

We are not responsible for investigating or verifying the accuracy of the statements of fact and the reasonableness of (i) any statements of opinion, (ii) intention, or (iii) representations and warranties contained in the Transaction Documents, or for verifying that no material facts have been omitted therefrom.

In this opinion letter, legal concepts are expressed in English terms. The Luxembourg legal concepts concerned may not be identical in meaning to the concepts described by the English terms as they exist under the laws of other jurisdictions. In the event of a conflict or inconsistency, the relevant expression shall be deemed to refer only to the Luxembourg legal concepts described by the English terms.

3.	For the purposes of this opinion letter, we have assumed:
(a)

that all documents reviewed by us as originals are complete and authentic and the signatures thereon are the genuine signatures of the persons purporting to have signed the same; all documents reviewed by us as drafts of documents or as facsimile, photo or electronic copies of originals are in conformity with the executed originals thereof and such originals are complete and authentic;

(b)

that the parties to the Transaction Documents, other than the Company (the “Other Parties” and each an “Other Party”) are duly incorporated or organized and validly existing and in good standing (if applicable) under the laws of their jurisdiction of incorporation and under the jurisdiction of their principal place of business;

(c)	that the information contained in the Extract and the Certificate (both as defined in Exhibit B hereto) is complete and correct at the date hereof;
(d)

that the Corporate Documents (as defined in Exhibit B hereto) are accurate and up-to-date and have not been rescinded, amended, revoked or declared null and void; and that the resolutions set out in the Resolutions (as defined in Exhibit B hereto) were in full force and effect on the date of the execution of the Transaction Documents and, where different, on the date the Transaction Documents are dated, as well as during the period between such dates;

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(e)

the due authorization, execution and delivery of the Transaction Documents by the Other Parties and the capacity, power, authority and legal right of the Other Parties and the capacity of each individual executing the Transaction Documents on behalf of the Company from the standpoint of a natural person, rather than an officer of the Company (as to which we opine herein), to enter into, execute, deliver and perform their respective obligations thereunder and the compliance with all applicable laws and regulations by the Other Parties;

(f)

that all authorizations and consents of any country (other than Luxembourg) which may be required in connection with the execution, delivery and performance of the Transaction Documents have been obtained;

(g)

that neither (i) the execution by any Other Party of the Transaction Documents, nor (ii) any of the obligations expressed to be assumed by any of the Other Parties in the Transaction Documents, nor the performance thereof, violates or conflicts with any provision of the constitutional documents of any of the Other Parties;

(h)	that the Transaction Documents have been duly executed by the parties thereto (other than the Company);
(i)

that, as of the day hereof, the Company neither is, nor threatens to meet the criteria for becoming, subject to bankruptcy (faillite), insolvency, moratorium, controlled management (gestion contrôlée), suspension of payments (sursis de paiement ), court ordered liquidation or reorganisation or any similar procedure affecting the rights of creditors generally (“Insolvency Proceedings”) and that it will not become subject to Insolvency Proceedings as a consequence of entering into the Transaction Documents in any relevant jurisdiction;

(j)

that the place of the central administration (siège de l'administration centrale) of the Company for the purpose of the Luxembourg law of August 10, 1915, as amended, on commercial companies, and the center of main interests of the Company for the purpose of Council Regulation 2015/848 of May 20, 2015 on insolvency proceedings (the “Insolvency Regulation”), coincide and will coincide with the Company’s registered office, i.e. it is and will remain in Luxembourg and that the Company has no establishment (within the meaning of the Insolvency Regulation) in another EU Member State to which the Insolvency Regulation is applicable;

(k)

that the choice of law to govern the Transaction Documents and the submission by the parties to the Transaction Documents to the courts referred to in the Transaction Documents with regard to any disputes under the Transaction Documents, is valid and binding under the laws of any applicable jurisdiction (other than Luxembourg) and that such choice of law and submission to jurisdiction would be recognized and given effect by the courts of any jurisdiction (other than Luxembourg);

(l)

that all provisions of the Transaction Documents are valid, legally binding upon, and enforceable against, the respective parties thereto as a matter of all relevant laws (other than Luxembourg law), and, most notably the expressed governing law; and that there is no provision of the laws of any jurisdiction (other than Luxembourg law) that would have a bearing on the foregoing;

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(m)

that there are no further acts, conditions or things (including, without limitation, any authorizations, consents, filings, registrations, notarizations or approvals) required for or in connection with the execution of the Transaction Documents and the exercise of the rights and the performance of the obligations expressed to be undertaken by any party therein (in each case other than Luxembourg law requirements).

4.	On the basis of the above assumptions and subject to the qualifications set out below, we are of the opinion that:
(a)

The Company has been duly incorporated and is validly existing as a private limited liability company (société à responsabilité limitée), under the laws of the Grand Duchy of Luxembourg for an unlimited duration, with power to carry on its business. The Company can (i) be sued and (ii) sue.

(b)

None of the following judicial decisions (the “Judicial Insolvency Decisions”) have been recorded with the Register with respect to the Company as of August 22, 2019: (i) judgments or court orders declaring its bankruptcy (faillite), (ii) judgments or court orders approving voluntary arrangements with its creditors (concordat preventif de la faillite), (iii) court orders pronouncing a suspension of payments (sursis de paiement), (iv) judicial decisions regarding controlled management (gestion contrôlée), (v) judicial decisions pronouncing its dissolution or deciding on its liquidation, and (vi) judicial decisions regarding the appointment of an interim administrator (administrateur provisoire) to the Company.

(c)	The Company has all the necessary power and capacity to enter into the Transaction Documents, to issue the Series A Notes and to perform its obligations under the Transaction Documents.
(d)

The Company has taken all necessary corporate action in accordance with Luxembourg law and the Articles (as defined in Exhibit B hereto) to authorize the execution, delivery and performance by it of the Transaction Documents and the issuance by it of the Series A Notes.

(e)

The Transaction Documents have been duly and validly executed and delivered by the Company and the obligations created under the Transaction Documents constitute legal, valid, binding and enforceable obligations of the Company under Luxembourg law (to the extent applicable).

(f)	Neither:
(i)	the execution by the Company of the Transaction Documents or the issuance of the Series A Notes; nor
(ii)	any of the obligations expressed to be assumed by it in the Transaction Documents, nor the performance thereof,

violates or conflicts with the Articles or with any provision of any mandatory Luxembourg law or is manifestly incompatible with Luxembourg public policy (within the meaning of article 21 of the Regulation (EC) N° 593/2008 of the European Parliament and of the Council of June 17, 2008 on the law applicable to contractual obligations (the “Rome I Regulation”).

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(g)

It is not necessary or advisable in order to ensure the legality, validity, enforceability or admissibility in evidence of the Transaction Documents that they be notarised or subject to any other formality or be filed, recorded, registered or enrolled with any court or authority in Luxembourg or that any other action be taken in relation to the same or any of them, except that in the case of court proceedings in a Luxembourg court or the presentation (either directly or by way of reference) of the Transaction Documents to an autorité constituée, such court or autorité constituée may require registration thereof, in which case the documents will be subject to registration duties depending on the nature of the documents, such duty being payable by the parties to the Transaction Documents to the documents that are subject to the registration. If registration is so required, the Luxembourg courts or the official authority may require that the Transaction Documents (or any documents in connection therewith) must be translated into French or German.

(h)

There is no tax, stamp duty, levy, impost, deduction, charge or withholding imposed by the Luxembourg or any political subdivision or taxing authority on or by virtue of the execution and delivery of the Transaction Documents or the transfer of any Series A Note or on any payment to be made by the Company under the Transaction Documents (other than any tax deduction that is required to be made pursuant to the Luxembourg law of 23 December 2005 introducing a withholding tax on savings income, as amended from time to time), with the exception that the payment of a registration tax in case of registration with the Administration de l’Enregistrement et des Domaines in Luxembourg may be required as disclosed in the qualifications set out below.

(i)

The choice of the laws of the state of New York to govern the Transaction Documents (as set out therein) will, in accordance with and subject to the provisions of the Rome I Regulation, be recognized and upheld by the Luxembourg courts.

(j)

The submission by the parties to the Transaction Documents to the jurisdiction of the courts of New York with regard to any disputes under the Transaction Documents is legal, valid, binding and irrevocable and will be upheld by the Luxembourg courts.

(k)

The courts of Luxembourg will recognize as valid, and will enforce, any final, conclusive and enforceable civil judgment for a monetary claim obtained in a New York court against the Company by any party to the Transaction Documents in accordance with applicable exequatur provisions and general Luxembourg rules applicable to the recognition and enforcement of foreign court decisions.

(l)

Assuming you do not otherwise have a presence in Luxembourg, you will not be deemed to be domiciled or resident in Luxembourg for tax purposes or carrying on business in Luxembourg solely by reason of the making and performance or enforcement of the Transaction Documents or the holding of Notes.

(m)

It is not necessary under the laws of Luxembourg in order to enable any Person to enforce its rights under the Note Agreement or the Serie A Notes that such Person be licensed, qualified or otherwise entitled to carry on business in Luxembourg.

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5.	Save as otherwise expressly stated herein, the opinions expressed above are subject to the following qualifications:
(a)

the Certificate only confirms whether or not a Judicial Insolvency Decision in respect of the Company has been registered with the Register (as defined in Exhibit B hereto) on August 22, 2019, but not whether judicial proceedings that may lead to a Judicial Insolvency Decision have been opened or a Judicial Insolvency Decision has been taken as of that date. The registration of a Judicial Insolvency Decision pursuant to the Register Law (as defined in Exhibit B hereto) must be initiated by the legally designated persons, at the latest within one month of the date of such decision. As a consequence (i) a delay may exist between the moment a Judicial Insolvency Decision has been rendered and is effective and the registration thereof in the Register, and (ii) it cannot be excluded that no registration has occurred in the Register within the period of one month if the request for registration has not been made by the relevant person(s); therefore the Certificate is not conclusive as to the existence or not of a Judicial Insolvency Decision;

(b)

the terms “enforceable”, “enforceability” and “effective” (or any combination thereof) where used above, mean that the obligations assumed by the relevant party under the relevant document are of a type which Luxembourg law generally recognizes and enforces; it does not mean that these obligations will necessarily be enforced in all circumstances in accordance with their terms; in particular, enforcement before the courts of Luxembourg will in any event be subject to:

(i)

the nature of the remedies available in the Luxembourg courts (and nothing in this opinion must be taken as indicating that specific performance or injunctive relief would be available as remedies for the enforcement of such obligations);

(ii)	the acceptance by such courts of internal jurisdiction;
(iii)	the prescription or limitation periods (within which suits, actions or proceedings may be brought); and
(iv)	the availability of defenses such as, without limitation, set-off (unless validly waived), fraud, misrepresentation, unforeseen circumstances, undue influence, duress, error, and counter-claim;
(c)

the obligations of the parties under the Transaction Documents may be limited by general principles of bankruptcy, insolvency, liquidation, reorganization, reconstruction or other laws affecting the enforcement of creditors' rights generally and, in particular, in relation to the Company:

(i)

during a gestion contrôlée (controlled management) procedure under the Grand-Ducal Decree dated May 24, 1935 on the procedure of gestion contrôlée, the rights of secured creditors are frozen until a final decision has been taken by the court as to the petition for controlled management;

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(ii)

the obligations of the Company under the Transaction Documents may be affected and, after their performance, subject to annulment by a court on the basis of Article 445 of the Luxembourg Code of Commerce, if the Transaction Documents have been entered into during the hardening period (“période suspecte”) (which is the period starting on the date determined by the bankruptcy court as being the date of cessation of payment, which cannot be earlier than 6 months before the date of the bankruptcy judgment, and ending on the date of the bankruptcy judgment) or ten days before. The Transaction Documents may come under Article 445 if it constitutes or contains, or the performance of such obligations thereunder would constitute (i) a contract for the transfer of movable or immovable property done without consideration, or a contract or transaction done with notably insufficient consideration for the insolvent party, or (ii) a payment, whether in cash or by transfer, assignment, sale, set-off or otherwise for debts not yet due, or a payment other than in cash or bills of exchange for debts due, or (iii) a contractual or judiciary mortgage, pledge, or charge on the debtor's assets for previously contracted debts;

(iii)

the obligations of the Company under the Transaction Documents may be affected and after their performance, subject to annulment by a bankruptcy court on the basis of Article 446 of the Luxembourg Code of Commerce, if the Transaction Documents constitute or contain, or the performance of such obligations thereunder would constitute a payment for due debts or an onerous act done by the Company after the cessation of payments (such date as determined by the bankruptcy court) and prior to the judgment opening;

(iv)	insolvency proceedings, if the counter-party that has received from or dealt with the Company had knowledge of the cessation of payments;
(v)

regardless of the date of execution and performance, the Transaction Documents may be declared null and void in relation to the Company, if they have been entered into or issued with the fraudulent intent of the parties thereto to deprive other creditors of the insolvent party of their rights (Article 448 of the Code of Commerce);

(vi)

however the annulment of the Transaction Documents on the basis of articles 445, 446 or 448 of the Luxembourg Code of Commerce may not be pronounced, according to article 13 of the Insolvency Regulation, if the person who benefited from an act detrimental to all the creditors provides proof that (i) the said act is subject to the law of a European Union Member State other than that of Luxembourg, and (ii) that law does not allow any means of challenging that act in the relevant case;

(vii)

under Luxembourg insolvency proceedings, certain creditors of the insolvent party have rights to preferred payments arising by operation of law, some of which may, under certain circumstances, supersede the rights to payment of secured creditors, and most of which are preferences arising by operation of law. This includes in particular the rights relating to the fees and costs of the court appointed insolvency official as well as any legal costs, the rights of employees to certain amounts of salary, the rights of the tax administration and certain assimilated parties (such as the social security organisms), as well as certain other rights, which preferences may extend to all or part of the assets of the insolvent party;

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(viii)

the obligations of the Company may be affected or limited by the rights of the receiver, liquidator or other court official appointed in the insolvency proceedings to selectively perform contracts profitable to the insolvent party's estate and renounce to the performance of contracts which are not profitable to the insolvent party's estate (“cherry-picking”), where such contracts have not been terminated automatically by the opening of the insolvency proceedings on the basis of an express contractual provision, or by operation of law; the counterparty to that agreement (i) may enter a claim for damages in the bankruptcy and such claim shall rank pari passu with claims of all other unsecured creditors and/or (ii) seek a court order to have the relevant contract dissolved; it will, however, no longer be possible to seek injunctive relief or to require specific performance;

(d)

any obligation to pay a sum of money in a currency other than the Euro will be enforceable in Luxembourg in terms of Euro only. Monetary judgments may be expressed in a foreign currency or its Euro equivalent at the time of judgment or payment;

(e)

notwithstanding the foreign jurisdiction clause in the Transaction Documents, Luxembourg courts would have in principle jurisdiction for any conservatory or provisional action in connection with assets or persons located in Luxembourg and such action would most likely be governed by Luxembourg procedural law;

(f)

with respect to the opinion expressed in paragraph 4(k) above, Luxembourg courts may reject the enforceability of a judgment rendered by a foreign court in respect of a Transaction Document, if one or several of the following requirements are not met:

(i)	the foreign court judgment must be enforceable in the jurisdiction of origin;
(ii)	the foreign court must have had jurisdiction both according to its own laws and to the Luxembourg conflict of jurisdictions rules;
(iii)	the foreign judgment must have been rendered in accordance with the laws of the jurisdiction of origin;
(iv)	the foreign judgment may not violate the rights of defense;
(v)	the foreign court must have applied the law which is designated by the Luxembourg conflict of law rules;
(vi)	the considerations of the foreign judgment as such may not contravene Luxembourg international public order;
(vii)	the foreign judgment may not have been rendered subsequent to an evasion of Luxembourg law;

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(g)	the Luxembourg courts would not apply a chosen foreign law if the choice were not bona fide and/or if:
(i)	the foreign law were not pleaded and proved; or
(ii)

if pleaded and proved, such foreign law would be contrary to the mandatory rules of Luxembourg law or manifestly incompatible with Luxembourg public policy (within the meaning of article 21 of the Rome I Regulation);

(h)	pursuant to the Rome I Regulation, a Luxembourg court:
(i)

may give effect to the overriding mandatory rules of the law of the country where the obligations arising out of the Transaction Documents have to be or have been performed, in so far as those overriding mandatory provisions render the performance of the contract unlawful. In considering whether to give effect to those provisions, a Luxembourg court will have regard to their nature and purpose and to the consequences of their application or non-application (article 9 (3) of the Rome I Regulation);

(ii)	would apply the laws of Luxembourg in a situation where it is mandatory irrespective of the law otherwise applicable to the Transaction Documents (article 9 (2) of the Rome I Regulation);
(iii)

if all elements relevant to the situation at the time of the choice of the governing law are localised in a country other than the country whose law was chosen, may apply the mandatory laws of that jurisdiction (article 3 (3) of the Rome I Regulation);

(iv)

shall have regard to the law of the country in which performance takes place in relation to the manner of performance and the steps to be taken in the event of defective performance (article 12 (2) of the Rome I Regulation).

(i)

any power of attorney and mandate, as well as any other agency provisions (including, but not limited to, powers of attorney and mandates expressed to be irrevocable) granted and all appointments of agents made by the Company, explicitly or by implication, will (i) normally terminate by law and without notice upon the bankruptcy (faillite) or judicial winding-up (liquidation judiciaire) of the principal unless otherwise agreed or specified, and become ineffective upon the Company entering controlled management and suspension of payments (gestion contrôlée and sursis de paiement) and (ii) may be capable of being revoked by the Companies despite their being expressed to be irrevocable, which causes the withdrawal of all powers to act on behalf of the Companies, although such a revocation may give rise to liability for damages of the revoking Companies for breach of contract. This principle is considered as a mandatory rule under Luxembourg law, and it can therefore not be excluded that a Luxembourg court would consider this principle to be part of international public policy, and that it would be applied regardless of the chosen governing law to any agency provisions or power or attorney granted by the Companies; and

(j)

a contractual provision allowing the service of process against a party to a service agent would not preclude the application of Luxembourg statutory provisions allowing the valid serving of process against a party in accordance with applicable laws at the domicile of the party.

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6.This opinion letter is solely given for the benefit of the Addressees. It may only be relied upon in connection with the Transaction Documents.

In particular, this opinion letter was prepared for the provision of legal assistance to the Client regarding all of the Luxembourg legal aspects of the Transaction (the “Work”). The results of the Work are contained in this opinion letter. This opinion letter is strictly private and confidential and should be treated as such. Without D.Law's prior written consent, this opinion letter shall not be disclosed to, or used or relied upon for any purpose by, any party to the Transaction Documents other than the Addressees and any person that subsequently becomes a holder of a Series A Note in accordance with the terms of the Note Purchase and Private Shelf Agreement.

A copy of this opinion letter may be provided for the purpose of information only to the professional advisers, auditors and regulators (including the National Association of Insurance Commissioners) of the Addressees and other persons entitled to rely hereon but only on the basis that it will not be relied upon by any such person and such person is informed of the confidential nature of this opinion letter. You hereby acknowledge and agree to the following terms:

(a)

this opinion letter is based on the specific circumstances existing up to the time at which it is dated. D.Law has not performed any further work and has not updated this opinion letter for matters, events or changes (including, but not limited to, changes of law or regulation) arising since that date, that may have a material effect on the matters reflected in the opinion letter. It is the responsibility of the Addressees to inform themselves of any such matters;

(b)	any liability of D.Law for any claims from the Addressees shall be determined and allocated as follows:
-

if this opinion letter gives rise to liability, this liability shall, in all circumstances, be limited to the amount which is paid out under our insurance policy in the matter concerned, plus the amount of the deductible which must be borne by D.Law pursuant to the applicable insurance policy taken out with the Bar Association in the matter concerned. If, for whatever reason, the insurer makes no payment under the insurance policy, any liability to the Addressees shall be limited to a maximum of EUR 12,000,000;

-

for the avoidance of doubt, the liability of D.Law to the Addressees is total and non cumulative (notwithstanding the existence of multiple claims) and shall not exceed the aggregate limit of liability set forth in this paragraph (b);

(c)	there is no joint liability between D.Law partners. Your recourse shall be limited to the partner in charge of your matter;
(d)

this opinion letter is confidential and the information therein must be treated as such. It may not be disclosed to anyone except as provided in this paragraph 6. Furthermore, this opinion letter may be disclosed to the extent required by law, regulation and judicial proceedings (including proceedings to enforce the Transaction Documents), provided that, in such event, the Addressees and other persons entitled to rely hereon agree to take all reasonable steps, to the extent legally permitted, to promptly notify D.Law prior to such disclosure; and

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(e)

no Addressee or other person entitled to rely hereon shall name us in any report or document that will be publicly available, or lodged or filed with any person or regulator, except (A) pursuant to law, judicial, regulatory or administrative process, or in connection with any litigation relating to this opinion letter, or (B) with D.Law's written consent, not to be unreasonably withheld.

7.This opinion letter is governed by Luxembourg law any issues of interpretation or liability arising out of or in connection with this opinion letter are submitted to the exclusive jurisdiction of the competent courts in Luxembourg, Grand Duchy of Luxembourg.

Yours faithfully,

D.Law S.à r.l.

Jean-Philippe Drescher

Managing Partner - Avocat au barreau de Luxembourg

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EXHIBIT A

TRANSACTION DOCUMENTS

(a)

A scanned copy of an executed State of New York law governed note purchase and private shelf agreement, entered into on August 23, 2019 among, Worthington Industries, Inc., an Ohio corporation, the Company, Worthington Cylinders GmbH, PGIM, Inc., the initial purchasers listed in the Purchaser Schedule thereto and each other Prudential Affiliate that becomes bound thereby from time to time (the “Note Purchase and Private Shelf Agreement”); and

(b)

A scanned copy of an executed State of New York law governed form of series A note related to the issue of senior promissory notes in the aggregate principal amount of €36,700,000, entered into on August 23, 2019 by the Company (the “Series A Notes”; together with the Note Purchase and Private Shelf Agreement, the “Transaction Documents”).

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EXHIBIT B

CORPORATE DOCUMENTS

(a)	a scanned copy of the consolidated articles of association of the Company dated May 21, 2012 (the “Articles”);
(b)	a scanned copy of the written resolutions of the board of managers of the Company dated August 23, 2019 (the “Resolutions”);
(c)	a scanned copy of the executed manager’s certificate of the Company dated August 23, 2019 (the “Managers Certificate”);
(d)

a certificate (the “Certificate”) issued by the Register dated August 23, 2019 stating that as of August 22, 2019, no Judicial Insolvency Decision has been registered with the Register by application of article 13, items 2 to 12 and article 14 of the Luxembourg law dated December 19, 2002, as amended, relating to the register of commerce and companies as well as the accounting and the annual accounts of companies, as amended (the “Register Law”), whereby the Company would be subject to one of the judicial proceedings referred to in the Register Law; and

(e)	an extract dated August 23, 2019, issued by the Register in relation to the Company (the “Extract”).

The documents referred to at items (a) to (e) above are collectively referred to as the “Corporate Documents”.

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EXHIBIT F-4

FORM OF OPINION OF COMPANY’S SPECIAL AUSTRIAN COUNSEL

PGIM, Inc. ("Prudential")

The Prudential Insurance Company of America

Pruco Life Insurance Company

Prudential Legacy Insurance Company of New Jersey

180 North Stetson Avenue

Suite 5600

Chicago, Illinois  60601

Dr. Albert Birkner Tel.: +43(1)514 35-431 Fax: +43(1)514 35-38 albert.birkner@chsh.com

Worthington Cylinders GmbH – Note Purchase and Shelf Agreement Legal Opinion of Austrian Counsel	Vienna, August 23, 2019

Dear Madam/Sir

We, Cerha Hempel Spiegelfeld Hlawati Rechtsanwälte GmbH ("CHSH" or "we"), have acted as special external Austrian legal counsel to Worthington Cylinders GmbH, an Austrian limited liability company (Gesellschaft mit beschränkter Haftung), having its registered office at Beim Flaschenwerk 1, 3291 Kienberg, Austria, registered number FN 167898 i ("AustriaCo") in connection with (i) a New York law governed note purchase and private shelf agreement to be dated as of August 23, 2019 and to be entered into among Prudential, each of The Prudential Insurance Company of America, Pruco Life Insurance Company and Prudential Legacy Insurance Company of New Jersey as initial purchasers, the other Prudential Affiliates that become bound thereby from time to time, Worthington Industries, Inc. as parent company, and Worthington Industries International S.à r.l. and AustriaCo as issuers of senior notes thereunder (the "Agreement"), and (ii) five New York law governed series B notes in the aggregate principal amount of EUR 55,000,000, to be issued on August 23, 2019 by AustriaCo (the "Series B Notes"; and together with the Agreement, the "Opinion Documents").

In such capacity, we have been asked by AustriaCo to render the opinion on matters of Austrian law expressed below pursuant to paragraph 3C(4) of the Agreement.

1.	Interpretation; Scope of Mandate and Opinions; Austrian Law
1.1	Definitions

Unless otherwise provided for herein, terms defined in the Agreement have the same meaning when used in this opinion (the "Opinion").

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1.2	Scope of Mandate and Opinions

We have been asked to give this Opinion solely on, and this Opinion is limited to, the Opinion Documents and the opinions explicitly expressed herein. This Opinion shall not be construed to express an implied opinion on any other matters in connection with the Opinion Documents or on any of the agreements, deeds or instruments referred to in the Opinion Documents but not expressly opined on herein. In particular, we have not been asked to render and we do not express any opinion or advice regarding Austrian tax, accounting, securities and banking law, labor and pension law and intellectual property law. We have not conducted any due diligence of matters of fact, and this Opinion does not purport to express or imply any opinion with regard to matters of fact matters, including, without limitation, statements made in the Opinion Documents and the adequacy of any of the economic terms of the transactions contemplated in the Opinion Documents.

This Opinion is based on the assumptions set out in Clause 3 (Assumptions) hereof and subject to the qualifications set out in Clause 5 (Qualifications) hereof.

1.3	Austrian Law

This Opinion (the "Opinion") is limited to Austrian law in full force and effect on the date hereof. In this Opinion, Austrian legal concepts are expressed in English terms and not in their original German language terms. The concepts may not be identical with the concepts described by the same English term as they exist under the laws of other jurisdictions.

This Opinion is given on the basis and may be relied upon under the express condition that all matters relating to it will be governed by, and that it will be construed in accordance with, Austrian law in full force and effect on the date of this Opinion as interpreted by an Austrian Court.

We are qualified to practice law in Austria and have made no independent investigation of laws of any jurisdiction other than Austria for the purpose of rendering the opinions hereinafter expressed and we do not express or imply any opinion thereon. We have assumed that there is nothing in such other laws of any other place which affects this Opinion.

2.	Documents

For purposes of this Opinion, we have examined the following documents:

2.1	execution drafts of the Opinion Documents as received per e-mail from [●] dated August 23, 2019;
2.2

a scanned copy (in pdf-format) of a power of attorney dated August 23, 2019 issued by AustriaCo and signed by Timotheüs Johannes Snoeren as the managing director (Geschäftsführer) and Mag. Franz Puchegger as an officer with statutory power of representation (Prokurist) of AustriaCo to Mr. Marcus Rogier, born September 25, 1980;

2.3	a scanned copy (in pdf-format) of the articles of association (Gesellschaftsvertrag) of AustriaCo dated October 8, 2002;

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2.4	a scanned copy (in "pdf"-format) of the resolution of the shareholders of AustriaCo approving the transactions contemplated in the Opinion Documents dated August 23, 2019;
2.5	a scanned copy (in "pdf"-format) of the resolution of the supervisory board of AustriaCo approving the transactions contemplated in the Opinion Documents dated August 23, 2019;
2.6	a scanned copy (in "pdf"-format) of the resolution of the management board of AustriaCo approving the transactions contemplated in the Opinion Documents dated August 23, 2019;
2.7	an electronic extract from the on-line Austrian commercial register (Firmenbuch) relating to AustriaCo dated August 23, 2019; and
2.8	an electronic extract from the on-line Austrian insolvency database (Insolvenzdatei) relating to a search made for the registration number and corporate name of AustriaCo dated August 23, 2019.

The documents 2.l through 2.8 above are together the "Documents". Capitalized terms used herein but not otherwise defined herein shall have the meaning set forth in the Agreement.

Except for the following searches (the "Searches"), we have not carried out any searches or inquiries:

2.9	a search made on August 23, 2019 in the on-line Commercial Register (Firmenbuch) for entries pertaining to AustriaCo;
2.10	a search made on August 23, 2019 in the on-line Insolvency Register (Insolvenzdatei) for entries pertaining to AustriaCo.

For the purposes of expressing the opinions contained herein, we have examined and reviewed the Documents and performed the Searches only, and our opinions are based solely on such Documents and Searches. We have not been retained or engaged to perform, nor have we performed any independent review or investigation of any other agreement or instrument to which AustriaCo may be a party or by which AustriaCo may be bound, or any order of any governmental or public authority or body to which AustriaCo may be subject, or any documents, instruments or records, public or otherwise, other than the Documents and the Searches.

3.	Assumptions

In rendering this Opinion, we have made the following assumptions, and we have not made, nor were we obliged to make, any independent investigation of, or inquiries in respect of those matters:

3.1	the genuineness of all signatures, seals, dates and markings on all documents and the persons purported to sign any document have signed that document;
3.2	that the documents we have reviewed as drafts, in particular, the Opinion Documents, will be duly executed by the parties thereto in the form of such drafts;

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3.3	that each person indicated as signatory in the Documents actually signed, or in respect of documents we have reviewed as drafts, will actually sign, the respective document;
3.4

the completeness and conformity to originals of all documents supplied to us as certified or photocopies or scanned/electronic copies, and the authenticity of the originals of such documents and that no changes have been made to such documents since the date of such documents;

3.5	the accuracy and completeness of all information provided to us;
3.6

that no applications, entries or amendments have been made to the Austrian commercial register since the date of the commercial register extract referred to in item 2.7 above and the date of this Opinion and the accuracy and completeness of the extract and that all facts capable of being entered into the commercial register (in particular amendments to the articles of association of AustriaCo) have been entered into the Austrian commercial register;

3.7

that the information revealed by the Searches is accurate and complete as of their date and that no changes to the facts related therein have occurred between their date and the date hereof, and that no other document or declaration exists as at the date hereof which requires registration in the Austrian commercial register;

3.8	the accuracy of the extract from the Austrian insolvency database (Insolvenzdatei) referred to in item 2.8 above;
3.9	that there are no other agreements between the parties to the Opinion Documents which would expand, modify or otherwise affect the rights and obligations under the Opinion Documents;
3.10	that if any Opinion Document has been or will be executed on behalf of AustriaCo under power of attorney, that such power of attorney has not been revoked prior to such execution;
3.11

that each party to the Opinion Documents other than AustriaCo (a) is duly incorporated, validly existing and (where the concept has a technical meaning) in good standing under the laws of its respective jurisdiction of incorporation; and (b) has all requisite capacity, power and authority and has taken all necessary corporate or other action to enter into the Opinion Documents to which it is a party, and to effect the transactions contemplated therein; and (c) has duly authorized, executed and delivered the Opinion Documents to which it is a party, in each case at the time such party has entered into the Opinion Documents to which it is a party until this date;

3.12

that the execution and delivery of the Opinion Documents by each of the parties thereto other than AustriaCo have been duly approved and authorized and/or ratified by all necessary corporate and other action in accordance with their respective constitutive documents in all applicable jurisdictions;

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3.13	that under all applicable laws (other than the laws of Austria):
(a)

the choice of the law of the State of New York as the governing law of the Opinion Documents is a valid and binding choice which will be upheld, recognized and given effect to by the courts of the relevant jurisdictions (other than Austria);

(b)	the Opinion Documents create legal, valid, binding and enforceable obligations of the parties thereto;
3.14

the due compliance by all parties to the Opinion Documents (other than AustriaCo with respect to matters of Austrian law to the extent opined upon under item 4 below) with all matters (including, without limitation, the obtaining of all necessary exemptions, consents, licenses, approvals and authorizations, the making of necessary filings, lodgments, registrations and notifications and the payment of any stamp duties and any other documentary taxes) as may relate to:

(a)	the Opinion Documents;
(b)	the lawful execution thereof;
(c)	the parties thereto or any other persons affected thereby; or
(d)	the performance or enforcement by or against the parties or such other persons;
3.15	that, except as disclosed on the extracts listed in item 2.7 and 2.8 hereof:
(a)

AustriaCo is not, nor has it been, unable to pay any of its debts when due (Zahlungsunfähigkeit) nor is such situation threatened or otherwise foreseeable (drohende Zahlungsunfähigkeit), nor facing over-indebtedness (Überschuldung), and that no reorganisation of AustriaCo is required by mandatory Austrian law (kein Reorganisationsbedarf);

(b)

no application or decision for the commencement of insolvency or similar proceedings or a winding-up order has or will have been made in relation to, and that no proceedings have been instituted for the winding up, liquidation or appointment of a receiver, trustee or similar officer in respect of all or any part of the undertaking, property, revenues or assets of, AustriaCo in Austria or elsewhere;

(c)

no such application or decision has been rejected on grounds of insufficiency of assets (including Austrian law "Zurückweisung des Insolvenzantrages mangels kostendeckenden Vermögens") by a court or by direct application of Austrian Law or elsewhere; and

(d)

no action has been taken or resolution has been passed for the voluntary winding up or dissolution or liquidation of AustriaCo and no such winding up or dissolution or liquidation has, or will have, occurred by operation of law; and no circumstances exist which would indicate that or give reason to inquire further whether or not any party to an Opinion Document is similar to a situation as described above;

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3.16

that there is no bad faith, or intention to use fraud, undue influence, coercion or duress error, mistake (Irrtum), usury (Wucher), laesio enormis (Verkürzung über die Hälfte), change or loss of the material basis (Änderung oder Wegfall der Geschäftsgrundlage), infringement or violation of bonos mores (gute Sitten) or abuse of representation power (Missbrauch der Vertretungsmacht) on the part of any party to the Opinion Documents or its representatives and that there is no course of dealings between the parties or other event which would render the execution of any of the Opinion Documents illegal;

3.17	the shareholders of AustriaCo have not issued any instructions (Weisungen) which would conflict with AustriaCo entering into the Opinion Documents;
3.18

that the entering into and performance of the Opinion Documents by AustriaCo is at arm's length, in the best interest of AustriaCo and does not violate Austrian capital maintenance rules (Kapitalerhaltungsvorschriften) pursuant to mandatory Austrian company law, including without limitation Section 82 of the Austrian Act on Limited Liability Companies (Gesetz über Gesellschaften mit beschränkter Haftung - GmbHG);

3.19	the absence of any rule of law (including any rule of public policy) of any jurisdiction outside of Austria, which would affect any matter on which we express an opinion in an adverse way;
3.20

that each Opinion Document has been entered into, and each of the transactions contemplated thereunder is carried out by each of the parties thereto in good faith for bona fide commercial reasons, on arm's length commercial terms for the purpose of carrying on their respective businesses and for the own benefit of each of them respectively;

3.21

that no Purchaser under the Agreement  is or will be a (direct or indirect) shareholder of AustriaCo or is, will be, or will be deemed in a shareholder-like position (within the meaning of applicable regulations on equity replacing shareholder loans, Eigenkapitalersatz) in respect of AustriaCo;

3.22

that all statements of fact (including all representations and warranties and guarantees) contained in the Documents are, when made or repeated or deemed to be made or repeated, true, accurate and complete, and that all conditions precedent, conditions subsequent, or suspensive conditions under any Opinion Document have been or will be satisfied at all relevant times;

3.23	that each Opinion Document has been specifically negotiated between and among the parties thereto, has been entered into on arm's-length-terms and not to the prejudice of any of its creditors;
3.24

that each meeting of the managing directors (Geschäftsführer) and/or the supervisory board (Aufsichtsrat) of AustriaCo has been duly convened and held (also by way of passing resolutions in writing) and that in each case a duly qualified quorum of managing directors or supervisory board members was present and voted in favor of the resolutions referred to in those resolutions and such resolutions remain in full force and effect and all interests in the matters considered were duly declared;

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3.25	none of the Opinion Documents will be rescinded under the Austrian Insolvency Act (Insolvenzordnung) or under the Austrian Act on Rescission of Contracts (Anfechtungsordnung).
4.	Opinion

On the basis of the above assumptions which we have, with your permission, not investigated further, and subject to the qualifications and other provisions set out below, as well as any matters not disclosed to us, we are of the opinion that under the laws of Austria in force and as applied at the date hereof:

4.1

AustriaCo is duly incorporated and validly existing under the laws of Austria and has full power, capacity and authority to carry on its business, to enter into the Opinion Documents, to issue the Series B Notes and to perform its rights and obligations under the Opinion Documents. The Searches and the extracts from the Austrian insolvency database (Insolvenzdatei) and the Commercial Register (Firmenbuch) referred to in items 2.7 and 2.8 above do not reveal insolvency procedures relating to AustriaCo.

4.2

AustriaCo is subject to the relevant commercial law and civil law of Austria, and is generally subject to suit in Austria, and neither AustriaCo, nor any of its properties in Austria, enjoys any right of immunity from any judicial proceedings in Austria.

4.3

AustriaCo has taken all necessary corporate action to authorise its entry into, delivery and performance of the Opinion Documents to which it is a party and its issuance of the Series B Notes, and the entry into, delivery and performance by AustriaCo of the Opinion Documents to which it is a party do not and will not violate (a) AustriaCo's organization documents or (b) applicable Austrian law.

4.4

Once they have been signed by Mr. Marcus Rogier, born September 25, 1980, the Opinion Documents to which AustriaCo is a party will have been duly signed and executed and delivered by or on behalf of AustriaCo.

4.5	The Opinion Documents do not contain any provision concerning AustriaCo which is manifestly contrary to public policy (ordre public) in Austria.
4.6

The choice of law by AustriaCo of the State of New York as the governing law of the Opinion Documents is, in accordance with and subject to the provisions of Regulation (EC) No. 593/2008 of the European Parliament and of the Council of June 17, 2008 on the law applicable to contractual obligations (the "Rome I Regulation"), a valid choice of law.

4.7

The submission to the jurisdiction of any court of the State of New York sitting in the Borough of Manhattan or of the United States for the Southern District of New York by AustriaCo in the Agreement is valid and binding on AustriaCo.

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4.8

It is not necessary under the laws of Austria in order to enable Prudential or any holder of a Series B Note to enforce its rights under the Opinion Documents against AustriaCo that Prudential or such holder is licensed, qualified or otherwise entitled to carry on business in Austria.

4.9

To ensure the legality, validity, enforceability or admissibility in evidence of the Opinion Documents it is not necessary that such documents be filed or recorded with any governmental authority in Austria.

4.10

To the extent Austrian law is concerned, AustriaCo's consent to service of process in respect of legal action or proceedings in the United States courts set out in item 4.7 above as set forth in paragraph 11N of the Agreement is valid and effective under Austrian law. Service of process in proceedings before Austrian courts would be made in accordance with Austrian rules of civil procedure.

5.	Qualifications

The opinions expressed in item 4 above are subject to and expressly conditioned on the following limitations and qualifications:

5.1	The enforceability and validity of the Opinion Documents may be limited by:
(a)

the effect of insolvency including bankruptcy (Konkurs) and restructuring (Sanierung), business reorganisation (Unternehmensreorganisation), liquidation (Liquidation), or other laws of general applicability relating to or affecting the rights of creditors. Any transaction entered into or security (including any guarantee) granted by an Austrian company may, if entered within certain hardening periods before the opening of insolvency proceedings, be subject to avoidance (Anfechtung) under the Austrian Insolvency Act (Insolvenzordnung), and/or in the Austrian Code of Avoidance of Legal Transactions (Anfechtungsordnung);

(b)

a contractual provision on a right to withdraw from an agreement or providing for an automatic termination in the event of opening of insolvency proceedings (Insolvenzverfahren) against the other party is not enforceable;

(c)	equitable principles of general applicability (such as section 879 of the Austrian Civil Code); and
(d)	the nature of the remedies available in the courts of Austria.

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5.2

The obligations of AustriaCo under the Opinion Documents are limited by the rigorous mandatory Austrian capital maintenance rules (Kapitalerhaltungsvorschriften) pursuant to Austrian company law, in particular section 82 et seq. of the Austrian Act on Limited Liability Companies (Gesetz über Gesellschaften mit beschränkter Haftung) (the "Austrian Capital Maintenance Rules"). All corporate assets, even those exceeding the stated capital, are protected by the Austrian Capital Maintenance Rules. There is no legal basis for distributions to the shareholders on behalf of AustriaCo except for circumstances explicitly specified under Austrian law. The most important of these exceptions is the right of the shareholders to receive dividend payments which are restricted to the amount of net profits as shown in the approved annual financial statements, not excluded from distribution by law or the articles of association, and a respective shareholders resolution on the distribution.

(a)	Based on the concept of "adequate" consideration, all business transactions between a shareholder and its subsidiary must be at arm's length.
(b)

All shareholder resolutions, articles of association, management board decisions and transactions which violate the capital maintenance rules are at risk of being null and void. All members of the management board and the supervisory board are liable to the subsidiary for all damages resulting from unlawful transactions. The benefiting shareholder is liable with all his assets up to the value of the unlawful benefit received, unless it was receiving it in good faith as a dividend or an interest payment.

(c)

Pursuant to the Austrian Capital Maintenance Rules, among other transactions, the provision of security including guarantees and indemnity by a subsidiary to secure the liabilities of its direct or indirect parent company or such parent company's subsidiaries is generally invalid as it is deemed to qualify as a forbidden repayment of equity. For up- and side-stream security to be considered valid, case law suggests that at least four conditions must be met:

(i)

that the transaction in question is also in the interest of the subsidiary providing security, and consistent with its financial position (the provision of security shall not result in a risk of its insolvency when the security is being enforced);

(ii)

an adequate credit risk of the (secured) parent or sister company. The management of the subsidiary must have verified conscientiously, that the (secured) parent or sister company is in a position to honour its obligations and to finance the repayment of the secured debt;

(iii)

an adequate relation between the expected advantage gained, and risk assumed by the subsidiary providing security (the Austrian Supreme Court has stated that in such cases, an extraordinarily high consideration, i.e. materially higher than is usual in the market, is adequate); and

F-4-9

(iv)

an adequate consideration received by the subsidiary providing security. A general advantage resulting from group considerations (e.g. payment of a security fee to the security provider) can be taken into account, but would not be sufficient if such group considerations were the only justification.

(d)

We have not made any investigation in respect of any validity requirements having been met by AustriaCo. We further note that Austrian capital maintenance rules are subject to on-going court decisions and discussions in Austrian literature, and even if AustriaCo currently fulfils these validity requirements, further validity requirements for up- and side-stream security may be introduced, and as a consequence, the obligations of AustriaCo under the Opinion Documents may be further limited.

(e)

Should any liability or obligation of AustriaCo under any of the Opinion Documents violate or contradict the Austrian Capital Maintenance Rules, it would be held invalid or unenforceable, and the assumption or enforcement of such liability or obligation may expose the managing director(s) of AustriaCo to personal liability and/or criminal responsibility.

(f)

The obligations of AustriaCo under the Agreement are limited by limitation language based on the Austrian Capital Maintenance Rules. Such limitation language may therefore substantially limit the liability of AustriaCo, potentially also to zero.

5.3

In a financial crisis of an Austrian company, shareholder loans that qualify as equity-replacing may not be repaid (together with interest), security securing such loan may not be enforced, and lender's related claims are subordinated in the insolvency of such company. A company is considered to be in a financial crisis if it is either insolvent, over-indebted, or its own funds quota is less than 8% and the fictitious debt redemption duration exceeds 15 years. The term "shareholder" not only includes persons holding a 25 per cent. participation, but also persons having a controlling influence, as well as persons holding certain participations/rights in companies which have a controlling influence, or having controlling influence in companies which hold certain participations. Information and control rights typically agreed with lenders should not establish such shareholder position, although certain Austrian case law indicates that secured lenders with extensive control rights might be considered as "a-typical pledgees" (atypische Pfandgläubiger) and consequently qualify as shareholders within the meaning of the Austrian Act on Equity Replacement (Eigenkapitalersatzgesetz).

Any rights of a holder of a Series B Note or Shelf Note to direct, or otherwise to exercise a controlling influence or determine the actions of AustriaCo, to appoint or otherwise influence the appointment of managing directors or members of the managing or supervisory board of AustriaCo may qualify such noteholder as a shareholder within the meaning of such act and result in the subordination of such noteholder's claims.

F-4-10

5.4

The choice of the law of the State of New York as the governing law of the Opinion Documents and the submission to the jurisdiction of New York Courts by AustriaCo will be given effect by an Austrian court in accordance with the provisions of the Rome I Regulation. It may not be given effect by an Austrian court if (i) a transaction under an Opinion Document is mandatorily governed by Austrian law, (ii) proceedings in relation to an Opinion Document concern overriding mandatory provisions of Austrian law, (iii) the application of new York law would be incompatible with the public policy (ordre public) of Austrian law, or (iv) New York law was chosen as the governing law with the intent of avoiding or attempting to avoid the application of mandatory provisions of a system of law that would otherwise apply.

5.5

Among other types of agreements, bills of exchange are subject to Austrian stamp duty in the amount of up to 1/8 per cent. of the amount payable under the b/e. Stamp duty is triggered by written documentation of agreements subject to stamp duty including, without limitation, documentation in the form of letter agreements, meeting minutes, and any other written reference to such agreements (whereas electronic documentation such as e-mail may also be considered as written reference if the name of the signatory is affixed to such document). The risk of stamp duty being assessed may be mitigated if the relevant agreement is signed and kept outside of Austria. Even then, agreements signed outside of Austria may, however, be subject to stamp duty if:

(i)

the parties to the agreement have their residence, corporate seat (Sitz) their place of management (Ort der Geschäftsleitung) or a permanent business establishment (Betriebsstätte) in Austria, and if (a) the agreement relates to an asset located in Austria, or (b) based on the agreement one of the parties is entitled to or obliged to performance in Austria; or

(ii)

the original of the agreement or a certified copy thereof is brought into Austria, and (a) the transaction fulfils one of the preconditions mentioned in (i) above at the time when the document is brought into Austria, or (b) if based on the document a legal act is done in Austria or official use is made of the document.

No substitute documentation (Ersatzbeurkundung) or documentary evidence (rechtsbezeugende Urkunde) within the meaning of the Austrian Stamp Duty Act (Gebührengesetz) of any Opinion Document subject to Austrian stamp duty (i) must be produced in Austria, and (ii) no original or certified copy thereof must be brought into Austria.

5.6

For the purposes of this Opinion we have relied on extracts from the Austrian commercial register. A matter requiring registration in the Austrian commercial register cannot, for as long as it has not been entered, be held against a third party by the person responsible for the entry, provided that the third party has not otherwise obtained knowledge of the matter. If a matter is entered into the Austrian commercial register and published by the authorities, it can be held against a third party, unless it was published not more than 15 days prior to the day on which it is held against the third party and the third party proves that it neither had nor that it ought to have had knowledge of the matter. Thus, in particular, our search made in the Austrian commercial register is not capable of revealing beyond any doubt

F-4-11

whether or not (i) a winding up order has been made or a resolution has been passed for the winding up of AustriaCo, or (ii) a receiver or liquidator has been appointed, or (iii) amendments have been made to the articles of association of AustriaCo, as notice of these matters may not be filed with the Austrian commercial register immediately and, when filed, may not be entered in the public records immediately.

5.7

The searches made in the Austrian Insolvency Register database only reveal whether or not details of any insolvency or composition proceedings have been included in the insolvency database with respect to a company. These searches are not capable of revealing conclusively whether or not the initiation of any such proceedings has already been court ordered, since details of such order may not be entered by the court clerk in the Austrian Insolvency Register database immediately and, when entered, may not be immediately searchable in the Insolvency Register database. We do not opine on whether or not any insolvency, composition, business receivership or similar proceedings have been opened with respect to a company or its assets by any court or authority outside of Austria.

5.8

We have not conducted any due diligence of matters of fact, and this Opinion does not purport to express or imply any opinion with regard to matters of fact matters, including, without limitation, statements made in the Opinion Documents and the adequacy of any of the economic terms of the transactions contemplated in the Opinion Documents.

5.9

Powers of attorney, including, without limitation, the appointment of a process agent, even if granted irrevocably, may nevertheless be revoked for good cause, and a power of attorney granted by an Austrian entity will automatically terminate upon the opening of insolvency proceedings (Insolvenzverfahren) over the relevant entity's assets.

5.10

Other than stated in Clause 4 above, we express no opinion on the validity and enforceability of the Opinion Documents. We were not involved in the discussions and negotiations in connection with the Opinion Documents and accordingly express no opinion whether the provisions contained therein accurately reflect the commercial understanding of the parties thereto.

5.11	Claims against AustriaCo may become time-barred, be subject to counterclaim or set-off (Aufrechnung) or other defenses.
5.12

This Opinion is expressed as of the date hereof only and we assume no obligation to update or supplement it to reflect any fact or circumstance that may hereafter come to our attention or any changes in law that might occur or become effective after the date of this Opinion.

5.13

This Opinion is given on the basis of the laws of Austria as presently in force (unpublished case law not included) as in effect, enforced and interpreted as of the date of this Opinion. We express no opinion on any laws other than the laws of the Republic of Austria. These laws as well as their interpretation may change over time so that a different legal opinion may be applicable to any document presently agreed but not signed, which may render this Opinion inapplicable with respect to any such document.

F-4-12

6.	Liability and Reliance
6.1

This Opinion is given for the sole benefit of Prudential and the Initial Purchasers (as defined in the Agreement) and may not be relied upon by or distributed or disclosed in whole or in part to any other party, nor may it be quoted or made public in any way without our prior written consent, provided that a copy of this Opinion may be disclosed to (a) any person to whom disclosure is required (i) by law or court order or upon the mandatory requirement or request of any supervisory or regulatory body (including the National Association of Insurance Commissioners) or (ii) in connection with any judicial proceedings relating to the Opinion Documents, and (b) any potential assignee or transferee of any person entitled to rely on this Opinion, and any attorney or auditor of any person entitled to rely on this Opinion, but in each case set out under (a) and (b) above only on the basis that (i) CHSH assumes no duty or liability to the recipient and (ii) such recipient has been advised of the limitations on disclosure set forth in this paragraph.

6.2

This Opinion is rendered under the express condition that this Opinion and all matters related thereto shall be governed by Austrian law and exclusive venue for any claims arising therefrom or in connection therewith shall be subject to the exclusive jurisdiction of the competent courts in Vienna – Innere Stadt, Austria. No partner, managing director, attorney, lawyer, representative or employee of CHSH shall have any personal liability whatsoever in connection with this Opinion. The total aggregate liability of CHSH for any and all claims in connection with this Opinion shall be limited to EUR 2.5 million (two million five hundred thousand Euro).

Yours faithfully

F-4-13

SCHEDULE 6B

CERTAIN EXISTING LIENS

(As of February 16, 2018)

Debtor / Jurisdiction	Secured Party	Date Filed / File Number
The Worthington Steel Company (OH)	MISA Metals, Inc.	9/20/1999 AP0182659
The Worthington Steel Company (OH)	Marubeni-Itochu Steel America, Inc.	9/22/2006 OH00106826471
Worthington Industries, Inc., and The Worthington Steel Company (OH)	Coilplus – Ohio, Inc. and Coilplus, Inc.	12/07/2007 OH00121803503
The Worthington Steel Company (OH)	Coilplus-North Carolina, Inc. and Coilplus, Inc.	2/22/2008 OH00124094228
The Worthington Steel Company (OH)	United States Steel Corporation	7/01/2010 OH00143360529
The Worthington Steel Company (OH)	General Electric Company	9/25/2013 OH00170516008
The Worthington Steel Company (OH)	Wells Fargo Bank, National Association, as Collateral Agent and Assignor-Novelis Corporation	5/6/2014 OH00175994388
The Worthington Steel Company	Bank of America, N.A., as Agent, Arecelormittal Burns Harbor LLC, Arcelormittal Cleveland LLC, Arcelormittal Indiana Harbor LLC and Arcelormittal Plate LLC	4/11/2016 OH00199766535
Worthington Cylinder Corporation (OH)	SGL Carbon Fibers LLC	6/26/2013 OH00168333935
Worthington Cylinder Corporation (OH)	Chemetall US, Inc.	5/12/2014 OH00176160564

6B-1

Worthington Industries Engineered Cabs, Inc. (f/k/a Angus Industries, Inc.) (DE)	South Dakota Economic Development Finance Authority, and The First National Bank in Sioux Falls	7/21/2009 20092336177
Worthington Industries Engineered Cabs, Inc. (f/k/a Angus Industries, Inc.) (DE)	South Dakota Economic Development Finance Authority, and The First National Bank in Sioux Falls	7/21/2009 20092336532
Precision Specialty Metals, Inc. (DE)	Wells Fargo Bank, National Association	3/07/2011 20110841422
Precision Specialty Metals, Inc. (DE)	Advantage Group	3/29/2013 20131206326
Precision Specialty Metals, Inc. (DE)	U.S. Bank Equipment Finance, a division of U.S. Bank National Association	1/28/2014 20140349951
The Worthington Steel Company (DE)	Kloeckner Metals Corporation and Wells Fargo Bank, N.A.	4/11/2008 20081274487
The Worthington Steel Company (DE)	United States Steel Corporation	10/22/2008 20083562020
The Worthington Steel Company (DE)	United States Steel Corporation	6/29/2010 20102254633
Spartan Steel Coating, L.L.C. (MI)	Samuel, Son & Co. (USA) Inc.	4/27/2011 2011060768-3
Worthington Steel of Michigan, Inc. (MI)	United States Steel Corporation	6/28/2010 2010088339-4
Worthington Steel of Michigan, Inc. (MI) and Worthington Specialty Processing (MI)	Wells Fargo Bank, National Association, as Agent	3/2/2017 20170302000450-0
Worthington Steel of Michigan, Inc. (MI) and Worthington Specialty Processing (MI)	Wells Fargo Bank, National Association, as Agent	3/2/2017 2017030000810-8
Worthington Steel Company of Decatur, LLC (AL)	Honda Trading America Corporation	3/04/2010 10-0108813

6B-2

Worthington Industries, Inc. (OH)	NMHG Financial Services, Inc.	6/03/2005 OH00090080521
Worthington Industries, Inc. (OH)	Coilplus-Texas, Inc. and Coilplus, Inc.	8/27/2007 OH00118561685
Worthington Industries, Inc. (OH)	Kloeckner Metals Corporation and Well Fargo Bank, N.A.	4/22/2008 OH00125978021
Worthington Industries, Inc. (OH)	United States Steel Corporation	7/1/2010 OH00143358938
Worthington Industries, Inc. (OH)	Samuel, Son & Co. (USA) Inc.	5/13/2011 OH00150202776
Worthington Industries, Inc. (OH)	U.S. Bank Equipment Finance, a Division of U.S. Bank National Association	4/8/2014 OH00175180131
Worthington Industries, Inc. (OH)	U.S. Bank Equipment Finance, a Division of U.S. Bank National Association	4/8/2014 OH00175180242
Worthington Industries, Inc. (OH)	Toyota Motor Credit Corporation	12/15/2014 OH00181677556
Worthington Industries, Inc. (OH)	Mega Manufacturing, Inc.	11/17/2015 OH00190904580
Worthington Industries, Inc. (OH)	U.S. Bank Equipment Finance, a Division of U.S. Bank National Association	7/20/2016 OH00202797960
Worthington Industries, Inc. (OH)	Timepayment Corporation	9/16/2016 OH00204265430
Worthington Industries, Inc. (OH)	Steel Technologies LLC	3/29/2017 OH00209480815
Worthington Torch, LLC (OH)	Atel Capital Equipment Fund X, LLC	10/24/2011 OH00153672714
Worthington Torch, LLC (OH)	Dell Financial Services L.L.C.	6/25/2012 OH00159385781

6B-3

Westerman, Inc. (OH)	Kloeckner Metals Corporation	12/5/2003 OH00071462447
AMTROL, Inc. (RI)	Air Liquide Industrial US LP	1/23/2009 200907147910
AMTROL, Inc. (RI)	Air Liquide Industrial US LP	2/4/2009 200907183170
AMTROL, Inc. (RI)	Citibank, N.A., its branches, subsidiaries and affiliates	12/14/2017 201718929250

6B-4

SCHEDULE 6F

UNRESTRICTED SUBSIDIARIES

Domestic Unrestricted Subsidiaries

Worthington-Buckeye, Inc. (OH)

GerCo Holdings, Inc. (OH)
Worthington Receivables Corporation (DE)
Worthington Precision Steel, Inc (OH)

Worthington Industries Leasing, LLC (OH)

Worthington Military Construction, Inc. (OH)

Worthington Mid-Rise Construction, Inc. (OH)

Foreign Unrestricted Subsidiaries

Worthington Cylinders GmbH (Austria)
Worthington Cylinders-Embalagens Industrias de Gas, S.A. (Portugal)
Worthington Steel Mexico, S.A. de C.V. (Mexico)
Worthington Industries International S.á.r.l. (Luxembourg)

6F-1

SCHEDULE 8A(1)

SUBSIDIARIES

Domestic Unrestricted Subsidiaries

Worthington-Buckeye, Inc. (OH)

GerCo Holdings, Inc. (OH)
Worthington Receivables Corporation (DE)
Worthington Precision Steel, Inc (OH)

Worthington Industries Leasing, LLC (OH)

Worthington Military Construction, Inc. (OH)

Worthington Mid-Rise Construction, Inc. (OH)

Foreign Unrestricted Subsidiaries

Worthington Cylinders GmbH (Austria)
Worthington Cylinders-Embalagens Industrias de Gas, S.A. (Portugal)
Worthington Steel Mexico, S.A. de C.V. (Mexico)
Worthington Industries International S.á.r.l. (Luxembourg)

Restricted Subsidiaries

Worthington Services, LLC	Ohio
Worthington Industries Medical Center, Inc.	Ohio
Worthington Steel of Michigan, Inc. (d/b/a The Worthington Steel Company)	Michigan
New AMTROL Holdings, Inc.	Delaware
AMTROL Inc.	Rhode Island
AMTROL North American Cylinders, LLC	Delaware
Red Hen, LLC	Rhode Island
AMTROL Water Technology, LLC	Delaware
AMTROL International Investments Inc.	Rhode Island
AMTROL Holding Netherlands B.V.	Netherlands
AMTROL Holding Portugal, SGPS, Unipessoal, Lda	Portugal
AMTROL-ALFA Metalomecanica, S.A.	Portugal
AMTROL Brasil Representacao Ltda.	Brazil
AMTROL Licensing Inc.	Rhode Island
Cleveland Pickling, Inc.	Delaware
Precision Specialty Metals, Inc.	Delaware
WI Ventures, LLC	Ohio
Worthington Cylinder Corporation	Ohio
dHybrid Systems, LLC	Ohio
Westerman, Inc. (d/b/a Palmer Mfg. & Tank, Inc.)	Ohio
Structural Composites Industries, LLC	Delaware
Worthington Cryogenics, LLC	Ohio
Worthington Cylinders Mexico, S. de R.L. de C.V.	Mexico
Worthington Industries Global Holdings, LLC	Ohio

8A(1)-1

Worthington Industries Global Holdings, LLC & Co. OG	Austria
Worthington Industries International Finance SCSp	Luxembourg
Stako Sp. z.o.o.	Poland
Worthington Industries Germany UG	Germany
Worthington Cylinders Kansas, LLC	Ohio
Worthington Cylinders Mississippi, LLC	Ohio
Worthington Cylinders Wisconsin, LLC	Ohio
Worthington Energy Group, Inc.	Ohio
Worthington Industries Engineered Cabs, Inc. (d/b/a Angus Industries, Inc.)	Delaware
Worthington Industries Engineered Cabs, LLC (d/b/a Angus-Palm, LLC)	Delaware
The Worthington Steel Company (formerly Worthington Ventures, Inc.)	Delaware
Worthington CDBS Holding, LLC	Ohio
Worthington Steelpac Systems, LLC (d/b/a Worthington Industries Packaging Solutions)	Delaware
The Worthington Steel Company	Ohio
The Worthington Steel Company, LLC	Ohio
Worthington Steel Company of Decatur, LLC	Alabama
Worthington Steel Rome, LLC	Ohio
Worthington WSP, LLC	Michigan
Spartan Steel Coating, LLC*	Michigan
TWB Company, LLC*	Michigan
Tailor Welded Blanks of Canada, Inc.*	Canada
TWB of Ohio, Inc.*	Ohio
TWB Industries, S.A. de C.V.*	Mexico
TWB de Mexico, S.A. de C.V.*	Mexico
Worthington Specialty Processing (WSP)*	Michigan
Worthington Taylor, LLC*	Michigan
ProCoil Company, LLC*	Delaware

*Spartan Steel Coating, LLC (“Spartan”), , TWB Company, L.L.C., TWB of Ohio, Inc., Tailor Welded Blanks of Canada, Inc., TWB Industries, S.A. de C.V., TWB de Mexico, S.A. de C.V., Worthington Specialty Processing (“WSP”), Worthington Taylor, LLC, and ProCoil Company, LLC are the only Restricted Subsidiaries that are not Wholly-Owned Subsidiaries of the Company.  Worthington Steel of Michigan Inc. owns 52% of the Equity Interests in Spartan and AK Steel Corporation owns the remaining 48%. Worthington Steel of Michigan, Inc. owns 55% of the Equity Interests in TWB Company, L.L.C. and a subsidiary of Boashan Iron & Steel Co., Ltd. owns the remaining 45%. TWB Company, L.L.C. owns 100% of the Equity Interests in Tailor Welded Blanks of Canada, Inc. TWB Company, L.L.C. owns 100% of the Equity Interests in TWB of Ohio, Inc. TWB Company, L.L.C. owns 99% of the Equity Interests in TWB Industries, S.A. de C.V. and TWB of Ohio, Inc. owns the remaining 1%. TWB Company, L.L.C. owns 99% of the Equity Interests in TWB de Mexico, S.A. de C.V. and TWB of Ohio, Inc. owns the remaining 1%.  Worthington WSP, LLC owns 51% of the Equity Interests in WSP and USS WSP, LLC owns the remaining 49%.  Worthington Specialty Processing owns 100% of the Equity Interests in Worthington Taylor, LLC.  Worthington Specialty Processing owns 100% of the Equity Interests in ProCoil Company, LLC.

8A(1)-2

SCHEDULE 8G

LIST OF AGREEMENTS RESTRICTING INDEBTEDNESS

$150,000,000 Company Note Purchase Agreement dated August 10, 2012, as amended

$500,000,000 Primary Bank Facility dated February 16, 2018

Indenture, dated April 13, 2010, between the Company and U.S. Bank National Association, as trustee (“U.S. Bank”), as supplemented by (i) that certain First Supplemental Indenture, dated April 13, 2010, between the Company and U.S. Bank, (ii) that certain Second Supplemental Indenture, dated April 15, 2014, between the Company and U.S. Bank, and (iii) that certain Third Supplemental Indenture, dated July 28, 2017, between the Company and U.S. Bank

8G-1